As filed with the Securities and Exchange Commission on July 6, 2005.

File No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CULLEN/FROST BANKERS, INC.

(Exact name of registrant as specified in its charter)

Texas	6021	74-1751768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Phillip D. Green

Group Executive Vice President and

Chief Financial Officer

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Mark J. Menting Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Charles E. Greef Jenkens & Gilchrist, P.C. 1445 Ross Avenue Suite 3700 Dallas, Texas 75202 (214) 855-4500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.01(3)	1,400,000	$17.81	$24,944,134	$2,935.92

(1)	Represents the number of shares of Common Stock, par value $0.01 per share, which are issuable upon consummation of the merger of Horizon Capital Bank (“Horizon”) with and into a wholly owned subsidiary of Cullen/Frost Bankers, Inc. (“Cullen/Frost”).
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(2) under the Securities Act, based on the aggregate book value of the shares of Horizon common stock, par value $0.01 per share, as of June 30, 2005, currently expected to be exchanged for Cullen/Frost common stock in connection with the merger as of the date hereof.
(3)	Includes associated preferred shares purchase rights. Prior to the occurrence of certain events, such rights will not be evidenced or traded separately from the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2005

July                     , 2005

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Horizon Capital Bank to be held at Horizon, 3707 Richmond Avenue, Houston, Texas at 4:00 p.m. local time on August 30, 2005. At the special meeting, shareholders will be asked to take certain action in connection with an Agreement and Plan of Merger between Horizon and Cullen/Frost Bankers, Inc., as described below.

Please read this letter carefully as it contains important information regarding action we need you to take in connection with the special meeting. In addition, if you are a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement, then you are also cordially invited to attend a voting meeting immediately prior to the special meeting to direct the voting representative on how to vote your shares of Horizon common stock subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement at the special meeting as more fully described below.

At the special meeting, shareholders will be asked to take certain action in connection with an Agreement and Plan of Merger between Horizon and Cullen/Frost Bankers, Inc., as described below.

Merger: Cullen/Frost and Horizon are proposing a merger of Horizon into a wholly owned subsidiary of Cullen/Frost.

Merger consideration:

•	The total consideration to be paid to Horizon shareholders in the merger consists of 1,400,000 shares of Cullen/Frost common stock and $45,000,000 in cash. If the average trading price of the Cullen/Frost stock over the ten-trading-day period immediately prior to the merger’s closing date is greater than $53.46, the amount of cash will be reduced. If such average trading price is less than $43.74, the amount of cash will be increased but not beyond $50,236,000. Under certain circumstances, the aggregate amount of cash consideration may also be increased to the extent that the amount of pre-closing shareholders’ equity minus $38,000,000 exceeds 5% of the amount of pre-closing shareholders equity. Pre-closing shareholders equity means the total shareholders equity of Horizon as of the month-end immediately preceding the merger’s closing date, adjusted to take into account certain transaction expenses.

•	Each Horizon shareholder will be entitled to elect to receive for each share of Horizon common stock either shares of Cullen/Frost common stock or cash, subject to the amount of shares and cash available and the election and allocation procedures in the merger agreement. YOU MUST MAKE THIS ELECTION BY THE SPECIAL MEETING.

•	Generally, to the extent that you receive Cullen/Frost common stock, the merger will be tax-free to you, other than with respect to any cash consideration or cash you receive for fractional shares.

•	The number of shares of Cullen/Frost common stock and the amount of cash to be received for each share of Horizon common stock will be based on a formula. This formula first values the aggregate consideration to be received by all Horizon shareholders in the merger using the average trading price of Cullen/Frost common stock described above and the amount of cash to be paid. It then divides that value by the number of shares of Horizon common stock outstanding at the time of the merger, which is expected to be 944,966. The result would be the amount of cash per share to be paid to Horizon shareholders. The number of shares of Cullen/Frost common stock to be exchanged for each share of Horizon stock would be equal to that per share cash amount divided by the average trading price of the Cullen/Frost common stock described above.

•	The total amount of Cullen/Frost common stock and cash available in the merger will be fixed at the time of the closing but the value of the consideration to be received by Horizon shareholders will change depending on changes in the market price of Cullen/Frost common stock and will not be known at the time Horizon’s shareholders vote on the merger. For example,

Date	Closing Cullen/Frost Share Price	Cash Amount Per Share	Exchange Ratio/Value Based on Cullen/Frost Share Price
April 18, 2005, the last trading day before we announced our merger	$44.43	$113.45	2.5535
July , 2005

Special Dividend: In addition to the merger consideration, Horizon is permitted to pay a special dividend at closing to the extent that, as of the close of the month prior to the merger’s scheduled closing, Horizon’s shareholders’ equity, adjusted to take into account certain transaction expenses, exceeds $38,000,000, provided that such amount does not exceed 5% of Horizon’s pre-closing shareholders’ equity. This amount will be divided by the number of shares of Horizon common stock outstanding immediately prior to the merger’s effective time to determine the per share amount of the special dividend. If the amount of Horizon’s shareholders’ equity minus $38,000,000 would exceed 5% of Horizon’s pre-closing shareholders’ equity, the amount of cash to be paid in the merger would be increased by an amount equal to the excess over 5%.

Unanimous Board Approval/Fairness Opinion: The Board of Directors of Horizon has unanimously approved and recommends the Agreement and Plan of Merger and believes that the merger is beneficial to all shareholders. Horizon’s financial advisor, Hovde Financial LLC, has issued its opinion to Horizon’s Board of Directors that the consideration in the merger is fair, from a financial point of view, to Horizon’s shareholders.

Voting: The merger requires the approval of at least 66 2/3% of the outstanding shares of Horizon common stock. How you vote depends upon whether you are a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement, which I refer to sometimes as the “shareholders agreement”.

If You Are a Party to the Bay Area Bank and Trust

Voting and Stock Restriction Agreement

You are being asked to consider and vote on the proposal to approve the Agreement and Plan of Merger and thus provide direction to me as the voting representative on the blue proxy card by completing it and returning it in the self addressed, postage prepaid envelope so that I as the voting representative may vote your shares at the special meeting in accordance with your wishes. You are also being asked to provide your written consent to the termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement to take effect immediately prior to the merger by means of voting “for” Item 2 on the blue proxy card.

All of the shares subject to the shareholders agreement will be voted by me “for” or “against” the proposal in the same proportion as I receive “for” or “against” proxies. As of the record date, there were 844,921 shares of Horizon common stock subject to the shareholders agreement representing approximately 89% of the issued and outstanding shares of Horizon common stock. Termination of the shareholders agreement requires the consent of holders of at least 65% (or 549,199 shares) of the shares of Horizon common stock subject to the shareholders agreement. The shareholders agreement is being terminated to eliminate certain restrictions on voting and transferability that would otherwise continue to apply to the Cullen/Frost common stock received in the merger.

If You Are Not a Party to the Bay Area Bank and Trust

Voting and Stock Restriction Agreement

You are being asked to consider and vote on the proposal to approve the Agreement and Plan of Merger on the white proxy card by completing it and returning it in the self addressed, postage prepaid envelope.

Regardless of the number of shares you own, or whether you plan to attend the special meeting, it is very important that you read the enclosed material carefully and vote as soon as possible to make sure that your shares are represented at the meeting. Not voting at all will have the same effect as voting against the merger.

If you have questions, or need any assistance regarding voting, you may call me at (713) 679-2600.

We look forward to seeing you at the special meeting.

Sincerely,

Jack L. Thetford

Chairman of the Board

This document and risks. Please read this document carefully, because it contains important information about the merger. Read carefully the risk factors relating to the merger beginning on page 12.

Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement-prospectus dated July                     , 2005, and first mailed to shareholders on or about July 29, 2005.

GENERAL INFORMATION

This proxy statement-prospectus incorporates by reference important business and financial information about Cullen/Frost Bankers, Inc. from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement-prospectus by accessing the Securities and Exchange Commission’s website maintained at “http://www.sec.gov” or by requesting copies in writing or by telephone from Cullen/Frost at the following address:

Cullen/Frost Bankers, Inc.

Attention: Investor Relations

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

Horizon is not subject to the reporting and informational requirements maintained by the Securities and Exchange Commission and does not file reports or other information with the Securities and Exchange Commission.

If you would like to request documents, please do so by August 23, 2005 in order to receive them before Horizon’s special shareholder meeting. If you request any documents incorporated by reference from Cullen/Frost, Cullen/Frost will mail them to you within one business day by first-class mail, or similar means.

See “Where You Can Find More Information” on page 67.

HORIZON CAPITAL BANK

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 30, 2005

To the Shareholders of

Horizon Capital Bank:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Horizon Capital Bank, a Texas banking association, will be held at Horizon, 3707 Richmond Avenue, Houston, Texas, on August 30, 2005 at 4:00 p.m. local time, for the purpose of considering and voting upon the following matters:

•	Approval of the Agreement and Plan of Merger, dated April 19, 2005, between Cullen/Frost Bankers, Inc., a Texas corporation, and Horizon, the plan of merger contained in the merger agreement and the merger, pursuant to which Horizon will merge with and into a wholly owned subsidiary of Cullen/Frost, as more fully described in the attached proxy statement-prospectus.

•	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger.

•	Transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

We have fixed the close of business on July 25, 2005, as the record date for determining those shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Only Horizon shareholders of record at the close of business on that date are entitled to notice of the special meeting and any adjournments or postponements of the special meeting, and only Horizon common shareholders of record at the close of business on that date are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. In order for the proposal to approve the merger agreement, the plan of merger and the merger to be adopted, the holders of 66 2/3% of the outstanding shares of Horizon common stock entitled to vote must vote in favor of approval of the proposal. Abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement, the plan of merger and the merger. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Directors,

Jack L. Thetford

Chairman of the Board

Houston, Texas

July                     , 2005

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed white proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Horizon’s board of directors unanimously recommends that you vote “FOR” approval of the merger agreement, the plan of merger and the merger.

HORIZON CAPITAL BANK

NOTICE OF VOTING MEETING OF SHAREHOLDERS

SUBJECT TO THE

BAY AREA BANK AND TRUST VOTING AND STOCK RESTRICTION AGREEMENT

TO BE HELD ON AUGUST 30, 2005

To the Parties to the

Bay Area Bank and Trust Voting

and Stock Restriction Agreement:

NOTICE IS HEREBY GIVEN that Jack L. Thetford, the voting representative (the “Voting Representative”) under the Bay Area Bank and Trust Voting and Stock Restriction Agreement (the “Shareholders Agreement”), has called a voting meeting of the shareholders subject to the Shareholders Agreement to be held at Horizon Capital Bank, 3707 Richmond Avenue, Houston, Texas on August 30, 2005 at 3:30 p.m. local time, for the purpose of directing the Voting Representative on how to vote at the special meeting of the shareholders of Horizon Capital Bank upon the following matters:

•	Approval of the Agreement and Plan of Merger, dated April 19, 2005, between Cullen/Frost Bankers, Inc., a Texas corporation, and Horizon, pursuant to which Horizon will merge with and into a wholly owned subsidiary of Cullen/Frost, as more fully described in the attached proxy statement-prospectus.

•	To terminate the Shareholders Agreement immediately prior to the effectiveness of the merger.

•	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger.

•	Transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The Voting Representative has fixed the close of business on July 25, 2005, as the record date for determining those shareholders entitled to notice of and to vote at the voting meeting and any adjournments or postponements of the voting meeting. Only Horizon shareholders of record at the close of business on that date and subject to the Shareholders Agreement are entitled to notice of the voting meeting and any adjournments or postponements of the voting meeting, and only such Horizon shareholders are entitled to vote at the voting meeting and any adjournments or postponements of the voting meeting. All shares subject to the Shareholders Agreement will be voted by the Voting Representative either “for” or “against” each proposal at the special meeting in the same proportion as the Voting Representative receives “for” or “against” proxies or votes at the voting meeting. In order for the proposal to terminate the Shareholders Agreement to be adopted, the holders of at least 65% of the shares of Horizon common stock subject to the Shareholders Agreement entitled to vote must vote in favor of approval of the proposal, and agree in writing, to terminate the Shareholders Agreement by means of voting “for” Item 2 on the blue proxy card. Abstentions and broker non-votes will have the same effect as votes against approval of each proposal. If you wish to attend the voting meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Voting Representative

Jack L. Thetford

Voting Representative

Houston, Texas

July                     , 2005

Whether or not you plan to attend the voting meeting in person, please complete, date, sign and return the enclosed blue proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the voting meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Page

SUMMARY	1

We Propose a Merger of Horizon and Cullen/Frost (Page 18)	1

You Will Receive Cash and/or Shares of Cullen/Frost Common Stock in the Merger Depending on Your Election and Subject to the Proration Provisions of the Merger Agreement (Page 34)	1

Regardless of Whether You Make a Cash Election or a Stock Election, You May Nevertheless Receive a Mix of Cash and Stock (Page 34)	3

In Order to Make an Election, You Must Properly Complete and Deliver an Election Form Prior to the Election Deadline, which is 5:00 p.m. on the date of the Special Meeting (Page 14)	3

Horizon May Pay a Special Dividend (Page 40)	3

Treatment of Horizon Stock Options (Page 35)	4

Tax Consequences of the Merger (Page 27)	4

The Merger Will Be Accounted for as a Purchase (Page 30)	4

Horizon’s Board Recommends That You Vote “FOR” the Merger (Page 18)	4

Horizon’s Reasons for the Merger (Page 18)	5

Hovde Financial Provided an Opinion to Horizon’s Board stating that, as of April 19, 2005 and based upon and subject to the factors and assumptions set forth in the opinion, that the Merger Consideration was Fair From a Financial Point of View to Horizon Shareholders (Page 20)	5

Horizon’s Directors and Executive Officers May Have Interests in the Merger that Differ from Your Interests (Page 30)	5

Horizon Shareholders Have Dissenters’ Rights of Appraisal (Page 47)	6

We Have Agreed When and How Horizon Can Consider Third-Party Acquisition Proposals (Page 39)	6

Merger Approval Requires a Vote of 66 2/3% by Horizon Shareholders (Page 14)	6

Certain Shareholders of Horizon Have Agreed to Vote Their Shares “FOR” the Merger (Page 50 and Appendix A, Annex 1)	7

We Must Meet Several Conditions to Complete the Merger (Page 42)	7

We Must Obtain Regulatory Approvals to Complete the Merger (Page 45)	8

We May Terminate the Merger Agreement (Page 43)	8

We May Amend or Waive Merger Agreement Provisions (Page 45)	8

The Rights of Horizon Shareholders Following the Merger Will be Different (Page 63)	9

Information About Cullen/Frost and Horizon (Page 55)	9

Special Meeting of Horizon (Page 13)	9

Selected Financial Data of Cullen/Frost (Historical)	10

RISK FACTORS	12

The Price of Cullen/Frost Common Stock May Decrease Before and After the Merger, Which Would in Certain Cases Decrease the Market Value of the Merger Consideration Received by Horizon Stockholders.	12

Stockholders May Receive a Form of Consideration Different From What They Elect.	12

If the Aggregate Amount of the Special Dividend that Horizon May Pay and the Total Merger Consideration is Less than Certain Pre-Agreed Levels, and Cullen/Frost Does Not Elect to Increase the Total Consideration, Horizon May Terminate the Merger Agreement.	12

i

ii

iii

SUMMARY

This summary highlights selected information from this document. It may not contain all the information that is important to you. We urge you to read carefully this entire document and the other documents to which we refer you for a more complete understanding of the merger between Cullen/Frost and Horizon. In addition, we incorporate by reference into this document important business and financial information about Cullen/Frost. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 67. Each item in this summary includes a page reference directing you to a more complete description of that item.

We Propose a Merger of Horizon and Cullen/Frost (Page 18)

We propose that Horizon merge with and into a newly formed, wholly owned bank subsidiary of Cullen/Frost, with the bank subsidiary as the surviving corporation. The separate existence of Horizon will terminate. Immediately following the merger, the capital stock of the bank subsidiary will be contributed to a wholly owned, bank holding company subsidiary of Cullen/Frost. Immediately following the contribution, the bank subsidiary will merge with and into The Frost National Bank, an indirect, wholly owned subsidiary of Cullen/Frost. We expect to complete the merger in the fourth quarter of 2005.

You Will Receive Cash and/or Shares of Cullen/Frost Common Stock in the Merger Depending on Your Election and Subject to the Proration Provisions of the Merger Agreement (Page 34)

You will have the right to elect to receive merger consideration for each of your shares of Horizon common stock in the form of cash or shares of Cullen/Frost common stock, subject to proration and adjustment in circumstances described below. If you do not submit an election prior to the election deadline, you will be allocated Cullen/Frost common stock and/or cash pursuant to the procedures described under “The Merger Agreement—Merger Consideration” on page 32.

The value and amount of the merger consideration will fluctuate with the value of Cullen/Frost common stock and will be determined based on the average of the last reported per share sales prices of Cullen/Frost common stock on the New York Stock Exchange over the ten-trading-day period immediately prior to the merger’s closing date. As explained in more detail in this document, based on the Cullen/Frost stock price used to calculate the merger consideration, the value of the consideration that you will receive upon completion of the merger will be the same regardless of whether you elect to receive the cash or stock consideration. You may specify different elections with respect to different shares that you hold (if, for example, you own 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

•	The total consideration to be paid to Horizon shareholders in the merger consists of 1,400,000 shares of Cullen/Frost common stock and $45,000,000 in cash. If the average trading price of the Cullen/Frost stock over the ten-trading-day period immediately prior to the merger’s closing date is greater than $53.46, the amount of cash will be reduced. If such average trading price is less than $43.74, the amount of cash will be increased, but not above $50,236,000. Under certain circumstances, the aggregate amount of cash consideration may also be increased to the extent that the amount of pre-closing shareholders equity minus $38,000,000 exceeds 5% of the amount of pre-closing shareholders equity. Pre-closing shareholders equity means the total shareholders equity of Horizon as of the month-end immediately preceding the merger’s closing date, adjusted to take into account certain transaction expenses.

•	Each Horizon shareholder will be entitled to elect to receive for each share of Horizon common stock either shares of Cullen/Frost common stock or cash, subject to the amount of shares and cash available and the election and allocation procedures in the merger agreement.

•	The number of shares of Cullen/Frost common stock and the amount of cash to be received for each share of Horizon common stock will be based on a formula. This formula first values the aggregate consideration to be received by all Horizon shareholders in the merger using the average trading price of Cullen/Frost common stock described above and the amount of cash to be paid. It then divides that value by the number of shares of Horizon common stock outstanding at the time of the merger, which is expected to be 944,966. The result would be the amount of cash per share to be paid to Horizon shareholders. The number of shares of Cullen/Frost common stock to be exchanged for each share of Horizon stock would be equal to that per share cash amount divided by the average trading price of the Cullen/Frost common stock described above.
•	The total amount of Cullen/Frost common stock and cash available in the merger will be fixed at the time of the closing but the value of the consideration to be received by Horizon shareholders will change depending on changes in the market price of Cullen/Frost common stock and will not be known at the time Horizon’s shareholders vote on the merger.

Set forth below is a table showing a hypothetical range of prices for shares of Cullen/Frost common stock and the corresponding consideration that a Horizon shareholder would receive in a cash election and a stock election under the merger consideration formula based on the number of fully diluted shares of Horizon common stock currently outstanding, after exercise of stock options. The table does not reflect the fact that cash will be paid instead of fractional shares and the additional amount of cash that may be payable because of the limit on the special dividend, if any.

	Total Merger Consideration
Hypothetical Ten-Day Average Closing Sales Price for Cullen/Frost Common Stock	Aggregate Number of Shares of Cullen/Frost Common Stock	Aggregate Amount of Cash (excluding any additional amount resulting from the limit on the special dividend)	Cash Amount Per Share of Horizon Stock	Number of Shares of Cullen/Frost Common Stock for Each Share of Horizon Stock	Value of Shares of Cullen/Frost Common Stock Based on Ten-Day Average
$35.00	1,400,000	$50,236,000.00	$105.02	3.0004	$49,000,000.00
36.00	1,400,000	50,236,000.00	106.50	2.9582	50,400,000.00
37.00	1,400,000	50,236,000.00	107.98	2.9183	51,800,000.00
38.00	1,400,000	50,236,000.00	109.46	2.8805	53,200,000.00
39.00	1,400,000	50,236,000.00	110.94	2.8447	54,600,000.00
40.00	1,400,000	50,236,000.00	112.42	2.8106	56,000,000.00
41.00	1,400,000	48,836,000.00	112.42	2.7420	57,400,000.00
42.00	1,400,000	47,436,000.00	112.42	2.6767	58,800,000.00
43.00	1,400,000	46,036,000.00	112.42	2.6145	60,200,000.00
44.00	1,400,000	45,000,000.00	112.81	2.5638	61,600,000.00
45.00	1,400,000	45,000,000.00	114.29	2.5398	63,000,000.00
46.00	1,400,000	45,000,000.00	115.77	2.5168	64,400,000.00
47.00	1,400,000	45,000,000.00	117.25	2.4947	65,800,000.00
48.00	1,400,000	45,000,000.00	118.73	2.4736	67,200,000.00
49.00	1,400,000	45,000,000.00	120.22	2.4534	68,600,000.00
50.00	1,400,000	45,000,000.00	121.70	2.4340	70,000,000.00
51.00	1,400,000	45,000,000.00	123.18	2.4153	71,400,000.00
52.00	1,400,000	45,000,000.00	124.66	2.3973	72,800,000.00
53.00	1,400,000	45,000,000.00	126.14	2.3800	74,200,000.00
54.00	1,400,000	44,244,000.00	126.82	2.3486	75,600,000.00
55.00	1,400,000	42,844,000.00	126.82	2.3059	77,000,000.00

The examples above are illustrative only. The value of the merger consideration that you actually receive will be based on the average trading price of Cullen/Frost common stock prior to completion of the merger, as described above. If that average price is not included in the table above, including because the price is outside the range of the amounts set forth above, we do not intend to re-solicit proxies from Horizon shareholders in connection with the merger.

The consideration to be paid to shareholders cannot be determined until completion of the merger. We intend to announce these amounts when known. For a summary of the formula contained in the Merger Agreement, see “The Merger Agreement—Merger Consideration” on page 32.

Regardless of Whether You Make a Cash Election or a Stock Election, You May Nevertheless Receive a Mix of Cash and Stock (Page 34)

The aggregate number of shares of Cullen/Frost common stock that will be issued and the aggregate amount of cash that will be paid to Horizon shareholders as consideration in the merger are fixed at 1,400,000 shares and $45,000,000 in cash, respectively, subject to possible adjustment of the cash amount, as described under “The Merger Agreement—Merger Consideration” on page 32. As a result, if too many shareholders elect to receive Cullen/Frost common stock or cash, shareholders electing the over-subscribed form of consideration will be proportionately cut back and will receive a portion of their consideration in the other form, despite their election.

In Order to Make an Election, You Must Properly Complete and Deliver an Election Form Prior to the Election Deadline, which is 5:00 p.m. on the date of the Special Meeting (Page 13)

At the time this proxy statement-prospectus is mailed, an exchange agent will mail or deliver to holders of record a form of election and transmittal materials. You must properly complete and deliver to the exchange agent the election materials along with your stock certificates (or a properly completed notice of guaranteed delivery). Please do not send your stock certificates or form of election with your proxy card for the special meeting or the voting meeting.

Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which will be 5:00 p.m., Central Time, on the date of the special meeting. Once you tender your stock certificates to the exchange agent, you may not transfer your Horizon shares, unless you revoke your election by written notice to the exchange agent which is received prior to the election deadline.

If you fail to submit a properly completed form of election, together with your stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, you will be deemed not to have made an election. As a non-election holder, you will be paid approximately equivalent value per share to the amount paid per share to the holders making elections, but you may be paid all in cash, all in Cullen/Frost common stock, or in part cash and in part Cullen/Frost common stock, depending on the remaining pool of cash and Cullen/Frost common stock available for paying the merger consideration after honoring the cash elections and stock elections that other shareholders have made.

If you own shares of Horizon common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

If the merger is not completed for any reason or if a shareholder revokes his or her election, any stock certificates submitted prior to that time will be returned by the exchange agent.

Horizon May Pay a Special Dividend (Page 40)

Prior to the effective date of the merger, Horizon is permitted to pay a one-time, special dividend on the outstanding shares of Horizon common stock to the extent that as of the close of the month prior to the merger’s scheduled closing, Horizon’s shareholders equity, adjusted to take into account certain transaction expenses, exceeds $38,000,000, provided that such amount does not exceed 5% of Horizon’s pre-closing shareholders’ equity. This amount will be divided by the number of shares of Horizon common stock outstanding immediately prior to the merger’s effective time to determine the per share amount of the special dividend. If the amount of Horizon’s shareholders’ equity minus $38,000,000 would exceed 5% of Horizon’s pre-closing shareholders’ equity, the amount of cash to be paid in the merger would be increased by an amount equal to the excess over 5%.

Treatment of Horizon Stock Options (Page 35)

In the merger agreement, Horizon agreed to take all action necessary to ensure that each stock option held by Horizon directors or employees will be exercised before the record date of its special meeting. Pursuant to the merger agreement, Horizon has taken such action and each option was exercised before the record date.

Tax Consequences of the Merger (Page 27)

The tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

•	If you receive solely shares of Cullen/Frost common stock and cash in lieu of a fractional share in exchange for your Horizon common stock, then you generally will not recognize any gain or loss, except with respect to the fractional share.

•	If you receive solely cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your cost basis in your Horizon common stock. The tax treatment of any gain will depend upon your individual circumstances. Horizon shareholders should consult their tax advisors regarding the tax consequences of the merger on them personally.

•	If you receive a combination of Cullen/Frost common stock and cash, other than cash in lieu of a fractional share, in exchange for your Horizon common stock, then you generally will recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

In the opinion of Sullivan & Cromwell LLP and Jenkens & Gilchrist, P.C., for United States federal income tax purposes:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and each of Cullen/Frost and Horizon will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	no gain or loss will be recognized by the holders of Horizon common stock who receive Cullen/Frost common stock in exchange for Horizon common stock pursuant to the merger, except with respect to cash consideration or cash received in lieu of fractional share interests.

For a complete description of the material United States federal income tax consequences of the transaction, see “Material Federal Income Tax Consequences of the Merger” on page 27.

The opinions of Sullivan & Cromwell LLP and Jenkens & Gilchrist, P.C. are based in part on certain assumptions and on representations that Cullen/Frost and Horizon made to Sullivan & Cromwell LLP and Jenkens & Gilchrist, P.C. These opinions are exhibits to the registration statement filed with the SEC in connection with this document.

Cullen/Frost and Horizon will not be obligated to complete the merger unless Sullivan & Cromwell LLP and Jenkens & Gilchrist, P.C. confirm the tax consequences summarized above by issuing additional opinion letters to the same effect on the closing date.

The Merger Will Be Accounted for as a Purchase (Page 30)

The merger will be treated as a purchase by Cullen/Frost of Horizon under generally accepted accounting principles, or GAAP.

Horizon’s Board Recommends That You Vote “FOR” the Merger (Page 18)

Horizon’s board of directors believes that the merger is in the best interests of Horizon and its shareholders and that the merger consideration is fair to Horizon shareholders, and unanimously recommends that Horizon shareholders vote “FOR” approval of the merger agreement, the plan of merger and the merger.

Horizon’s Reasons for the Merger (Page 18)

For a discussion of the factors considered by the Horizon board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, see “The Merger— Recommendation of Horizon’s Board and Its Reasons for the Merger”.

Hovde Financial Provided an Opinion to Horizon’s Board stating that, as of April 19, 2005 and based upon and subject to the factors and assumptions set forth in the opinion, that the Merger Consideration was Fair From a Financial Point of View to Horizon Shareholders (Page 20)

On March 30, 2005, the date the Horizon board approved the merger, Hovde Financial LLC, Horizon’s financial advisor, rendered an oral opinion to Horizon’s board that, as of that date and subject to a number of factors and assumptions, the aggregate merger consideration to be received by Horizon shareholders was fair from a financial point of view to the holders of Horizon common stock. Hovde Financial confirmed its opinion by delivery of a written opinion dated April 19, 2005. The full text of Hovde Financial’s written opinion is attached to this proxy statement-prospectus as Appendix C. We encourage you to read this opinion carefully and in its entirety. The Hovde Financial opinion is not a recommendation as to how any Horizon shareholder should vote or act with respect to the merger.

Under the terms of its engagement, Horizon has agreed to pay Hovde Financial an aggregate fee equal to $35,000 plus the sum of the following for its financial advisory services, including its opinion, in connection with the merger:

•	one-half of one percent (0.50%) of that portion of the merger consideration that is less than or equal to one-hundred-million dollars ($100,000,000); plus

•	three percent (3.0%) of that portion of the purchase consideration that is greater than one-hundred-million dollars ($100,000,000) but less than or equal to one-hundred-ten-million dollars ($110,000,000); plus

•	five percent (5.0%) of that portion of the purchase consideration that is greater than one-hundred-ten-million dollars ($110,000,000) but less than or equal to one-hundred-twenty-million dollars ($120,000,000); plus

•	seven percent (7.0%) of that portion of the purchase consideration that is greater than one-hundred-twenty-million dollars ($120,000,000).

In addition, Horizon has agreed to reimburse Hovde Financial for its reasonable out-of-pocket expenses and indemnify Hovde Financial against various liabilities.

Horizon’s Directors and Executive Officers May Have Interests in the Merger that Differ from Your Interests (Page 30)

Some of Horizon’s directors and executive officers have interests in the merger other than their interests as shareholders. The members of Horizon’s board of directors knew about these additional interests and considered them when they adopted the merger agreement, the plan of merger and the merger.

The following provides more detail about the payments, benefits and other interests of certain Horizon directors and executive officers.

•	Horizon has a stock option plan for its officers and key employees to purchase common stock of Horizon. Under the merger agreement, Horizon agreed to take all action necessary to ensure that each stock option granted under the plan will be exercised before the record date of Horizon’s special meeting. Each option not exercised or forfeited before Horizon’s special meeting would be cancelled for no consideration. As of April 19, 2005, the officers and directors as a group held options on 117,600 shares with an average exercise price of $45.23. All of these options were exercised prior to the record date.

Under the merger agreement, if an officer or director exercises his or her stock options, that officer or director has priority to receive, as consideration for his or her shares of Horizon common stock, all Cullen/Frost common stock under the proration procedures described below in the event that the stock election is oversubscribed.

•	Under the merger agreement, Cullen/Frost has agreed to grant, as of the effective time of the merger, 70,000 options to purchase Cullen/Frost common stock to Horizon employees selected by Cullen/Frost in its sole discretion.

•	Under the merger agreement, Cullen/Frost has agreed to indemnify the directors and officers of Horizon against liabilities arising out of actions or omissions occurring at or before the completion of the merger.

•	The merger agreement also provides that, subject to certain limitations, Cullen/Frost will maintain Horizon’s existing director’s and officer’s liability insurance for a period of three years after the merger is completed.

Horizon Shareholders Have Dissenters’ Rights of Appraisal (Page 47)

If you are a shareholder of Horizon, you may elect to dissent from the merger by following the procedures set forth in Article 5 of the Texas Business Corporation Act (the “TBCA”) and receive the fair value of your shares of Horizon common stock in cash. For more information regarding your right to dissent from the merger, please read the section titled “Dissenters’ Rights of Appraisal of Horizon Shareholders,” beginning on page 47. We have also attached a copy of the relevant provisions of Article 5 of the TBCA as Appendix D to this proxy statement-prospectus.

We Have Agreed When and How Horizon Can Consider Third-Party Acquisition Proposals (Page 39)

We have agreed that Horizon will not initiate or solicit proposals from third parties regarding acquiring Horizon or its businesses. In addition, we have agreed that Horizon will not engage in negotiations with or provide confidential information to a third party regarding acquiring Horizon or its businesses. However, if Horizon receives an acquisition proposal from a third party, Horizon can participate in negotiations with and provide confidential information to the third party if, among other steps, Horizon’s board of directors concludes in good faith that the proposal is a proposal that is superior to our merger. Horizon’s receipt of a superior proposal or participation in such negotiations does not give Horizon the right to terminate the merger agreement.

Merger Approval Requires a Vote of 66 2/3% by Horizon Shareholders (Page 14)

In order to approve the merger agreement, the plan of merger and the merger, the holders of 66 2/3% of Horizon’s common shares outstanding as of July 25, 2005 must vote in favor of those matters. As of that date, Horizon directors and executive officers and their affiliates beneficially owned about 370,178, or approximately 39.2%, of the shares entitled to vote at the Horizon special meeting excluding shares attributable to Mr. Thetford as a result of the Bay Area Bank and Trust Voting and Stock Restriction Agreement. There are 84,358 shares subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement that Mr. Thetford is deemed to beneficially own.

How you vote depends upon whether you are a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement.

If you are a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement: The voting representative is calling a voting meeting of the parties to the Bay Area Bank and Trust Voting and Stock Restriction Agreement, or shareholders agreement, immediately prior to the special meeting for the purpose of directing the voting representative’s vote of the Horizon common stock subject to such agreement. These shareholders are being asked to indicate their approval of the proposal to approve the Agreement and Plan of Merger and thus provide direction to the voting representative. In addition, Horizon shareholders who are a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement are being asked to provide their written consent to the termination of the Bay

Area Bank and Trust Voting and Stock Restriction Agreement to take effect immediately prior to the merger by means of voting “for” Item 2 on the blue proxy card.

All of the shares subject to the shareholders agreement will be voted by the voting representative “for” or “against” the proposal in the same proportion as he receives “for” or “against” directions. Shares of Horizon common stock subject to the shareholders agreement represent approximately 89% of the issued and outstanding shares of Horizon common stock. Termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement requires the written consent of holders of at least 65% (or 549,199 shares) of the shares of Horizon common stock subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement. The Bay Area Bank and Trust Voting and Stock Restriction Agreement is being terminated to eliminate certain restrictions on voting and transferability that would otherwise continue to apply to the Cullen/Frost common stock received in the merger.

If you are not a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement: Horizon is calling a special meeting of shareholders and if you are not a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement, you are being asked to consider and vote on the proposal to approve the merger agreement, plan of merger and merger at that special meeting.

Certain Shareholders of Horizon Have Agreed to Vote Their Shares “FOR” the Merger (Page 50 and Appendix A, Annex 1)

As an inducement to and condition of Cullen/Frost’s willingness to enter into the merger agreement, the beneficial owners of an aggregate of 30.2% of Horizon’s outstanding common stock entered into voting agreements, pursuant to which, among other things, those owners agreed to vote all of their shares of Horizon common stock in favor of the merger agreement, the plan of merger, the merger and other matters required to be approved or adopted to effect the merger and the other transactions contemplated by the merger agreement and plan of merger.

We Must Meet Several Conditions to Complete the Merger (Page 42)

Our obligations to complete the merger depend on a number of conditions being met. These include:

•	the approval of the merger agreement, the plan of merger and the merger by Horizon shareholders;

•	the listing of the shares of Cullen/Frost common stock to be issued in the merger on the NYSE;

•	the receipt of the required approvals of federal and state regulatory authorities;

•	the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

•	the receipt of legal opinions that, for United States federal income tax purposes, the merger will be treated as a reorganization and no gain or loss will be recognized by Horizon shareholders who receive Cullen/Frost common stock in exchange for all of their Horizon common stock, except with respect to any cash consideration or cash received for fractional interests. These opinions will be based on customary assumptions and on factual representations made by Cullen/Frost and Horizon and will be subject to various limitations;

•	the representations and warranties of the other party to the merger agreement being true and correct in all material respects, and the other party to the merger agreement having performed in all material respects all its obligations under the merger agreement; and

•	the aggregate value at closing of the stock consideration divided by the total closing consideration must be equal to or greater than 0.45;

•	with regard to Cullen/Frost’s obligation (but not Horizon’s), the number of dissenting shares must not exceed 15% of Horizon’s common stock.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows us to waive the tax opinion condition, we do not currently anticipate doing so. If either of us does waive the condition, we will inform you of this fact and ask you to vote on the merger taking this into consideration.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 45)

The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency must approve the merger before the merger can be completed.

The merger is also subject to certain filing and other requirements with the Texas Department of Banking.

We May Terminate the Merger Agreement (Page 43)

We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Horizon’s shareholders have approved the merger agreement, the plan of merger and the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

•	if there is a final denial of a required regulatory approval;

•	if the merger is not completed on or before November 30, 2005; or

•	if there is a continuing breach of the merger agreement by the other party, after 60 days’ written notice to the breaching party, as long as that breach would allow the non-breaching party not to complete the merger.

Also, Cullen/Frost may terminate the merger agreement:

•	if Horizon’s board of directors fails to recommend approval of the merger agreement, the plan of merger and the merger to its shareholders, or withdraws or materially and adversely modifies its recommendation;

•	if Horizon’s board recommends an acquisition proposal other than the merger, or if Horizon’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least five business days;

•	if a continuing violation, breach or default has occurred under a voting agreement; or

•	if the number of dissenting shares exceeds 15% of the outstanding shares of Horizon common stock.

Horizon may terminate the merger agreement if the sum of the total merger consideration and the special dividend that Horizon is permitted to pay is less than $105,000,000 and Cullen/Frost does not exercise its option to increase the total merger consideration by increasing the total cash consideration.

Whether or not the merger is completed, we will each pay our own fees and expenses, except that Cullen/Frost will pay the costs and expenses that we incur in preparing, printing and mailing this document and filing fees paid in connection with the registration statement and all applications for government approvals, except fees paid to counsel, financial advisors and accountants.

The merger agreement also provides that Horizon must pay Cullen/Frost a fee equal to $3,750,000 if one of the following situations occurs on or before certain specified dates:

•	Horizon enters into an agreement to engage in a competing acquisition proposal with any person other than Cullen/Frost or any of Cullen/Frost’s subsidiaries;

•	Horizon authorizes, recommends, proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any such person or its board recommends that Horizon shareholders approve or accept such competing acquisition proposal; or

•	any person, other than Cullen/Frost or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 33 1/3% or more of the outstanding shares of Horizon common stock.

We May Amend or Waive Merger Agreement Provisions (Page 45)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to follow particular provisions of the merger agreement. However, we may not amend the merger agreement after Horizon’s shareholders approve it if the amendment would legally require the plan of merger to be resubmitted to Horizon shareholders or would violate Texas law.

Cullen/Frost may also change the structure of the merger, as long as any change does not change the amount or type of stock or other payment to be received by Horizon shareholders and the holders of options to purchase Horizon common stock, does not adversely affect the timing of completion of the merger, does not adversely affect the tax consequences of the merger to Horizon shareholders and does not cause any of the conditions to complete the merger to be incapable of being satisfied.

The Rights of Horizon Shareholders Following the Merger Will be Different (Page 63)

The rights of Cullen/Frost shareholders are governed by Texas law and by Cullen/Frost’s restated articles of incorporation and amended by-laws. The rights of Horizon shareholders are also governed by Texas law, and by Horizon’s amended and restated articles of association and by-laws. Upon our completion of the merger, the rights of both shareholder groups will be governed by Texas law and Cullen/Frost’s restated articles of incorporation and amended by-laws.

Information About Cullen/Frost and Horizon (Page 55)

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

Cullen/Frost is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout 12 Texas markets. Cullen/Frost and its subsidiaries offer commercial and consumer banking services, as well as trust and investment management, investment banking, insurance brokerage, leasing, asset-based lending, treasury management and item processing services. At March 31, 2005, Cullen/Frost had consolidated total assets of $9.8 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

Horizon Capital Bank

1021 Main Street, Suite 100

Houston, Texas 77002

(713) 679-2600

Horizon is a Texas banking association with its main office in Houston, Texas. Horizon has no holding company and no operating subsidiaries. Horizon provides traditional deposit, lending and mortgage products and services to its commercial and retail customers through five full service branch offices (with a sixth location scheduled to open summer of 2005) located in Houston and the Bay Area. Horizon was originally formed as a community bank in 1963. At March 31, 2005, Horizon had total assets of $396.8 million, total deposits of $307.2 million, a Tier 1 risk-based capital ratio of 11.4%, a total risk-based capital ratio of 12.5% and a leverage ratio of 8.7%.

Special Meeting of Horizon (Page 13)

Horizon plans to hold its special meeting of shareholders on August 30, 2005, at 4:00 p.m., local time, at Horizon, 3707 Richmond Avenue, Houston, Texas. At the meeting you will be asked to approve the merger agreement, the plan of merger and the merger of Horizon into The Frost National Bank, an indirect, wholly owned subsidiary of Cullen/Frost.

You can vote at the Horizon special meeting of shareholders if you owned Horizon common stock at the close of business on July 25, 2005. As of that date, there were 944,966 shares of Horizon common stock outstanding and entitled to vote. You can cast one vote for each share of Horizon common stock that you owned on that date.

Selected Financial Data of Cullen/Frost (Historical)

The following consolidated selected financial data is derived from Cullen/Frost and its subsidiaries’ (collectively referred to as the “Corporation’s”) audited financial statements as of and for the five years ended December 31, 2004 and from the Corporation’s unaudited quarterly financial statements as of and for the three months ended March 31, 2005 and 2004. The following consolidated financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes incorporated by reference into this registration statement. All of the Corporation’s acquisitions during the periods presented were accounted for using the purchase method. Accordingly, the operating results of the acquired companies are included with the Corporation’s results of operations since their respective dates of acquisition. Dollar amounts are in thousands, except per share data.

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Consolidated Statements of Income
Interest income:
Loans, including fees	$76,693	$56,639	$249,612	$233,463	$265,514	$343,928	$394,073
Securities	33,390	33,684	135,035	125,778	120,221	106,933	109,248
Interest-bearing deposits	21	10	63	104	172	200	331
Federal funds sold and resell agreements	2,819	998	8,834	9,601	3,991	9,784	8,488

Total interest income	112,923	91,331	393,544	368,946	389,898	460,845	512,140

Interest expense:
Deposits	14,888	8,222	39,150	37,406	55,384	118,699	158,858
Federal funds purchased and repurchase agreements	2,780	1,023	5,775	4,059	5,359	12,054	17,889
Junior subordinated deferrable interest debentures	3,505	2,626	12,143	8,735	8,735	8,735	8,735
Subordinated notes payable and other borrowings	1,647	1,128	5,038	4,988	6,647	5,531	4,346

Total interest expense	22,820	12,999	62,106	55,188	76,125	145,019	189,828

Net interest income	90,103	78,332	331,438	313,758	313,773	315,826	322,312
Provision for possible loan losses	2,400	500	2,500	10,544	22,546	40,031	14,103

Net interest income after provision for possible loan losses	87,703	77,832	328,938	303,214	291,227	275,795	308,209

Non interest income:
Trust fees	14,290	13,107	53,910	47,486	47,463	48,784	49,266
Service charges on deposit accounts	19,367	21,683	87,415	87,805	78,417	70,534	60,627
Insurance commissions and fees	8,610	10,163	30,981	28,660	25,912	18,598	10,698
Other charges, commissions and fees	4,288	4,309	19,353	18,668	16,860	16,176	15,548
Net gain (loss) on securities transactions	—	(1,739)	(3,377)	40	88	78	4
Other	11,484	9,866	36,828	32,702	32,229	29,547	29,472

Total non-interest income	58,039	57,389	225,110	215,361	200,969	183,717	165,615

Non-interest expense:
Salaries and wages	40,000	38,760	158,039	146,622	139,227	138,347	133,525
Employee benefits	12,037	11,484	40,176	38,316	34,614	35,000	28,808
Net occupancy	7,344	7,330	29,375	29,286	28,883	29,419	27,693
Furniture and equipment	5,802	5,449	22,771	21,768	22,597	23,727	21,329
Intangible amortization	1,371	1,404	5,346	5,886	7,083	15,127	15,625
Restructuring charges	—	—	—	—	—	19,865	—
Other	23,933	22,170	89,323	84,157	79,738	78,172	76,832

Total non-interest expense	90,487	86,597	345,030	326,035	312,142	339,657	303,812
Income from continuing operations before income taxes and cumulative effect of accounting change:	55,255	48,624	209,018	192,540	180,054	119,855	170,012
Income taxes	17,888	15,719	67,693	62,039	57,821	39,749	58,746

Income from continuing operations	37,367	32,905	141,325	130,501	122,233	80,106	111,266
Loss from discontinued operations, net of tax	—	—	—	—	(5,247)	(2,200)	(2,449)
Cumulative effect of change in accounting for derivatives, net of tax	—	—	—	—	—	3,010	—

Net income	$37,367	$32,905	$141,325	$130,501	$116,986	$80,916	$108,817

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Per Common Share Data:
Basic:
Income from continuing operations	$0.72	$0.64	$2.74	$2.54	$2.40	$1.55	$2.13
Net income	0.72	0.64	2.74	2.54	2.29	1.57	2.09
Diluted:
Income from continuing operations	0.70	0.62	2.66	2.48	2.33	1.50	2.07
Net income	0.70	0.62	2.66	2.48	2.23	1.52	2.03
Cash dividends declared and paid	0.265	0.24	1.035	0.94	0.875	0.84	0.76
Book value	15.59	15.19	15.84	14.87	13.72	11.58	11.14

Common Shares Outstanding
Period-end	51,817	51,329	51,924	51,776	51,295	51,355	51,430
Weighted-average shares—basic	51,653	51,666	51,651	51,442	51,001	51,530	52,123
Dilutive effect of stock compensation	1,416	1,525	1,489	1,216	1,422	1,818	1,534
Weighted-average shares—diluted	53,069	53,191	53,140	52,658	52,423	53,348	53,657

Performance Ratios:
Return on average assets:
Income from continuing operations	1.54%	1.42%	1.47%	1.36%	1.46%	1.02%	1.56%
Net income	1.54	1.42	1.47	1.36	1.40	1.03	1.52
Return on average equity Income from continuing operations	18.31	16.89	17.91	17.78	18.77	13.05	20.87
Net income	18.31	16.89	17.91	17.78	17.96	13.18	20.41
Net interest income to average earning assets	4.29	4.03	4.05	3.98	4.58	4.89	5.32
Dividend pay-out ratio	36.74	37.98	38.06	37.15	38.24	53.51	36.35

Balance Sheet Data:
Period-end:
Loans	$5,402,980	$4,726,263	$5,164,991	$4,590,746	$4,518,913	$4,518,608	$4,534,645
Earning assets	8,767,549	8,604,542	8,891,859	8,132,479	7,709,980	6,811,284	6,421,753
Total assets	9,849,192	9,989,821	9,952,787	9,672,114	9,536,050	8,375,461	7,665,006
Non-interest-bearing demand deposits	2,920,752	3,007,461	2,969,387	3,143,473	3,229,052	2,669,829	2,118,624
Interest-bearing deposits	5,082,516	4,765,845	5,136,291	4,925,384	4,399,091	4,428,178	4,381,066
Total deposits	8,003,268	7,773,306	8,105,678	8,068,857	7,628,143	7,098,007	6,499,690
Long-term debt and other borrowings	377,604	377,889	377,677	255,845	271,257	284,152	139,307
Shareholders’ equity	807,980	779,677	822,395	770,004	703,790	594,919	573,026
Average:
Loans	$5,286,066	$4,630,218	$4,823,198	$4,497,489	$4,536,999	$4,546,596	$4,352,868
Earning assets	8,666,059	7,982,146	8,352,334	8,011,081	6,961,439	6,564,678	6,148,154
Total assets	9,839,862	9,313,422	9,618,849	9,583,829	8,353,145	7,841,823	7,154,300
Non-interest-bearing demand deposits	2,896,541	2,860,369	2,914,520	3,037,724	2,540,432	2,186,690	1,897,172
Interest-bearing deposits	5,058,294	4,750,578	4,852,166	4,539,622	4,353,878	4,364,667	4,154,498
Total deposits	7,954,835	7,610,947	7,766,686	7,577,346	6,894,310	6,551,357	6,051,670
Long-term debt and other borrowings	377,654	319,845	363,386	264,428	275,136	200,166	170,105
Shareholders’ equity	827,867	783,585	789,073	733,994	651,273	614,010	533,125

Asset Quality:
Allowance for possible loan losses	$76,538	$82,587	$75,810	$83,501	$82,584	$72,881	$63,265
Allowance for possible loan losses to period-end loans	1.42%	1.75%	1.47%	1.82%	1.83%	1.61%	1.40%
Net loan charge-offs	$1,672	$1,414	$10,191	$9,627	$12,843	$30,415	$9,183
Net loan charge-offs to average loans	0.13%	0.12%	0.20%	0.21%	0.28%	0.67%	0.21%
Non-performing assets	$41,073	$50,290	$39,116	$52,794	$42,908	$37,430	$18,933
Non-performing assets to:
Total loans plus foreclosed assets	0.76%	1.06%	0.76%	1.15%	0.95%	0.83%	0.42%
Total assets	0.42	0.50	0.39	0.55	0.45	0.45	0.25

Consolidated Capital Ratios:
Tier 1 risk-based capital ratio	12.73%	12.76%	12.83%	11.41%	10.46%	10.14%	10.08%
Total risk-based capital ratio	15.82	16.26	15.99	15.01	14.16	13.98	11.24
Leverage ratio	9.51	9.21	9.18	7.83	7.25	7.21	7.54
Average shareholders’ equity to average total assets	8.41	8.42	8.20	7.66	7.80	7.83	7.45

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the heading “Forward-Looking Statements” beginning on page 70, you should carefully consider the following risk factors in deciding how to vote on the merger agreement, the plan of merger and the merger.

The Price of Cullen/Frost Common Stock May Decrease Before and After the Merger, Which Would in Certain Cases Decrease the Market Value of the Merger Consideration Received by Horizon Stockholders.

On April 18, 2005, the day before the merger was announced, the per share closing price for Cullen/Frost common stock on the New York Stock Exchange, or NYSE, was $44.43. On July                     , 2005, the most recent practicable date before the mailing of this document, the closing price was $                    . The price of Cullen/Frost common stock may decrease before the merger is completed. The amount of cash or stock that a Horizon shareholder will receive will be determined based upon the average of the last reported per share sales price of Cullen/Frost common stock on the New York Stock Exchange for each of the ten full consecutive NYSE trading days ending on the day before the merger is completed. A decrease in the stock price over the ten-trading-day period immediately prior to the merger’s closing date to below $43.74 would in certain cases result in a reduction in the fixed amount of the per share cash consideration to be received by Horizon shareholders.

In addition, fluctuations in the price of Cullen/Frost stock will occur after completion of the merger. The trading price of Cullen/Frost stock received by a Horizon shareholder in connection with the merger, therefore, could be lower than the trading price of Cullen/Frost stock on the closing date of the merger. Cullen/Frost’s stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. Because the date the merger is completed will be later than the date of the meeting, at the time of your shareholders’ meeting, you will not necessarily know the market value of Cullen/Frost common stock that Horizon shareholders will receive upon completion of the merger.

Stockholders May Receive a Form of Consideration Different From What They Elect.

While each Horizon shareholder may elect to receive all cash or all Cullen/Frost stock in the merger, the pools of cash and Cullen/Frost stock available for the Horizon shareholders will be fixed at the time of the closing. As a result, if more Horizon shareholders elect to receive cash or stock than the fixed amounts, and you choose the election that is oversubscribed, you might receive a portion of your consideration in cash and a portion of your consideration in Cullen/Frost stock.

If the Aggregate Amount of the Special Dividend that Horizon May Pay and the Total Merger Consideration is Less than Certain Pre-Agreed Levels, and Cullen/Frost Does Not Elect to Increase the Total Consideration, Horizon May Terminate the Merger Agreement.

Under the merger agreement, if the sum of the total merger consideration and the special dividend that Horizon may declare is less than $105,000,000, Horizon can terminate the merger agreement as long as Cullen/Frost does not exercise its option to increase the total merger consideration by increasing the aggregate amount of cash consideration.

As a result, even if the merger agreement, the plan of merger and the merger are approved by Horizon’s shareholders, the merger may not ultimately be completed. Although the Cullen/Frost board has the ability to increase the total merger consideration and the Horizon board has the power to terminate the merger agreement and abandon the merger if the condition discussed above does not occur, there is no obligation of either board to exercise such powers.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or Impose Conditions Which Are Not Presently Anticipated.

The merger must be approved by the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Texas Department of Banking. The Federal Reserve and the Office of the Comptroller of the Currency will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve and the Office of the Comptroller of the Currency will review capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws.

There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement permits Cullen/Frost to make acquisitions and dispositions and to issue capital stock in connection therewith if such transactions do not present a material risk that the completion of the merger will be materially delayed or that any required regulatory approvals will be materially more difficult to obtain.

The Merger Agreement Limits Horizon’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains provisions that limit Horizon’s ability to discuss competing third-party proposals to acquire all or a significant part of Horizon. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Horizon from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Horizon than it might otherwise have proposed to pay.

HORIZON SPECIAL MEETING

This section contains information from Horizon for Horizon shareholders about the special meeting Horizon has called to consider and approve the merger agreement, the plan of merger contained in the merger agreement and the merger. We are mailing this proxy statement-prospectus to you, as a Horizon shareholder, on or about July 29, 2005. Together with this proxy statement-prospectus, if you are not subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement, we are also sending to you a notice of the Horizon special meeting and a form of white proxy card that our board is soliciting for use at the special meeting of Horizon shareholders not subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement and at any adjournments or postponements of the meeting. The special meeting will be held on August 30, 2005, at 4:00 p.m. local time, at Horizon, 3707 Richmond Avenue, Houston, Texas. If you are subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement, the voting representative is calling a voting meeting of the parties to that agreement and, together with this proxy statement-prospectus, we are sending you a blue proxy card that the voting representative is soliciting for use at the special meeting. The voting meeting will be held on August 30, 2005 at 3:30 p.m. local time, at Horizon, 3707 Richmond Avenue, Houston, Texas.

This proxy statement-prospectus is also being furnished by Cullen/Frost to Horizon shareholders as a prospectus in connection with the issuance by Cullen/Frost of shares of Cullen/Frost common stock upon consummation of the merger.

Matters To Be Considered

The only matter to be considered at the Horizon special meeting is the approval of the merger agreement, the plan of merger and the merger. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. Horizon could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement, the plan of merger and the merger.

Record Date

The Horizon board has fixed the close of business on July 25, 2005, as the record date for determining the Horizon shareholders entitled to receive notice of and to vote at the special meeting. Only Horizon shareholders of record as of the record date are entitled to notice of and to vote at the special meeting. As of the record date, 944,966 shares of Horizon common stock were issued and outstanding and held by approximately 330 record holders. Horizon shareholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of Horizon common stock held of record at the close of business on the record date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Horizon common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions will be counted as shares present but shares represented by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares, which we refer to as “broker non-votes”, will not be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

Action Required

Approval of the merger agreement, the plan of merger and the merger requires the affirmative vote of the Horizon shareholders of at least 66 2/3% of the outstanding shares of Horizon common stock. The merger agreement and the consummation of the transactions contemplated therein will not require the approval of the holders of Cullen/Frost common stock under the Texas Business Corporation Act, or the TBCA, or the rules of the NYSE.

844,921 shares (or approximately 89% of the outstanding shares) of Horizon common stock are subject to the terms of the Bay Area Bank and Trust Voting and Stock Restriction Agreement. All of the shares of Horizon common stock subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement will be voted by the voting representative “for” or “against” the merger agreement, the plan of merger and the merger in the same proportion as he receives “for” or “against” directions.

Shareholders with shares subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement are also being asked to consent in writing to the termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement by means of voting “for” Item 2 on the blue proxy card. The consent of Horizon shareholders representing at least 65% of the shares of Horizon common stock (or 549,199 shares) subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement is required to terminate the Bay Area Bank and Trust Voting and Stock Restriction Agreement. See “The Merger Agreement—Termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement”.

As of the record date, Horizon directors and executive officers and their affiliates held 370,178 shares (or approximately 39.2% of the outstanding shares) of Horizon common stock entitled to vote at the special meeting excluding shares attributable to Mr. Thetford as a result of the Bay Area Bank and Trust Voting and Stock Restriction Agreement. There are 84,358 shares subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement that Mr. Thetford is deemed to beneficially own. All of the directors holding shares of Horizon common stock have signed voting agreements with Cullen/Frost agreeing to vote for the merger and to consent to termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement. 33.2% of the shares of Horizon common stock are subject to voting agreements to vote in favor of the transaction.

As of the record date, Cullen/Frost held no shares of Horizon common stock and none of its directors and executive officers or their affiliates held any shares of Horizon common stock. See “The Merger—Interests of Certain Persons in the Merger”.

Solicitation—Shareholders Who Are Party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement

Proxies are being solicited by the voting representative under the Bay Area Bank and Trust Voting and Stock Restriction Agreement from Horizon shareholders who are a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement. As indicated above, all of the shares of Horizon common stock subject to the shareholders agreement will be voted by the voting representative “for” or “against” the merger agreement, the plan of merger and the merger in the same proportion as he receives “for” or “against” directions on the blue proxy card. If no instructions are indicated, the blue proxy card provides that the shareholder will be deemed to instruct the voting representative to vote “FOR” approval of the merger agreement, the plan of merger and the merger, “FOR” termination the Bay Area Bank and Trust Voting and Stock Restriction Agreement effective immediately prior to the effectiveness of the merger and in the discretion of the voting representative as to any other matter that may come before the special meeting including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise.

Solicitation—Shareholders Who Are Not a Party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement

Proxies are being solicited by the Horizon board from Horizon shareholders who are not parties to the Bay Area Bank and Trust Voting and Stock Restriction Agreement. Shares of Horizon common stock represented by properly executed white proxies, and which have not been revoked, will be voted in accordance with the instructions indicated on the white proxies. If no instructions are indicated, such proxies will be voted “FOR” approval of the merger agreement, the plan of merger and the merger and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise. However, no proxy which is voted against the proposal to approve the merger agreement, the plan of merger and the merger will be voted in favor of any such adjournment or postponement.

Proxies

A Horizon shareholder who is not a party to the Bay Area Bank and Trust Voting Agreement and Stock Restriction Agreement and has given a proxy may revoke it at any time prior to its exercise at the special meeting by (i) giving written notice of revocation to Jack L. Thetford, Chairman of the Board of Horizon or (ii) properly submitting to Horizon a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Horizon as follows: 1021 Main Street, Suite 100, Houston, Texas 77002, Attention: Jack L. Thetford, Chairman of the Board.

Proxies given by Horizon shareholders who are a party to the Bay Area Bank and Trust Voting and Stock Restriction Agreement may be revoked at any time prior to the voting meeting by written notice to the voting representative or by executing and delivering to the voting representative a proxy bearing a later date.

Consent

The voting representative is calling a meeting of the parties to the Bay Area Bank and Trust Voting and Stock Restriction Agreement for the purpose of directing the voting representative’s vote of the Horizon common stock subject to such agreement. These shareholders are being asked to indicate their approval of or opposition to the proposal to approve the merger agreement, the plan of the merger and the merger, which proposal is to be considered at the special meeting. The voting representative will vote all of the shares subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement “for” or “against” the merger agreement, the plan of merger and the merger in the same proportion as he receives “for” or “against” directions on the blue proxy cards.

In addition, Horizon shareholders subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement are being asked to consent to the termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement. The consent of Horizon shareholders representing at least 65% of the shares of Horizon common stock (or 549,199 shares) subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement is required to terminate the Bay Area Bank and Trust Voting and Stock Restriction Agreement. Termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement is not a condition to the consummation of the merger. See “The Merger Agreement—Termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement”.

Recommendation of Horizon’s Board

The Horizon board has unanimously adopted the merger agreement, the plan of merger and the merger. The Horizon board believes that these items and the transactions they contemplate are in the best interests of Horizon and its shareholders and that the aggregate merger consideration is fair to Horizon shareholders, and unanimously recommends that Horizon shareholders vote “FOR” approval of the merger agreement, the plan of merger and the merger.

See “Recommendation of Horizon’s Board and Its Reasons for the Merger” beginning on page 18 for a more detailed discussion of the Horizon board’s recommendation with regard to the merger agreement, the plan of merger and the merger.

THE MERGER

The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement and the financial advisor opinion attached as Appendices to this document, for a more complete understanding of the merger.

Horizon’s board of directors has adopted the merger agreement, including the plan of merger contained therein, and the merger. The merger agreement provides for combining our companies through the merger of Horizon with and into a newly formed, wholly owned bank subsidiary of Cullen/Frost, with the bank subsidiary as the surviving corporation. The separate existence of Horizon will terminate. Immediately following the merger, the capital stock of the bank subsidiary will be contributed to a wholly owned, bank holding company subsidiary of Cullen/Frost. Immediately following the contribution, the bank subsidiary will merge with and into The Frost National Bank, an indirect wholly owned subsidiary of Cullen/Frost.

Horizon shareholders will be entitled to elect to receive upon completion of the merger shares of Cullen/Frost common stock or cash, subject to potential proration and adjustment, for each share of Horizon common stock. Shares of Cullen/Frost common stock issued and outstanding at the completion of the merger will remain outstanding and those stock certificates will be unaffected by the merger. Cullen/Frost’s common stock will continue to trade on the NYSE under the Cullen/Frost Bankers, Inc. name with the symbol “CFR” following the merger.

Please see “The Merger Agreement” beginning on page 32 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of the business of financial institutions.

Mindful of these factors, the board of directors and management of Horizon have periodically reviewed and updated strategic plans for Horizon. As part of this ongoing process, Horizon has historically received inquiries regarding its willingness to consider an acquisition by, or affiliation with, larger financial institutions. Consistent with its fiduciary obligations to its shareholders, Horizon has considered such inquiries and evaluated them with respect to the level and form of consideration proposed, and the seriousness and specificity that has been conveyed to Horizon in terms of consideration, as well as the expected future operation of Horizon, and other considerations and factors deemed relevant by Horizon, in formulating its business plan with the intent to provide maximum value to its shareholders. As the nature of banking has become increasingly competitive, larger organizations have demonstrated a willingness to pay for a premium franchise in a high-growth market, such as Houston. In considering the market conditions, Horizon felt it was necessary to consult with investment banking firms experienced in the area of financial institution mergers and acquisitions to evaluate the prospects of potentially accomplishing a transaction that would both maximize shareholder value and continue to provide its customers with quality products and services.

Based upon deliberations by the board of directors of Horizon in October 2004 regarding the cost of providing the increasingly broad array of financial products and alternative delivery channels to remain competitive in the marketplace and to continue to deliver exceptional service to its customers, while still providing superior returns to its shareholders, the board of directors retained Hovde Financial LLC to assist and advise Horizon in exploring a merger with a larger financial institution that would satisfy these objectives.

Subsequently, Hovde contacted those financial institutions that it believed might meet the criteria for such a transaction with Horizon. In November 2004, these institutions were provided information (pursuant to a confidentiality agreement) and various levels of discussions were held with each regarding the potential for a suitable transaction between such institution and Horizon. Thereafter, certain of these institutions were asked to convey to Horizon and its representative their interest in pursuing a transaction with Horizon. After receipt of these indications of interest, and giving careful consideration to the entirety of the proposals, including the consideration proposed to be paid in connection with the transaction (and the form and characteristics thereof), Horizon selected Cullen/Frost and one other party to continue with the process and perform a more detailed due diligence on Horizon. The other party proceeded first, conducting due diligence over several days in January. However, after several meetings with this party, Horizon believed its overall objectives were more likely to be achieved by pursuing further discussions with Cullen/Frost. Horizon ceased discussions with the other party and Cullen/Frost began its due diligence during February 2005, submitting its final indication in early March 2005.

As a result of this process, Horizon and Cullen/Frost commenced extensive negotiations throughout March and April 2005.

During this time period, Cullen/Frost completed its due diligence evaluation and the merger agreement was negotiated and finalized. On March 30, 2005, representatives of Hovde presented the final material terms memorialized in the definitive agreement to the board of Horizon. At this meeting, Hovde provided a summary of all the financial and social terms of the transaction, comparable transaction analysis, discounted cash flow analysis, and detailed the financial implications the transaction would have on the pro forma combined company from an earnings per share and tangible book value per share perspective. Furthermore, at this meeting, Hovde indicated that it was prepared to issue a fairness opinion stating that the merger consideration was fair to the shareholders of Horizon from a financial point of view.

Following Hovde’s presentation, the Horizon board considered carefully Hovde’s opinion as well Hovde’s experience, qualifications and interests in the transaction. On March 30, 2005, the board of directors of Horizon then unanimously approved the transaction and authorized management to execute and deliver the merger agreement. After the completion of further negotiations on the merger agreement and the completion of final due diligence, Horizon and Cullen/Frost then executed the merger agreement on April 19, 2005.

The aggregate consideration to be paid to holders of Horizon common stock resulted from negotiations that considered the historical earnings and dividends of Cullen/Frost and Horizon; the potential growth in Horizon’s market and earnings, both as an independent entity and as a part of a larger organization such as Cullen/Frost; Horizon’s asset quality; and the effect of the merger on the shareholders, customers, and employees of Horizon.

Recommendation of Horizon’s Board and Its Reasons for the Merger

After careful consideration, at its meeting on March 30, 2005, Horizon’s board determined that the merger agreement, the plan of merger, and the merger are in the best interests of Horizon and its shareholders and that the aggregate merger consideration is fair to the Horizon shareholders. Accordingly, Horizon’s board, by a unanimous vote of the directors present, adopted the merger agreement, the plan of merger and the merger and unanimously recommends that Horizon shareholders vote “FOR” approval of these items.

Horizon’s Reasons for the Merger

In approving the merger, the directors of Horizon considered a number of factors:

•	the financial terms of the merger, including the relationship of the merger consideration to be received by the shareholders of Horizon to the book value of Horizon common stock;

•	the fact that shareholders of Horizon will receive part of the merger consideration in shares of Cullen/Frost common stock, which is publicly traded on the New York Stock Exchange, contrasted to the absence of a public market for Horizon common stock;

•	the opinion rendered by Hovde that from a financial standpoint the exchange of Horizon common shares for cash and Cullen/Frost common shares on the terms and conditions set forth in the merger agreement is fair to the shareholders of Horizon;

•	the growth of Horizon without the affiliation with a larger holding company which would likely be limited because of Horizon’s need for increased capital resources to support growth;

•	the treatment of the merger as a tax-free exchange for federal income tax purposes with respect to the Horizon common shares exchanged for Cullen/Frost common shares;

•	affiliation with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services;

•	potential benefits and opportunities for employees of Horizon, as a result of both employment opportunities and benefit plans in a larger organization; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

The reasons set out above for the merger are not intended to be exhaustive but include all material factors considered by Horizon’s board of directors in approving the merger. In reaching its determination, the Horizon board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board felt that the merger was in the best interest of Horizon and its shareholders, therefore the board of directors of Horizon unanimously approved the merger. Each member of the Horizon board of directors has agreed to vote the stock of Horizon over which they have voting authority in favor of the merger agreement, the plan of merger and the merger.

The Horizon board of directors unanimously recommends that the Horizon shareholders vote in favor of the merger and the merger agreement.

Opinion of Horizon’s Financial Advisor

Hovde Financial has delivered to the board of directors of Horizon its opinion that, based upon and subject to the various considerations set forth in its written opinion dated April 19, 2005, the total transaction consideration to be paid to the shareholders of Horizon is fair from a financial point of view as of such date. In requesting Hovde Financial’s advice and opinion, no limitations were imposed by Horizon upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated April 19, 2005, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. The shareholders of Horizon should read this opinion in its entirety.

Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The board of directors of Horizon selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde Financial received a fee from Horizon for performing a financial analysis of the merger and rendering a written opinion to the board of directors of Horizon as to the fairness, from a financial point of view, of the merger to the shareholders of Horizon. Hovde Financial received its fee subsequent to Hovde Financial’s presentation of its fairness opinion and analysis to the board of directors of Horizon. Horizon has also agreed to indemnify Hovde Financial against any claims, losses and expenses arising out of the merger or Hovde Financial’s engagement that did not arise from Hovde Financial’s gross negligence or willful misconduct.

Hovde Financial’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any shareholder of Horizon as to how the shareholder should vote at the Horizon special meeting. The summary of the opinion of Hovde Financial set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by Hovde Financial in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the board of directors of Horizon by Hovde Financial. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation delivered by Hovde Financial to the board of directors of Horizon, but it does summarize all of the material analyses performed and presented by Hovde Financial.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Horizon and its fairness opinion.

In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Horizon and Cullen/Frost. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial’s analysis of the fairness of the transaction consideration, from a financial point of view, to the shareholders of Horizon. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial’s opinion does not address the relative merits of the merger as compared to any other business combination in which Horizon might engage. In addition, as described above, Hovde Financial’s opinion to the board of directors of Horizon was one of many factors taken into consideration by the board of directors of Horizon in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating conditions of Horizon and Cullen/Frost and material prepared in connection with the merger, including, among other things, the following:

•	the merger agreement;

•	certain historical publicly available information concerning Horizon and Cullen/Frost;

•	certain internal financial statements and other financial and operating data concerning Horizon;

•	certain financial projections prepared by the management of Horizon;

•	certain other information provided to Hovde Financial by members of the senior management of Horizon for the purpose of reviewing the future prospects of Horizon and Cullen/Frost;

•	historical market prices and trading volumes for Cullen/Frost common stock;

•	the nature and terms of recent merger and acquisition transactions to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that it considered relevant;

•	the pro forma ownership of Cullen/Frost’s common stock by the shareholders of Horizon relative to the pro forma contribution of Horizon’s assets, liabilities, equity and earnings to the combined company;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

•	such other information and factors as we have deemed appropriate.

•	Hovde Financial also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the financial forecasts furnished to or discussed with Hovde Financial by Horizon were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Horizon as to the future financial performance of Horizon. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of Horizon or Cullen/Frost. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other non-public financial information provided to it by Horizon, relied upon the representations and warranties of Horizon and Cullen/Frost made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

Analysis of Selected Mergers.    As part of its analysis, Hovde Financial reviewed three groups of comparable merger transactions. The first peer group included transactions, which have occurred since January 1, 2004, that involved target banks in the entire United States that had total assets between $250 million and $500 million as well as a Return on Average Assets between 0.50% and 1.50% (the “Nationwide Merger Group”). This Nationwide Merger Group consisted of the following 19 transactions:

BUYER	SELLER
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
Pacific Capital Bancorp (CA)	First Bancshares Inc. (CA)
Fulton Financial Corp. (PA)	SVB Financial Services Inc. (NJ)
City Holding Co. (WV)	Classic Bancshares Inc. (KY)
Centennial Bank Holdings Inc. (CO)	First Mainstreet Financial (CO)
Sky Financial Group Inc. (OH)	Belmont Bancorp. (OH)
Valley National Bancorp (NJ)	Shrewsbury Bancorp (NJ)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Wintrust Financial Corp. (IL)	Antioch Holding Company (IL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
IBERIABANK Corp. (LA)	American Horizons Bancorp Inc (LA)
Placer Sierra Bancshares (CA)	First Financial Bancorp (CA)
Fulton Financial Corp. (PA)	First Washington FinancialCorp (NJ)
Wintrust Financial Corp. (IL)	Northview Financial Corp. (IL)
F.N.B. Corp. (PA)	Slippery Rock Financial Corp. (PA)
Sun Bancorp Inc. (NJ)	Community Bancorp of NJ (NJ)
Heartland Financial USA Inc. (IA)	Rocky Mountain Bancorp. Inc. (MT)
Community Bank System Inc. (NY)	First Heritage Bank (PA)

Hovde Financial also reviewed comparable mergers involving banks headquartered in the Southern United States (TX, LA, MS, AL, GA, FL, TN, SC, NC, VA) announced since January 1, 2003, in which the total assets of the seller were between $200 million and $600 million (the “Southern Merger Group”). This Southern Merger Group consisted of the following 27 transactions:

BUYER	SELLER
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Franklin Bank Corp. (TX)	First National Bank of Athens (TX)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
IBERIABANK Corp. (LA)	American Horizons Bancorp Inc (LA)
Wells Fargo & Co. (CA)	First Community Capital Corp. (TX)
Peoples Holding Co. (MS)	Heritage Financial Hldg Corp (AL)
Southwest Bancorp. of Texas (TX)	Klein Bancshares Inc. (TX)
Capital City Bank Group Inc. (FL)	Farmers & Merchants Bank (GA)
Texas United Bancshares Inc. (TX)	GNB Bancshares Inc. (TX)
State National Bancshares Inc. (TX)	Mercantile Bank Texas (TX)
Whitney Holding Corp. (LA)	Madison Bancshares Inc. (FL)
Peoples Holding Co. (MS)	Renasant Bancshares Inc. (TN)
Synovus Financial Corp. (GA)	Trust One Bank (TN)
NBC Capital Corp. (MS)	Enterprise Bancshares Inc. (TN)
Southwest Bancorp. of Texas (TX)	Reunion Bancshares Inc. (TX)
TowneBank (VA)	Harbor Bank (VA)
Alabama National BanCorp. (AL)	Indian River Banking Co. (FL)
Synovus Financial Corp. (GA)	Peoples Florida Banking Corp (FL)
CNB Holdings Inc. (GA)	First Capital Bancorp Inc. (GA)
Southern Community Financial (NC)	Community Bank (NC)
Prosperity Bancshares Inc. (TX)	MainBancorp Inc. (TX)
BancTrust Financial Group Inc. (AL)	CommerceSouth Inc. (AL)
Southwest Bancorp. of Texas (TX)	Maxim Financial Holdings Inc. (TX)
United Community Banks Inc. (GA)	First Georgia Holding Inc. (GA)

Hovde Financial then reviewed comparable mergers involving banks headquartered in Texas that have announced since January 1, 2003, in which the total assets of the seller were between $100 million and $1 billion (the “Texas Merger Group”). This Texas Merger Group consisted of the following 15 transactions:

BUYER	SELLER
Franklin Bank Corp. (TX)	First National Bank of Athens (TX)
First Financial Bankshares (TX)	Clyde Financial Corporation (TX)
Franklin Bank Corp. (TX)	Cedar Creek Bancshares Inc. (TX)
Wells Fargo & Co. (CA)	First Community Capital Corp. (TX)
MidSouth Bancorp Inc. (LA)	Lamar Bancshares Inc. (TX)
Southwest Bancorp. of Texas (TX)	Klein Bancshares Inc. (TX)
Texas United Bancshares Inc. (TX)	GNB Bancshares Inc. (TX)
State National Bancshares Inc. (TX)	Mercantile Bank Texas (TX)
Happy Bancshares Inc. (TX)	Sun Banc Corporation (TX)
Southwest Bancorp. of Texas (TX)	Reunion Bancshares Inc. (TX)
Investor group (TX)	Snyder National Bank (TX)
Adam Corporation Group (TX)	Beltline Bancshares Inc. (TX)
Prosperity Bancshares Inc. (TX)	MainBancorp Inc. (TX)
Inwood Bancshares Inc. (TX)	WB&T Bancshares Inc. (TX)
Southwest Bancorp. of Texas (TX)	Maxim Financial Holdings Inc. (TX)

Hovde Financial calculated the medians and averages of the following relevant transaction ratios in the Nationwide Merger Group, the Southern Merger Group and the Texas Merger Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; and the tangible book value premium to core deposits. Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $112.4 million ($64 million in consideration in the form of Cullen/Frost’s stock, $45 million in cash, and approximately $4 million in special dividend and employee options consideration), or $118.98 per Horizon diluted share. In calculating the multiples for the merger, Hovde Financial used Horizon’s earnings for the twelve months ended December 31, 2004, and Horizon’s tangible book value per share, total assets, and total deposits as of December 31, 2004. The results of this analysis are as follows:

	Offer Value to
	Total Assets (%)	Tangible Book Value (x)	12 months Preceding Earnings (x)	Ratio of Tangible Book Value Premium to Core Deposits (%)
Horizon Capital Bank	29.59	3.30	33.6	31.3
Nationwide Merger Group median	22.76	2.58	24.6	20.5
Nationwide Merger Group average	22.23	2.76	25.2	20.5
Southern Merger Group median	24.39	2.89	26.3	21.4
Southern Merger Group average	24.20	3.07	29.7	23.6
Texas Merger Group median	21.42	2.23	23.6	15.6
Texas Merger Group average	21.19	2.55	27.2	16.3

Discounted Cash Flow Analysis.    Hovde Financial estimated the present value of all shares of Horizon common stock by estimating the value of Horizon’s estimated future earnings stream beginning in 2005. Reflecting Horizon’s internal projections and Hovde Financial estimates, Hovde Financial assumed net income in 2005, 2006, 2007, 2008, and 2009 of $4.11 million, $4.73 million, $5.43 million, $6.25 million, and $7.19 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 9.0%, 10.0%, 11.0%, 12.0%, and 13.0%, respectively. In order to derive the terminal value of Horizon’s earnings stream beyond 2009, Hovde Financial assumed a terminal value based on a multiple of between 18.0x and 22.0x applied to free cash flows in 2009. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Horizon common stock. This analysis and its underlying assumptions yielded a range of value for all the shares of Horizon stock of approximately $84.6 million (at a 13.0% discount rate and a 18.0x terminal multiple) to $122.1 million (at a 9.0% discount rate and a 22.0x terminal multiple) with a midpoint of $102.0 (using a 11.0% discount rate and a 20.0x terminal multiple), compared to total merger consideration of $112.4 million.

Contribution Analysis.    Hovde Financial prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total equity and tangible equity at December 31, 2004 for Horizon and for Cullen/Frost, as well as the actual twelve months preceding earnings on a GAAP and cash basis and estimated fiscal year 2005 GAAP and cash earnings that would be contributed to the combined company on a pro-forma basis by Horizon and Cullen/Frost. This analysis indicated that holders of Horizon common stock would own approximately 2.6% of the pro forma common shares outstanding of Cullen/Frost, assuming an exchange ratio of 1.525 for the stock consideration portion, while contributing a median of 3.7% of the financial components listed above. This pro forma ownership is based on the total consideration being paid to Horizon consisting of 59% of Cullen/Frost common stock and 41% in cash; therefore, if pro forma ownership of 2.6% is divided by the percentage of stock (59%), the resulting value is 4.3%.

Horizon Contribution To Cullen/Frost
Total assets	3.7%
Total net loans	5.5%
Total deposits	3.4%
Total equity	4.4%
Total tangible equity	5.1%
Net income—LTM—GAAP Basis	2.3%
Net income—LTM—Cash Basis	2.2%
Net income—estimated fiscal year 2005—GAAP Basis	2.4%
Net income—estimated fiscal year 2005—Cash Basis	2.3%
Median Horizon Contribution Percentage	3.7%
Actual Horizon Pro Forma Ownership	2.6%
Horizon Pro Forma Ownership adjusted for cash component	4.3%

Financial Implications to Horizon Shareholders.    Hovde Financial prepared an analysis of the financial implications of Cullen/Frost’s offer to a holder of Horizon common stock who receives 100% Cullen/Frost common stock. This analysis indicated that on a pro forma equivalent basis, assuming the exchange ratio of 1.525 for the stock consideration portion of the total consideration and excluding any potential revenue enhancement opportunities, a stockholder of Horizon would achieve approximately 7.06% accretion in GAAP earnings per share, approximately 9.48% accretion in cash earnings per share, a decrease in tangible book value per share of approximately 43.12%, and a decrease in total book value per share of approximately 29.07% as a result of the consummation of the merger. The table below summarizes the results discussed above:

	Per Share:
	2004E GAAP Earnings	2004E Cash Earnings	Book Value	Tangible Book Value
Horizon standalone	$4.35	$4.35	$36.02	$36.02
Horizon Pro Forma*	$4.56	$4.74	$24.46	$19.04
% Accretion—Dilution	4.94%	8.98%	-32.11%	-47.15%

*	Based on an exchange ratio of 1.525.

Comparable Company Analysis.    Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of Cullen/Frost with the following Southern United States (TX, LA, MS, AL, GA, TN, SC, NC, VA, FL) publicly traded banking institutions with assets as of December 31, 2004 between $3 billion and $20 billion:

Company Name (Ticker)	Assets ($mm)
Alabama National BanCorporation (ALAB)	5,315,869
BancorpSouth, Inc. (BXS)	10,848,193
Colonial BancGroup, Inc. (CNB)	18,897,150
First Charter Corporation (FCTR)	4,431,605
First Citizens Bancorporation, Inc. (FCBN)	4,533,651
First Citizens BancShares, Inc. (FCNCA)	13,258,740
Hancock Holding Company (HBHC)	4,664,726
International Bancshares Corporation (IBOC)	9,917,951
South Financial Group, Inc. (The) (TSFG)	13,789,814
Southwest Bancorporation of Texas, Inc. (ABNK)	7,505,603
Sterling Bancshares, Inc. (SBIB)	3,336,070
Texas Regional Bancshares, Inc. (TRBS)	5,839,347
Trustmark Corporation (TRMK)	8,052,957
United Community Banks, Inc. (UCBI)	5,087,702
Whitney Holding Corporation (WTNY)	8,222,624

Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of December 31, 2004 and, where relevant, closing stock market information as of March 23, 2005. Selected market information for Cullen/Frost and the group of comparable companies that was analyzed is provided below.

	Mkt. Cap ($m)	Price/ BV (%)	Price/ TBV (%)	Price/LTM EPS (x)	Price/ LTM Core EPS (x)	Core Deposit Prem. (%)	Inside Ownership (%)	Instit’l Ownership (%)
Cullen/Frost	2,323	282.5	329.2	16.82	16.57	21.54	6.94	67.48
Comparable Company Average	1,393	197.1	266.6	17.39	17.68	18.67	17.57	33.30

	ROAE (%)	ROAA (%)	Tangible Equity Ratio (%)	Net Interest Margin (%)	Efficiency Ratio (%)	NPAs/ Average Assets (%)	Reserves/ NPAs (%)
Cullen/Frost	17.91	1.53	7.18	4.04	60.06	0.45	170.95
Comparable Company Average	12.57	1.09	6.83	3.84	60.52	0.39	255.93

In addition, Hovde Financial compared the financial performance and stock market valuation of Cullen/Frost with a second comparable company group consisting of the following United States publicly traded banking institutions with assets as of December 31, 2004 between $5 billion and $15 billion and an ROAA between 1.25% and 1.75%:

Company Name (Ticker)	Assets ($mm)
BOK Financial Corporation (BOKF)	14,395,414
Cathay General Bancorp, Inc. (CATY)	6,098,005
Chittenden Corporation (CHZ)	6,070,210
City National Corporation (CYN)	14,231,513
Commerce Bancshares, Inc. (CBSH)	14,250,368
Cullen/Frost Bankers, Inc. (CFR)	9,952,787
East West Bancorp, Inc. (EWBC)	6,028,880
First Midwest Bancorp, Inc. (FMBI)	6,863,381
Fulton Financial Corporation (FULT)	11,158,351
Hudson United Bancorp (HU)	9,079,042
International Bancshares Corporation (IBOC)	9,917,951
Investors Financial Services Corp. (IFIN)	11,167,825
MB Financial, Inc. (MBFI)	5,253,975
Mercantile Bankshares Corporation (MRBK)	14,425,690
Park National Corporation (PRK)	5,412,584
Silicon Valley Bancshares (SIVB)	5,153,600
Sky Financial Group, Inc. (SKYF)	14,944,423
Texas Regional Bancshares, Inc. (TRBS)	5,839,347
Trustmark Corporation (TRMK)	8,052,957
UCBH Holdings, Inc. (UCBH)	6,315,681
United Bankshares, Inc. (UBSI)	6,435,971
Valley National Bancorp (VLY)	10,763,391
W Holding Company Incorporated (WHI)	14,336,662
Whitney Holding Corporation (WTNY)	8,222,624
Wilmington Trust Corporation (WL)	9,510,182

Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of December 31, 2004 and, where relevant, closing stock market information as of March 23, 2005. Selected market information for Cullen/Frost and the group of comparable companies that was analyzed is provided below.

	Mkt. Cap ($m)	Price/ BV (%)	Price/ TBV (%)	Price/ LTM EPS (x)	Price/ LTM Core EPS (x)	Core Deposit Prem. (%)	Inside Ownership (%)	Instit’l Ownership (%)
Cullen/Frost	2,323	282.5	329.2	16.82	16.57	21.54	6.94	67.48
Comparable Company Average	2,100	261.9	335.8	17.20	17.75	29.53	13.65	47.20

	ROAE (%)	ROAA (%)	Tangible Equity Ratio (%)	Net Interest Margin (%)	Efficiency Ratio (%)	NPAs/ Average Assets (%)	Reserves/ NPAs
Cullen/Frost	17.91	1.53	7.18	4.04	60.06	0.45	170.95
Comparable Company Average	16.54	1.46	7.33	3.90	52.38	0.41	261.17

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the transaction consideration was fair from a financial point of view to the shareholders of Horizon.

Miscellaneous

Pursuant to a letter agreement between Horizon and Hovde Financial, dated as of October 5, 2004, Horizon agreed to pay Hovde Financial an aggregate fee equal to $35,000 upon the delivery of Hovde Financial’s fairness opinion plus the sum of the following for its financial advisory services, including its opinion, in connection with the merger, to be paid upon the closing of the transaction:

•	one-half of one percent (0.50%) of the portion of the merger consideration that is less than or equal to one-hundred-million dollars ($100,000,000); plus

•	three percent (3.0%) of the portion of the merger consideration that is greater than one-hundred-million dollars ($100,000,000) but less than or equal to one-hundred-ten-million dollars ($110,000,000); plus

•	five percent (5.0%) of the portion of the merger consideration that is greater than one-hundred-ten-million dollars ($110,000,000) but less than or equal to one-hundred-twenty-million dollars ($120,000,000); plus

•	seven percent (7.0%) of the portion of the merger consideration that is greater than one-hundred-twenty-million dollars ($120,000,000).

Horizon also agreed to indemnify Hovde Financial and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

Material Federal Income Tax Consequences of the Merger

The following discussion (including the limitations and qualifications set forth therein) is based on the opinion of Jenkens & Gilchrist, P.C. received by Horizon and the opinion of Sullivan & Cromwell LLP received by Cullen/Frost, in each case, in connection with the filing of the registration statement of which this document is a part.

This discussion addresses the material United States federal income tax consequences of the merger to holders of Horizon common stock. The discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to Horizon stockholders that hold their Horizon common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder in light of its personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions,

•	investors in pass-through entities,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Horizon common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	shareholders who acquired their shares of Horizon common stock through the exercise of an employee stock option or otherwise as compensation.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

Each holder of Horizon common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because each Horizon stockholder may receive a mix of cash and stock regardless of whether such holder makes a cash election or stock election, it will not be possible for holders of Horizon common stock to determine the specific tax consequences of the merger to them at the time of making the election.

The completion of the merger is conditioned upon the delivery by each of Jenkens & Gilchrist, P.C., counsel to Horizon, and Sullivan & Cromwell LLP, counsel to Cullen/Frost, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion and certificates to be obtained from officers of Horizon and Cullen/Frost, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Horizon nor Cullen/Frost intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

In addition, in connection with the filing of the registration statement of which this document is a part, Horizon has received the opinion of Jenkens & Gilchrist, P.C. and Cullen/Frost has received the opinion of Sullivan & Cromwell LLP, each stating that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by a holder of Horizon common stock who receives Cullen/Frost common stock pursuant to the merger (except with respect to cash received instead of a fractional share of Cullen/Frost common stock and except to the extent of cash consideration received pursuant to the merger).

The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its Horizon common stock for cash, Cullen/Frost common stock or a combination of cash and Cullen/Frost common stock.

Exchange Solely for Cash.    In general, if, pursuant to the merger, a holder exchanges all of the shares of Horizon common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Horizon common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Horizon common stock surrendered is more than one year at the effective time of the merger. If, however, the holder constructively owns shares of Horizon common stock that are exchanged for shares of Cullen/Frost common stock in the merger or owns shares of Cullen/Frost common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described below under the heading “—Exchange for Cullen/Frost Common Stock and Cash,” except that the amount of consideration, if any, deemed to be a dividend may not be limited to the amount of that holder’s gain.

Exchange Solely for Cullen/Frost Common Stock.    If, pursuant to the merger, a holder exchanges all of the shares of Horizon common stock actually owned by it solely for shares of Cullen/Frost common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of Cullen/Frost common stock (as discussed below). The aggregate adjusted tax basis of the shares of Cullen/Frost common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Horizon common stock surrendered for the Cullen/Frost common stock, and a holder’s holding period of the Cullen/Frost common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Horizon common stock were held.

Exchange for Cullen/Frost Common Stock and Cash.    If, pursuant to the merger, a holder exchanges all of the shares of Horizon common stock actually owned by it for a combination of Cullen/Frost common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Cullen/Frost common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Horizon common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange. Holders should consult their tax advisors regarding the manner in which cash and Cullen/Frost common stock should be allocated among different blocks of Horizon common stock. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the Horizon common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of Cullen/Frost common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Horizon common stock for a combination of Cullen/Frost common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Horizon common stock surrendered for Cullen/Frost common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Cullen/Frost common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. A holder’s holding period of the Cullen/Frost common stock (including fractional shares deemed received and redeemed as described below) will include such holder’s holding period of the shares of Horizon common stock surrendered.

Possible Treatment of Cash as a Dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Cullen/Frost. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Horizon common stock solely for Cullen/Frost common stock and then Cullen/Frost immediately redeemed, which we refer to in this document as the “Deemed Redemption,” a portion of the Cullen/Frost common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Cullen/Frost. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Cullen/Frost that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Cullen/Frost that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Received Instead of a Fractional Share.    A holder who receives cash instead of a fractional share of Cullen/Frost common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Horizon common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Horizon common stock is more than one year at the effective time of the merger.

Reporting Requirements.    A holder of Horizon common stock receiving Cullen/Frost common stock as a result of the merger is required to retain records related to such holder’s Horizon common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

Backup Withholding and Information Reporting.    Payments of cash to a holder of Horizon common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to Cullen/Frost and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Accounting Treatment

Cullen/Frost will account for the merger as a purchase by Cullen/Frost of Horizon under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among Horizon’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Horizon will be included in Cullen/Frost’s results of operations from the date of acquisition.

Interests of Certain Persons in the Merger

Stock Incentive Programs

During 1996, Horizon’s board of directors approved a stock option plan, referred to as the “plan”, for officers and key employees to purchase common stock of Horizon. The aggregate number of shares of common stock reserved for issuance under the plan was 75,000. Both incentive stock options and non-qualified stock options could be granted under the Plan. During 2002, the plan was amended to allow an additional 120,000 stock options to be issued, increasing the aggregate number of shares to 195,000.

Under the merger agreement, Horizon agreed to take all action necessary to ensure that each stock option granted under the plan, whether or not exercisable before the record date of Horizon’s special meeting, will be exercisable before that date. Each option not exercised or forfeited before Horizon’s special meeting would otherwise be cancelled for no consideration. Pursuant to the merger agreement, Horizon has taken such action and each option was exercised before the record date. As a result, options to purchase 117,600 shares were exercised.

As of April 19, 2005, the officers and directors as a group held options on 117,600 shares with an average exercise price of $45.23. Under the merger agreement, an officer or director exercises his or her stock options, has a priority to receive, as consideration for his or her shares of Horizon common stock received upon the exercise of such stock options, Cullen/Frost common stock under the proration procedures described below in the event that the stock election is oversubscribed. See “The Merger Agreement—Merger Consideration”.

Cullen/Frost Stock Options

Under the merger agreement, Cullen/Frost has agreed to grant, as of the effective time of the merger, 70,000 options to purchase Cullen/Frost common stock to Horizon employees selected by Cullen/Frost in its sole discretion. These options will be granted under an employee stock option plan of Cullen/Frost in effect at the time of the grant. The number of options to be granted to an individual Horizon employee and the terms of the options will be determined by Cullen/Frost in its sole discretion. However, the options will vest on the fourth anniversary of the effective time of the merger and will terminate on the sixth anniversary of the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that, upon completion of the merger, Cullen/Frost will indemnify, defend and hold harmless the directors and officers of Horizon (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Horizon’s articles of association to the extent permitted by law.

The merger agreement also provides that for a period of three years after the merger is completed, Cullen/Frost will maintain Horizon’s existing director’s and officer’s liability insurance if the annual premium therefore is not in excess of the last annual premium paid prior to the date of the merger agreement. However, if Horizon’s existing director’s and officer’s insurance expires, is terminated or is cancelled during this three-year period, Cullen/Frost will use its reasonable best efforts to obtain as much comparable insurance as can be obtained for the remainder of the period for a premium not in excess of the last annual premium paid prior to the date of the merger agreement.

Loans to Certain Horizon Officers and Employees

In connection with the exercise of options to purchase or receive Horizon common stock, Cullen/Frost offered to make loans on fair market terms to certain officers and employees holding options to fund the exercise or purchase price of the common stock subject to these options. The following officers and employees obtained such loans from Cullen/Frost in the following amounts:

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this document, carefully and in its entirety. The description of the merger agreement in this proxy statement-prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Horizon will merge with and into a newly formed, wholly owned bank subsidiary of Cullen/Frost, which we refer to as “interim bank sub”, and interim bank sub will be the surviving corporation. The separate existence of Horizon will terminate. Immediately following the merger, the capital stock of interim bank sub will be contributed to The New Galveston Company, a wholly owned bank holding company subsidiary of Cullen/Frost. Immediately following the contribution, The New Galveston Company will cause interim bank sub to merge with and into The Frost National Bank, a wholly owned bank subsidiary of The New Galveston Company. The Frost National Bank will be the surviving corporation of the second merger and will continue its corporate existence under the laws of the United States.

Merger Consideration

The total consideration to be paid to Horizon shareholders in the merger consists of 1,400,000 shares of Cullen/Frost common stock and $45,000,000 in cash. If the average trading price of the Cullen/Frost stock over the ten-trading-day period ending on the trading day immediately prior to the merger’s closing date is greater than $53.46, the amount of cash will be reduced. If such average trading price is less than $43.74, the amount of cash will be increased but not above $50,236,000. Under certain circumstances, the aggregate amount of cash consideration may also be increased, to the extent that the amount of pre-closing shareholders equity minus $38,000,000 exceeds 5% of the amount of pre-closing shareholders equity, by the amount of the excess over 5%. Pre-closing shareholders equity means the total shareholders equity of Horizon as of the month-end immediately preceding the merger’s closing date, adjusted to take into account certain transaction expenses. Each Horizon shareholder will be entitled to elect to receive for each share of Horizon common stock either shares of Cullen/Frost common stock or cash, subject to the amount of shares and cash available and the election and allocation procedures in the merger agreement. Generally, to the extent that you receive Cullen/Frost common stock, the merger will be tax-free to you, other than with respect to any cash consideration or cash you receive for fractional shares.

The number of shares of Cullen/Frost common stock and the amount of cash to be received for each share of Horizon common stock will be based on a formula. This formula first values the aggregate consideration to be received by all Horizon shareholders in the merger using the average trading price of Cullen/Frost common stock described above and the amount of cash to be paid. It then divides that value by the number of shares of Horizon common stock outstanding at the time of the merger, which is expected to be 944,966. The result would be the amount of cash per share to be paid to Horizon shareholders. The number of shares of Cullen/Frost common stock to be exchanged for each share of Horizon stock would be equal to that per share cash amount divided by the average trading price of the Cullen/Frost common stock described above.

The total amount of Cullen/Frost common stock available in the merger is fixed. As described above, the total amount of cash consideration available in the merger may be adjusted prior to the closing but it will be fixed at the closing. Notwithstanding the foregoing, the value of the stock to be received by Horizon shareholders will change depending on changes in the market price of Cullen/Frost common stock. Set forth below is a table showing a hypothetical range of prices for shares of Cullen/Frost common stock and the corresponding consideration that a Horizon shareholder would receive in a cash election and a stock election under the merger consideration formula based on the number of fully diluted shares of Horizon common stock currently outstanding, after exercise of stock options. The table does not reflect the fact that cash will be paid instead of fractional shares and the additional amount of cash that may be payable because of the limit on the special dividend, if any.

	Total Merger Consideration
Hypothetical Ten-Day Average Closing Sales Price for Cullen/Frost Common Stock	Aggregate Number of Shares of Cullen/Frost Common Stock	Aggregate Amount of Cash (excluding any additional amount resulting from the limit on the special dividend)	Cash Amount Per Share of Horizon Stock	Number of Shares of Cullen/Frost Common Stock for Each Share of Horizon Stock	Value of Shares of Cullen/Frost Common Stock Based on Ten-Day Average
$35.00	1,400,000	$50,236,000.00	$105.02	3.0004	$49,000,000.00
36.00	1,400,000	50,236,000.00	106.50	2.9582	50,400,000.00
37.00	1,400,000	50,236,000.00	107.98	2.9183	51,800,000.00
38.00	1,400,000	50,236,000.00	109.46	2.8805	53,200,000.00
39.00	1,400,000	50,236,000.00	110.94	2.8447	54,600,000.00
40.00	1,400,000	50,236,000.00	112.42	2.8106	56,000,000.00
41.00	1,400,000	48,836,000.00	112.42	2.7420	57,400,000.00
42.00	1,400,000	47,436,000.00	112.42	2.6767	58,800,000.00
43.00	1,400,000	46,036,000.00	112.42	2.6145	60,200,000.00
44.00	1,400,000	45,000,000.00	112.81	2.5638	61,600,000.00
45.00	1,400,000	45,000,000.00	114.29	2.5398	63,000,000.00
46.00	1,400,000	45,000,000.00	115.77	2.5168	64,400,000.00
47.00	1,400,000	45,000,000.00	117.25	2.4947	65,800,000.00
48.00	1,400,000	45,000,000.00	118.73	2.4736	67,200,000.00
49.00	1,400,000	45,000,000.00	120.22	2.4534	68,600,000.00
50.00	1,400,000	45,000,000.00	121.70	2.4340	70,000,000.00
51.00	1,400,000	45,000,000.00	123.18	2.4153	71,400,000.00
52.00	1,400,000	45,000,000.00	124.66	2.3973	72,800,000.00
53.00	1,400,000	45,000,000.00	126.14	2.3800	74,200,000.00
54.00	1,400,000	44,244,000.00	126.82	2.3486	75,600,000.00
55.00	1,400,000	42,844,000.00	126.82	2.3059	77,000,000.00

The examples above are illustrative only. The value of the merger consideration that you actually receive will be based on the average trading price of Cullen/Frost common stock prior to completion of the merger, as described above. If that average price is not included in the table above, including because the price is outside the range of the amounts set forth above, we do not intend to re-solicit proxies from Horizon shareholders in connection with the merger.

Based on the closing price of Cullen/Frost common stock on July     , 2005, for each of your shares of Horizon common stock you would receive either approximately $         in cash or approximately          shares of Cullen/Frost common stock, subject to possible proration and adjustment, including as a result of the limit on the special dividend. However, we will compute the actual amount of cash and number of shares of Cullen/Frost common stock you will receive in the merger using the formula contained in the merger agreement.

As explained in more detail in this proxy statement-prospectus, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the completion of the merger will be the same based on the Cullen/Frost stock price used to calculate the merger consideration. Any Horizon shareholder who does not make a valid election in the shareholder’s form of election will receive cash, shares of Cullen/Frost common stock or a mixture of cash and shares of Cullen/Frost common stock, based on what is available after giving effect to the valid elections made by other shareholders and the impact of the proration provisions described below. In addition, Horizon shareholders may specify different elections with respect to different shares held by them (for example, a shareholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election.    The merger agreement provides that each Horizon shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Horizon common stock, an amount in cash equal to the cash amount per share calculated as described above, subject to possible proration and adjustment.

Stock Election.    The merger agreement provides that each Horizon shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Horizon common stock, a number of shares of Cullen/Frost common stock and rights issued and attached to such stock calculated as described above, subject to possible proration and adjustment.

Non-Electing Shares.    Horizon shareholders who make no election to receive cash or Cullen/Frost common stock in the merger, and Horizon shareholders who do not make valid elections, will be deemed not to have made an “election.” Horizon shareholders not making an election may be paid in cash, Cullen/Frost common stock or a mix of cash and shares of Cullen/Frost common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Horizon shareholders and application of the proration adjustments described below.

Proration.    The total number of shares of Cullen/Frost common stock that will be issued and cash that will be paid in the merger is fixed at 1,400,000 shares and $45,000,000, respectively, subject to an adjustment of the cash amount described above. Therefore, the cash and stock elections are subject to proration to preserve this limitation on the number of shares of Cullen/Frost common stock to be issued and cash to be paid in the merger. As a result, even if you make the cash election or stock election, you may nevertheless receive a mix of cash and stock.

Effect of Horizon Shareholders Electing to Receive More than 1,400,000 Shares of Cullen/Frost Stock.    Cash may be paid to shareholders who make stock elections if the stock election is oversubscribed. The shares of Horizon common stock for which valid stock elections are made are known as the “stock election shares”. The number of shares of Horizon common stock that will be converted into shares of Cullen/Frost common stock in the merger is equal to the “stock conversion number”, which is equal to (1) 1,400,000 divided by (2) the number of shares of Cullen/Frost common stock to be exchanged for each Horizon share.

If the stock election shares are greater than the stock conversion number, the stock election is oversubscribed. If the stock election is oversubscribed, then:

•	Horizon shareholders making a cash election, and those shareholders who failed to make valid elections, will receive merger consideration consisting only of cash for each share of Horizon common stock;

•	the exchange agent will allocate from among the stock election shares (other than stock election shares that relate to shares of Horizon common stock that were received upon the exercise of an option to purchase such stock after the date of the merger agreement, collectively referred to as “BSO stock election shares”) pro rata to the holders of those shares in accordance with their respective numbers of stock election shares, a sufficient number of stock election shares, referred to as “converted stock election shares”, so that the difference between (1) the number of stock election shares (including BSO stock election shares) less (2) the number of the converted stock election shares equals as closely as practicable the stock conversion number, and each converted stock election share will be, as of the effective time of the merger, converted into the right to receive the cash consideration; and

•	each BSO stock election share and each other stock election share that is not a converted stock election share will be converted into the right to receive the stock consideration.

Effect of Horizon Shareholders Electing to Receive More than the Aggregate Amount of Cash.    Cullen/Frost common stock may be issued to shareholders who make cash elections if the cash election is oversubscribed. If the cash election is oversubscribed, then:

•	each stock election share will be converted into the right to receive the stock consideration;

•	the exchange agent will allocate from among the shares with respect to which no valid election has been made, referred to as “non-election shares”, pro rata to the holders of non-election shares in accordance with their respective numbers of non-election shares, a sufficient number of non-election shares so that the sum of such number and the number of stock election shares equals as closely as practicable the stock conversion number, and each such allocated non-election share, each referred to as a “stock-selected non-election share”, will be converted into the right to receive the stock consideration, except that if the sum of all non-election shares and stock election shares is equal to or less than the stock conversion number, all non-election shares will be stock-selected non-election shares;

•	if the sum of stock election shares and non-election shares is less than the stock conversion number, the exchange agent will allocate from among the shares with respect to which a valid cash election was made, referred to as “cash election shares”, other than such shares representing dissenting shares, pro rata to the holders of cash election shares in accordance with their respective numbers of cash election shares, a sufficient number of cash election shares so that the sum of such number, the number of all stock election shares and the number of all non-election shares equals as closely as practicable the stock conversion number, and each such allocated cash election share, each referred to as a “converted cash election share”, will be converted into the right to receive the stock consideration; and

•	each non-election share and cash election share that is not a stock-selected non-election share or a converted cash election share will be converted into the right to receive the cash consideration.

Horizon Stock Options.    The merger agreement obligates Horizon to take all action necessary to ensure that each stock option held by Horizon directors or employees, whether or not the option is exercisable before the record date for Horizon’s special meeting, will be exercised before that date. Horizon’s obligation includes ensuring that each option holder is given notice and informed of the procedures for exercising the options before the record date. Each option not exercised or forfeited before the record date of Horizon’s special meeting will be cancelled for no consideration. All options were exercised prior to the record date.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration; Fractional Shares

Conversion.    The conversion of Horizon common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Exchange Procedures.    Prior to the completion of the merger, Cullen/Frost will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to Horizon, which we refer to as the “exchange agent”, (1) certificates or, at Cullen/Frost’s option, evidence of shares in book-entry form, representing the shares of Cullen/Frost common stock to be issued under the merger agreement and (2) cash payable as part of the cash consideration and instead of any fractional shares of Cullen/Frost common stock to be issued under the merger agreement. Promptly after the effective time of the merger, the exchange agent will exchange certificates representing shares of Horizon common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Horizon stock certificates.

If any Cullen/Frost stock certificate is to be issued, or cash payment made, in a name other than that in which the Horizon stock certificate surrendered in exchange for the merger consideration is registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new

Cullen/Frost certificate or the payment of the cash consideration in a name other than that of the registered holder of the Horizon stock certificate surrendered, or must establish to the satisfaction of Cullen/Frost and the exchange agent that any such taxes have been paid or are not applicable.

Election Form.    The merger agreement provides that the cash or stock elections will be made on a form reasonably agreed upon by Cullen/Frost and Horizon. The exchange agent will mail or deliver to each holder of record of Horizon common stock, at the same time Horizon shareholders are mailed this proxy statement-prospectus, the election form and appropriate transmittal materials containing instructions for use in effecting the surrender of Horizon stock certificates in exchange for the merger consideration.

Election Deadline; Submission of Election Materials.    To be effective, election forms must be properly completed, signed and actually received by the exchange agent not later than 5:00 p.m., Central Time, on August 30, 2005 the day of the special meeting of Horizon shareholders.

An election form will be properly completed only if accompanied by certificates representing all shares of Horizon common stock covered by the election form. If a shareholder cannot deliver his or her stock certificates to the exchange agent by the election deadline, a shareholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the form of election, so long as (1) the guarantee of delivery is from a commercial bank or trust company having an office in the United States or a member of a registered national securities exchange or of the NASD and (2) the actual stock certificates are in fact delivered to the exchange agent within three trading days of execution of guarantee of delivery.

Generally, an election may be revoked, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and any certificates have been transmitted to the exchange agent, the exchange agent will, upon written request, return those certificates to the shareholder who submitted them.

Shares of Horizon common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares.

Dividends and Distributions.    Until Horizon common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Cullen/Frost common stock into which shares of Horizon common stock may have been converted will accrue but will not be paid. When duly surrendered, Cullen/Frost will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Horizon of any shares of Horizon common stock. If certificates representing shares of Horizon common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Horizon common stock represented by that certificate have been converted.

Withholding.    The Exchange Agent will be entitled to deduct and withhold from the merger consideration payable to any Horizon shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the Exchange Agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

No Fractional Shares Will Be Issued.    Cullen/Frost will not issue fractional shares of Cullen/Frost common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, Cullen/Frost will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of Cullen/Frost common stock on the NYSE for the last NYSE trading day immediately preceding the date the merger is completed. No interest will be paid or accrued on the cash.

Lost, Stolen or Destroyed Horizon Common Stock Certificates.    If you have lost a certificate representing Horizon common stock, or it has been stolen or destroyed, Cullen/Frost will issue to you the common stock or cash payable under the merger agreement if you submit an affidavit of that fact and post bond in a customary amount to protect against any claim that may be made against Cullen/Frost about ownership of the lost, stolen or destroyed certificate.

For a description of Cullen/Frost common stock and a description of the differences between the rights of Horizon shareholders and Cullen/Frost shareholders, see “Description of Cullen/Frost Capital Stock” beginning on page 60 and “Comparison of Shareholder Rights” beginning on page 63.

Effective Time

We plan to complete the merger on a business day designated by Cullen/Frost that is (a) within 60 days after the receipt of the last required regulatory approval (or, if later, within 10 days after the satisfaction of those routine conditions that by their nature are to be satisfied at the closing) and (b) after the satisfaction or waiver of the last remaining condition to the merger, other than those routine conditions that by their nature are to be satisfied at the closing. Both Horizon and Cullen/Frost may waive this time period. The time the merger is completed is the effective time of the merger. See “Conditions to Completion of the Merger” beginning on page 42.

We anticipate that we will complete the merger during the fiscal quarter ending December 31, 2005. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by November 30, 2005, either party may terminate the merger agreement without penalty unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “Conditions to Completion of the Merger” beginning on page 42 and “Regulatory Approvals Required for the Merger” beginning on page 45.

Representations and Warranties

The merger agreement contains representations and warranties of Cullen/Frost and Horizon, to each other, as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

•	the capitalization of each party;

•	the authority of each party and its subsidiaries to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not breach:

•	the articles of incorporation and by-laws of each party,

•	applicable law, and

•	agreements, instruments or obligations of each party;

•	governmental approvals;

•	regulatory investigations and orders;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	the absence of material changes in each party’s business since December 31, 2004;

•	the absence of undisclosed obligations or liabilities;

•	the absence of litigation;

•	each party’s compliance with applicable law;

•	the validity of, and the absence of material defaults under, each party’s material contracts;

•	the accuracy of each party’s books and records; sufficiency of each party’s internal controls; and

•	each party’s relationships with financial advisors;

In addition, the merger agreement contains representations and warranties of Horizon to Cullen/Frost as to:

•	the validity and enforceability of the Bay Area Bank and Trust Voting and Stock Restriction Agreement;

•	the absence of a breach of any provision or defaults under the Bay Area Bank and Trust Voting and Stock Restriction Agreement;

•	approvals and consents required in relation to the Bay Area Bank and Trust Voting and Stock Restriction Agreement;

•	employee benefit plans and related matters;

•	the filing and accuracy of tax returns, and the tax treatment of the merger;

•	the inapplicability to the merger and the stock option agreement of state anti-takeover laws and the anti-takeover provisions in Horizon’s articles of incorporation and by-laws;

•	title and interest in property;

•	material contracts;

•	material interests of officers, directors or associates;

•	adequacy of insurance coverage;

•	enforceability and validity of extensions of credit and interest rate risk management instruments;

•	its employment and consulting contracts;

•	labor matters; and

•	environmental matters.

Conduct of Business Pending the Merger

Horizon has agreed that, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, it will not, and will not agree to, without Cullen/Frost’s consent:

•	conduct its business other than in the ordinary and usual course;

•	fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

•	take any action reasonably likely to impair materially its ability to perform its obligations under the merger agreement or complete the transactions described in those documents;

•	enter into any new material line of business or change its banking and operating policies;

•	make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate;

•	terminate, enter into, amend, modify or renew any material contract;

•	make or renew any loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit in excess of $1,500,000;

•	enter into or renew any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements;

•	make, change or revoke any tax election, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, or surrender any right to claim a refund of taxes;

•	settle any action, suit, claim or proceeding against it, other than in the ordinary course of business in an amount not in excess of $100,000 and that would not (1) impose any material restriction on Horizon’s or its subsidiaries’ business or (2) create precedent for claims that are reasonably likely to be material to it or its subsidiaries;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any of its own stock;

•	declare or pay any dividend or distribution on any shares of its stock, other than the special dividend that Horizon may pay prior to the effective time of the merger;

•	permit any additional shares of stock to become subject to new grants of rights to acquire stock;

•	issue, sell, or dispose of or encumber, or authorize or propose the creation of, any additional shares of capital stock;

•	sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business consistent with past practice;

•	acquire the assets, business, deposits or properties of any other entity except in various specified transactions in the ordinary course of business consistent with past practice;

•	knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code or knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law;

•	amend its articles of incorporation or by-laws;

•	change its accounting principles, practices or methods, except as required by GAAP;

•	terminate, enter into, amend, modify or renew any employment agreements or grant salary increases or employee benefit increases except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for certain changes that are in the ordinary course of business; or

•	terminate, enter into, establish, adopt or amend any employee benefit plans, except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for any amendments that do not increase benefits or administrative costs.

Cullen/Frost has agreed, except as expressly contemplated by the merger agreement or as disclosed prior to signing the merger agreement, that it will not, and will not agree to, without Horizon’s consent, knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code or knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby, except as required by applicable law; provided that these restrictions shall not preclude it from exercising its rights under the voting agreements.

The merger agreement permits Cullen/Frost to make acquisitions and dispositions and to issue capital stock in connection therewith if such transactions do not present a material risk that the completion of the merger will be materially delayed or that any required regulatory approvals will be materially more difficult to obtain.

Acquisition Proposals by Third Parties

Horizon has agreed that it will not solicit or encourage inquiries or proposals with respect to any acquisition proposal. Horizon has also agreed that it will not engage in any negotiations concerning any acquisition proposal, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any acquisition proposal.

However, if Horizon receives an unsolicited bona fide acquisition proposal and Horizon’s board concludes in good faith that it constitutes a superior proposal, Horizon may furnish nonpublic information and participate in negotiations or discussions to the extent that its board concludes in good faith (and based on the advice of counsel) that failure to take those actions would result in a violation of its fiduciary duties. Before providing any nonpublic information, Horizon must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with Cullen/Frost. While Horizon has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow Horizon to terminate the merger agreement solely because it has received a superior proposal or entered into such negotiations.

For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:

•	The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	a tender or exchange offer to acquire more than 15% of the voting power in Horizon;

•	a proposal for a merger, consolidation or other business combination involving Horizon; or

•	any other proposal to acquire more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Horizon.

•	The term “superior proposal” means a bona fide written acquisition proposal (substituting “25%” for “15%” in the first and third bullet points above) which the Horizon board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Cullen/Frost merger after:

•	receiving the advice of its financial advisors;

•	taking into account the likelihood of completion of the proposed transaction; and

•	taking into account legal, financial, regulatory and other aspects of such proposal.

Horizon has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Horizon has also agreed to notify Cullen/Frost within one business day of receiving any acquisition proposal and the substance of the proposal.

In addition, Horizon has agreed to use all reasonable best efforts to obtain from its shareholders approval of the merger agreement, the plan of merger and the merger. However, if Horizon’s board (after consultation with, and based on the advice of, counsel) determines in good faith that, because of an acquisition proposal that Horizon’s board concludes in good faith constitutes a superior proposal, to continue to recommend such items to its shareholders would violate its fiduciary duties, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its shareholders. Horizon agreed that before taking such action with respect to an acquisition proposal, it will give Cullen/Frost at least 10 business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by Cullen/Frost.

Horizon has also agreed to use all reasonable best efforts to ensure the taking of all necessary action under the Bay Area Bank and Trust Voting and Stock Restriction Agreement in relation to the merger agreement, the plan of merger and the merger, including the receipt by the voting representative of direction as to the voting of all Horizon common stock that is subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement.

Special Dividend

Prior to the effective date of the merger, Horizon may declare a one-time, special dividend on the outstanding shares of Horizon common stock, which we refer to as “the special dividend”, in an amount per share equal to the “per share special dividend amount”. The per share special dividend amount is equal to the amount of Horizon’s total shareholders’ equity as of the month-end preceding the merger’s scheduled closing (adjusted to include certain accruals of revenues and expenses, including transaction expenses) minus $38,000,000, provided that such amount does not exceed 5% of Horizon’s pre-closing shareholders equity, divided by the number of shares of Horizon common stock outstanding immediately prior to the merger’s effective time. The adjustments to Horizon’s total shareholders equity will be determined based on a balance sheet, the contents of which must be agreed upon by Horizon and Cullen/Frost, or otherwise arbitrated by PricewaterhouseCoopers LLP. If the amount of Horizon’s shareholders’ equity minus $38,000,000 would exceed 5% of Horizon’s pre-closing shareholders’ equity, the amount of cash to be paid in the merger would be increased by an amount equal to the excess over 5%.

Other Agreements

In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

•	we agreed to use all reasonable best efforts to complete the merger and the other transactions contemplated by the merger agreement;

•	we agreed to give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect or that would constitute a material breach of any of our representations, warranties, covenants or agreements in the merger agreement;

•	we agreed that Horizon will convene a meeting of its shareholders as soon as practicable to consider and vote on the merger agreement, the plan of merger and the merger;

•	we agreed, subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this proxy statement-prospectus and the registration statement for the Cullen/Frost common stock to be issued in the merger;

•	we agreed that Horizon will provide Cullen/Frost, and Cullen/Frost’s officers, employees, counsel, accountants and other authorized representatives, access during normal business hours throughout the period prior to the effective time of the merger to the books, records, properties, personnel and other information of Horizon as Cullen/Frost may reasonably request;

•	we agreed that Horizon will provide Cullen/Frost with copies of documents filed by Horizon pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Horizon as Cullen/Frost may reasonably request, including providing Cullen/Frost with final monthly general ledger reports for each month-end beginning with March 31, 2005 until the effective time of the merger;

•	we agreed to cooperate on shareholder and employee communications and press releases;

•	we agreed that Horizon will not take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws or takeover provisions of our articles of incorporation or by-laws;

•	we agreed to keep any nonpublic information confidential;

•	we agreed that Horizon will make modifications to its loan, litigation and real estate valuation policies that we may mutually agree upon;

•	we agreed to consult each other with respect to the character, amount and timing of restructuring charges to be taken by Horizon in connection with the transactions contemplated by the merger agreement, and to record such charges in accordance with GAAP;

•

we agreed that following the closing, employees of Horizon will be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of Horizon or Cullen/Frost) which in the aggregate are substantially comparable to those currently provided by Cullen/Frost to its similarly situated employees, as in effect from time to time (provided that (a) employees of Horizon will not be eligible to accrue benefits under Cullen/Frost’s profit sharing plans until the first year in which such employees are employed by Cullen/Frost or a subsidiary of

Cullen/Frost as of January 1 of such year and (b) in no event will employees of Horizon be entitled to receive benefits under the Cullen/Frost non-contributory defined benefit plans, which were frozen effective December 31, 2001);

•	we agreed that Cullen/Frost will cause each employee benefit plan of Cullen/Frost in which Horizon employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with Horizon as if such service were with Cullen/Frost, to the same extent that such service was credited under a comparable plan of Horizon, and, with respect to welfare benefit plans of Cullen/Frost in which employees of Horizon are eligible to participate, Cullen/Frost agreed to waive any preexisting conditions, waiting periods and actively at work requirements under such plans;

•	we agreed that Cullen/Frost will honor in accordance with their terms all employee benefit obligations to current and former employees of Horizon accrued on the balance sheet Horizon delivers to Cullen/Frost immediately prior to closing, as required by the merger agreement;

•	we agreed that employees of Horizon as of the closing who are terminated during the period commencing at the closing and ending on the six-month anniversary thereof will be entitled to receive severance payments and benefits in accordance with Cullen/Frost’s severance policies applicable to similarly situated employees;

•	we agreed that Horizon will take all action necessary so that each employee and director option to purchase Horizon common stock will be exercisable prior to Horizon’s shareholder meeting and that each option not exercised or forfeited prior to the meeting is cancelled for no consideration;

•	we agreed that, upon Cullen/Frost’s request, Horizon will take all action necessary, including adopting resolutions of its board, to terminate any employee benefit plan covering its employees, including its 401(k) Plan;

•	we agreed that Horizon will cause each of its affiliate shareholders to deliver to Cullen/Frost and Horizon a written agreement restricting the ability of such person to sell or otherwise dispose of any Cullen/Frost common stock or Horizon common stock held by that person;

•	we agreed that, upon completion of the merger, Cullen/Frost will indemnify, defend and hold harmless the directors and officers of Horizon (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Horizon’s articles of association to the extent permitted by law;

•	we agreed that, for a period of three years after the merger is completed, Cullen/Frost will maintain Horizon’s existing director’s and officer’s liability insurance if the annual premium therefor is not in excess of the last annual premium paid prior to the date of the merger agreement; and

•	we agreed that Cullen/Frost will grant an aggregate of 70,000 options to purchase Cullen/Frost common stock to Horizon employees selected by Cullen/Frost in its sole discretion.

Conditions to Completion of the Merger

Cullen/Frost’s and Horizon’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions, including the following:

•	the merger agreement, the plan of merger and the merger must be approved by the requisite vote of holders of Horizon’s common stock;

•	the Cullen/Frost common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC of which this proxy statement-prospectus is a part must be effective;

•	the required regulatory approvals must be obtained without any conditions that could have a material adverse effect on Cullen/Frost or materially restrict Cullen/Frost or any of its subsidiaries in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of Cullen/Frost or any of its subsidiaries and any waiting periods required by law must expire;

•	there must be no government action or other legal restraint or prohibition preventing completion of the merger;

•	the aggregate value at closing of the stock consideration divided by the total value of the closing consideration must be equal to or greater than 0.45;

•	Cullen/Frost must receive an opinion of Sullivan & Cromwell LLP and Horizon must receive an opinion of Jenkens & Gilchrist, P.C., each dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in each of these opinions, the merger will be treated as a tax-free reorganization under federal tax laws, Cullen/Frost and Horizon will be parties to the reorganization, and no gain or loss will be recognized by Horizon shareholders who receive shares of Cullen/Frost stock in exchange for all of their Horizon common stock, except with respect to any cash consideration or cash received instead of fractional interests;

•	the representations and warranties of the other party to the merger agreement must be true and correct and the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	with regard to Cullen/Frost’s obligation (but not Horizon’s), the number of dissenting shares must not exceed 15% of the outstanding shares of Horizon’s common stock; and

•	with regard to Cullen/Frost’s obligation (but not Horizon’s), all outstanding options held by Horizon employees and directors to purchase Horizon common stock must be exercised and the price of the options must be paid in full in cash.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before November 30, 2005, either Cullen/Frost or Horizon may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before or after the merger agreement, the plan of merger and the merger are approved by Horizon shareholders:

•	by our mutual consent;

•	by either of us if any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action, but not by a party whose action or inaction caused such denial;

•	by either of us if the merger is not completed on or before November 30, 2005, but not by a party whose action or inaction caused such delay;

•	by either of us if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, after 60 days’ written notice to the breaching party, as long as that breach would also allow the non-breaching party not to complete the merger;

•	by Cullen/Frost (but not Horizon) if Horizon’s board submits the merger agreement, the plan of merger and the merger to its shareholders without a recommendation for approval or with special and materially adverse qualifications on the approval, or if the board otherwise withdraws or materially and adversely modifies its recommendation for approval;

•

by Cullen/Frost (but not Horizon) if Horizon’s board recommends an acquisition proposal other than the merger, or if Horizon’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least five business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether Horizon’s board will in fact engage in or authorize negotiations;

•	by Cullen/Frost (but not Horizon), upon five days’ prior written notice, if a continuing violation, breach or default has occurred under a voting agreement; or

•	by Cullen/Frost (but not Horizon), if the number of dissenting shares exceeds 15% of the outstanding shares of Horizon common stock.

In addition, Horizon (but not Cullen/Frost) may terminate the merger agreement if the sum of the total merger consideration and the special dividend that Horizon may pay is less than $105,000,000, subject to the following: if Horizon elects to exercise this termination right, it will give Cullen/Frost prompt written notice (which may be withdrawn at any time). For a seven-day period commencing with Cullen/Frost’s receipt of the notice, Cullen/Frost will have the option to increase the total merger consideration by increasing the aggregate cash consideration so that, as a result of the increase, the sum of the aggregate amount of the special dividend and the total merger consideration is $105,000,000. In calculating the total merger consideration, the original measurement price will be used and there will be no adjustments to reflect subsequent fluctuations in the price of Cullen/Frost stock. Unless and until Cullen/Frost has exercised this option in the seven-day period, the closing of the merger shall not occur.

If Cullen/Frost elects to exercise the option, it must give Horizon prompt written notice of the election and the revised amount of the aggregate cash consideration. Upon Cullen/Frost’s election,

•	no termination will occur;

•	the merger agreement will remain in full force and effect in accordance with its terms (except the modification to the amount of the aggregate cash consideration); and

•	the closing of the merger will occur on the third business day following Cullen/Frost’s election.

If Cullen/Frost does not elect to exercise its option within the seven-day period, the merger agreement will terminate.

The merger agreement also provides that Horizon must pay Cullen/Frost a fee equal to $3,750,000 in the following circumstances:

•	if Horizon enters into an agreement to engage in a competing acquisition proposal with any person other than Cullen/Frost or any of Cullen/Frost’s subsidiaries;

•	if Horizon authorizes, recommends, proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any such person or its board recommends that Horizon’s shareholders approve or accept such competing acquisition proposal; or

•	if any person, other than Cullen/Frost or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 33 1/3% or more of the outstanding shares of Horizon common stock;

and, such event occurs before or on:

•	the 12-month anniversary of a fee extension event, which is described below, if a fee extension event occurs as a result of the termination of the merger agreement; or

•	the date of the termination of the merger agreement, if a fee extension event does not occur as a result of the termination of this agreement.

A “fee extension event” occurs if the merger agreement is terminated:

•	by either Horizon or Cullen/Frost because Horizon’s shareholders fail to approve the merger agreement, the plan of merger or the merger;

•	by either Horizon or Cullen/Frost because the merger is not completed on or before November 30, 2005, unless the reason for the delay is Cullen/Frost’s failure to obtain the requisite government approval because of conditions pertaining solely to Cullen/Frost;

•	by Cullen/Frost because Horizon’s board submits the merger agreement, the plan of merger and the merger to its shareholders without a recommendation for approval or with special and materially adverse qualifications on the approval, or if the board otherwise withdraws or materially and adversely modifies its recommendation for approval;

•	by Cullen/Frost because Horizon’s board recommends an acquisition proposal other than the merger, or if Horizon’s board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least five business days; and

•	by Cullen/Frost because:

•	Horizon is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, after 60 days’ written notice to Cullen/Frost, and that breach also allows Cullen/Frost not to complete the merger;

•	a continuing violation, breach or default has occurred under a voting agreement; or

•	the number of dissenting shares exceeds 15% of the outstanding shares of Horizon common stock;

and, in each of the three situations described above, prior to such termination, a competing acquisition proposal was made or any person publicly announced an intention (whether or not conditional) to make such a proposal.

Waiver and Amendment of the Merger Agreement

At any time before completion of the merger, either Cullen/Frost or Horizon may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. Subject to compliance with applicable law, we may amend the merger agreement by a written agreement at any time before or after Horizon’s shareholders approve the merger agreement, the plan of merger or the merger, except that if Horizon’s shareholders have given their approval, there may not be any amendment of the merger agreement that would require the items to be resubmitted to Horizon’s shareholders.

Cullen/Frost may also change the structure of the merger, as long as any change does not change the amount or type of consideration to be received by Horizon shareholders and the holders of employee or director options to purchase Horizon common stock, does not adversely affect the timing of completion of the merger, does not adversely affect the tax consequences of the merger to Horizon’s shareholders and does not cause any of the conditions to complete the merger to be incapable of being satisfied.

Regulatory Approvals Required for the Merger

We have agreed to use all reasonable best efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals”. These include approval from the Board of Governors of the Federal Reserve System, or Federal Reserve Board; the Office of the Comptroller of the Currency, or the OCC; and the Texas Department of Banking. We have either filed or intend to complete the filing promptly after the date of this proxy statement-prospectus of applications and notifications to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

Federal Reserve Board.    Completion of the merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, or receipt from the Federal Reserve Board of a waiver of this approval.

The Federal Reserve Board is prohibited from approving any merger transaction under Section 3 of the Bank Holding Company Act (1) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (2) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

In addition, among other things, in reviewing the merger, the Federal Reserve Board must consider (1) the financial and managerial resources and future prospects of Cullen/Frost and its subsidiary banks and Horizon, (2) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (3) the companies’ effectiveness in combating money-laundering activities and (4) Cullen/Frost’s and its subsidiaries’ record of compliance with applicable community reinvestment laws.

Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the Federal Reserve Board application and notification, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application and notification are under review by the Federal Reserve Board.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board is subject to a waiting period ranging from 15 to 30 days, during which time the U.S. Department of Justice may challenge the merger transaction on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.

OCC.    Cullen/Frost has filed an application with the Office of the Comptroller of the Currency to approve the establishment by Cullen/Frost of a wholly owned interim bank subsidiary and the merger of Horizon into the interim bank subsidiary under the Bank Merger Act and the merger of the interim bank subsidiary into The Frost National Bank under the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the OCC will use substantially the same criteria as the Federal Reserve Board as described above.

Texas Department of Banking.    The merger is also subject to certain filing and other requirements of the Texas Department of Banking. Consummation of the merger requires prior notice to the Texas Department of Banking under 7 Texas Administrative Code § 15.107.

Stock Exchange Listing

Cullen/Frost has agreed to use all reasonable best efforts to list the Cullen/Frost common stock to be issued in the merger on the NYSE. It is a condition to the completion of the merger that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, Cullen/Frost expects that its common stock will continue to trade on the NYSE under the symbol “CFR”.

Restrictions on Resales by Affiliates

The offer and sale of shares of Cullen/Frost common stock that Horizon shareholders will own following the merger have been registered under the Securities Act of 1933. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Cullen/Frost, Horizon or the combined company under the Securities Act. An “affiliate” of Cullen/Frost, Horizon or the combined company, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Cullen/Frost, Horizon or the combined company, as the case may be. Persons that are affiliates of Cullen/Frost or Horizon at the time the merger is submitted for vote of the Horizon shareholders or of the combined company following completion of the merger may not sell their shares of Cullen/Frost common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

This proxy statement-prospectus does not cover any resale of Cullen/Frost common stock received in the merger by any person that may be deemed to be an affiliate of Horizon, Cullen/Frost or the combined company.

Dissenters’ Rights of Appraisal of Horizon Shareholders

The following discussion is a summary of the material statutory procedures to be followed by a holder of Horizon common stock in order to dissent from the merger and perfect appraisal rights. Section 215a of Title 12 of the United States Code generally provides that the shareholders of a state bank being merged into a national bank generally have national bank type dissenters’ rights. However, Section 215a(d) of Title 12 of the United States Code provides that the appraisal of such shares of stock in any state bank shall be determined in the manner prescribed by the law of the state in such cases, rather than as provided in Section 215a, if such provision is made by the state’s law and that no such merger shall be in contravention of the law of the state under which such bank is incorporated. In that regard, § 32.501 of the Texas Finance Code provides that a state bank may merge into another financial institution, but the merger by the state bank must be made and approval of its board, shareholders, or participants must be obtained in accordance with the TBCA as if the state bank were a domestic corporation and all other parties to the transaction, if any, were foreign corporations and other entities. Accordingly, if you want to exercise appraisal rights, you should review carefully Sections 5.11, 5.12 and 5.13 of the TBCA and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the TBCA, which are reprinted in their entirety as Appendix D to this proxy statement-prospectus. Horizon shareholders seeking to exercise appraisal rights must strictly comply with these provisions.

Shareholders of Horizon as of the record date may exercise dissenters’ rights in connection with the merger by complying with Articles 5.11, 5.12 and 5.13 of the TBCA. Consummation of the merger is subject to, among other things, the holders of no more than 15% of the outstanding Horizon common stock electing to exercise their dissenters’ rights. By exercising dissenters’ rights, you will be entitled to receive, if the merger is consummated, the “fair value” of the shares of Horizon common stock that you owned as of the day immediately prior to the date of the special meeting. This value may differ from the value of the consideration that you would otherwise receive in the merger. The following is a summary of the statutory procedures that you must follow in the event you elect to exercise your dissenters’ rights under the TBCA. This summary is not complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA, the text of which is set forth in full in Appendix D to this proxy statement-prospectus.

How to exercise and perfect your right to dissent.    In order to be eligible to exercise your right to dissent to the merger and to receive, upon compliance with the statutory requirements summarized below, the fair value of your shares of Horizon common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger:

•      you must, prior to the special meeting, provide Horizon with a written objection to the merger that states that you intend to exercise your right to dissent if the merger is consummated and that provides an address to which a notice about the outcome of the vote on the merger may be sent; and

Any written objection with notice of intent to exercise the right of dissent should be addressed as follows: Horizon Capital Bank 102 Main Street, Suite 100 Houston, Texas 77002 Attention: Cashier

•      you must not vote your shares of Horizon common stock in favor of the merger agreement and must not direct the voting representative to vote in favor of the merger agreement if your shares are subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement.

You should sign every communication.

In order to exercise properly dissenters’ rights, you must refrain from voting by proxy or in person in favor of the merger agreement. A shareholder who executes and returns an unmarked proxy will have his or her shares voted “for” the merger agreement and, as a consequence thereof, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

Your demand for payment.    If you comply with the two items described above and the merger is completed, Cullen/Frost, as the surviving corporation, will within 10 days of the completion of the merger deliver or mail to all holders of Horizon common stock who satisfied the foregoing requirements a written notice that the merger has been completed. You must, within 10 days of the date the notice was sent to you by Cullen/Frost, send a written demand to Cullen/Frost for payment of the fair value of your shares of Horizon common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. The fair value of your shares of Horizon common stock will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. If you should fail to make such a demand within the ten-day period, you will lose the right to dissent and will be bound by the terms of the merger agreement. In order to preserve dissenters’ rights, you must also submit your stock certificates to Cullen/Frost within 20 days of making a demand for payment for notation thereon that such demand has been made. The failure to do so shall, at Cullen/Frost’s option, terminate your rights to dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown shall direct otherwise. Any notice addressed to Cullen/Frost must be addressed to:

Frost National Bank

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

Attention: Phillip D. Green

Cullen/Frost’s action upon receipt of your demand for payment.    Within 20 days of receiving your written demand for payment and estimate of the fair value of your shares of Horizon common stock, Cullen/Frost must mail or deliver to you a written notice that either:

•	accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and upon surrender of your certificate representing your shares of Horizon common stock; or

•	states Cullen/Frost’s estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger and upon surrender of your certificate representing your shares of Horizon common stock and upon receipt of notice within 60 days after the completion of the merger that you agree to accept Cullen/Frost’s estimate.

Payment of the fair value of your shares of Horizon common stock upon agreement of an estimate.    If you and Cullen/Frost agree upon the fair value of your shares of Horizon common stock within 60 days after completion of the merger, Cullen/Frost shall pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days of the completion of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of legal proceedings if a demand for payment remains unsettled.    If you and Cullen/Frost have not agreed upon the fair value of your shares of Horizon common stock within the 60-day period immediately subsequent to the completion of the merger, then either you or Cullen/Frost may, within 60 days of the expiration of the 60-day period after the effective date of the merger, file a petition in any court of competent jurisdiction in Harris County, Texas, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition shall be had upon Cullen/Frost as the surviving corporation and Cullen/Frost must within 10 days after service file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by Cullen/Frost, the petition must be accompanied by such a list. The clerk of the court shall give notice to Cullen/Frost and all shareholders named on the list of the time and place fixed for the hearing of the petition. After the hearing of the petition, the court shall determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the fair value.

The appraisers may examine the books and records of Horizon and shall afford the interested parties a reasonable opportunity to submit pertinent evidence. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers shall file a report of the value in the office of the clerk of the court, notice of which shall be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court shall adjudge the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment thereof by Cullen/Frost as the surviving corporation, together with interest which shall begin to accrue 91 days after the effective date of the merger. However, the judgment shall be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon Cullen/Frost’s payment of the judgment, you shall cease to have any interest in the shares. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees. Any shareholder who has demanded payment for such holder’s shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless Cullen/Frost consents, after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder shall be conclusively presumed to have approved the Agreement and shall be bound by its terms.

Termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement

The following discussion describes certain provisions of the Bay Area Bank and Trust Voting and Stock Restriction Agreement. We urge you to read the Bay Area Bank and Trust Voting and Stock Restriction Agreement, which is attached as Appendix B and incorporated by reference into this document, carefully and in its entirety.

The Bay Area Bank and Trust Voting and Stock Restriction Agreement provides, among other things, that shares of Horizon common stock subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement (and such successor stock as is received by parties to the Bay Area Bank and Trust Voting and Stock

Restriction Agreement in any other corporation or entity by virtue of an exchange of capital, including the merger), are subject to certain restrictions on disposition and on exercise of voting rights attaching thereto. In particular, parties to the Bay Area Bank and Trust Voting and Stock Restriction Agreement may not sell, assign, exchange or otherwise dispose of their shares without having first offered those shares to other parties to the Bay Area Bank and Trust Voting and Stock Restriction Agreement following the procedures established in the Bay Area Bank and Trust Voting and Stock Restriction Agreement. In addition, under circumstances specified in the Bay Area Bank and Trust Voting and Stock Restriction Agreement, parties to the Bay Area Bank and Trust Voting and Stock Restriction Agreement vest the voting representative or his designee with a proxy to vote their shares of Horizon common stock subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement in accordance with the directions received through a special meeting called in accordance with the terms of the Bay Area Bank and Trust Voting and Stock Restriction Agreement.

Horizon shareholders subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement are being asked to consent in writing to the termination of the Bay Area Bank and Trust Voting and Stock Restriction Agreement by means of voting “for” Item 2 on the blue proxy card. The consent in writing of Horizon shareholders representing at least 65% (or 549,199 shares) of the shares of Horizon common stock subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement is required to terminate the Bay Area Bank and Trust Voting and Stock Restriction Agreement.

Voting Agreements

The following discussion describes the material provisions of the voting agreements. We urge you to read the form of the voting agreement, which is attached as Appendix A, Annex 1 and incorporated by reference into this document, carefully and in its entirety.

In connection with the execution of the merger agreement, and as a condition to Cullen/Frost’s willingness to enter into the merger agreement, the beneficial owners of an aggregate of 33.2% of Horizon’s outstanding common stock have entered into voting agreements with Cullen/Frost.

Under the voting agreement, each such shareholder has agreed, with respect to the shares of Horizon common stock controlled by him or her, that at any meeting of the Horizon shareholders or action called pursuant to the Bay Area Bank and Trust Voting and Stock Restriction Agreement in relation to the merger agreement and transactions contemplated by the merger agreement and at the special shareholders meeting or any other meeting or action of Horizon shareholders called in relation to such matters, he or she shall vote or cause to be voted such shares as follows:

•	in favor of the adoption of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement or the plan of merger including the merger; and

•	against any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any other transactions contemplated by the merger agreement or the plan of merger.

The agreement also contains restrictions on the sale, transfer, assignment, pledge or other disposition of the shareholder’s shares unless the shareholder receives an irrevocable proxy in a form satisfactory to Cullen/Frost regarding the merger agreement, the plan of merger, the merger and any other matters required to be approved to consummate the merger and the transactions contemplated by the merger agreement or plan of merger or the transferee signs a voting agreement identical in all material respects.

Each shareholder has also agreed to use all reasonable best efforts to take all necessary action under the Bay Area Bank and Trust Voting and Stock Restriction Agreement, including providing direction to the voting representative regarding how to vote stock subject to the agreement and terminating the agreement.

The voting agreement will terminate upon the three-month anniversary of the termination of the merger agreement.

The voting agreement entered into between Cullen/Frost and Jack L. Thetford, the voting representative under the Bay Area Bank and Trust Voting and Stock Restriction Agreement, contains additional provisions regarding voting of the shares subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement. With regard to voting on the merger agreement, the plan of merger, the merger and any other matters required to be approved to consummate the merger and the transactions contemplated by the merger agreement or plan of merger, collectively referred to as “merger matters” and with regard to voting on any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any other transactions contemplated by the merger agreement or the plan of merger, collectively referred to as “acquisition proposal matters”, Mr. Thetford has agreed to vote all such stock “for” or “against” the merger matters or the acquisition proposal matters, as the case may be, in the same proportion as he has received “for” or “against” directions and has agreed to vote any such stock for which the shareholder has exercised his or her right to dissent “against” the merger matters.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Cullen/Frost

Cullen/Frost common stock is traded on the NYSE under the symbol “CFR”. The following table shows the high and low reported intra-day sales prices per share of Cullen/Frost common stock as reported by the NYSE and the cash dividends declared per share.

	Sales Price Per Share		Cash Dividends Per Share
	High	Low
2003
First Quarter	$33.90	$29.05	$0.22
Second Quarter	34.60	30.05	0.24
Third Quarter	39.00	32.00	0.24
Fourth Quarter	41.06	37.31	0.24
2004
First Quarter	43.47	38.84	0.240
Second Quarter	45.10	41.05	0.265
Third Quarter	46.50	41.85	0.265
Fourth Quarter	49.20	45.90	0.265
2005
First Quarter	48.97	43.87	0.265
Second Quarter	47.99	41.90	0.300
Third Quarter (through July , 2005)

Past price performance is not necessarily indicative of likely future performance. Because market prices of Cullen/Frost common stock will fluctuate, you are urged to obtain current market prices for shares of Cullen/Frost common stock.

Cullen/Frost may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits Cullen/Frost from purchasing shares of its common stock from the date this proxy statement-prospectus is first mailed to shareholders until completion of the special meeting of shareholders and during the ten-day-trading period ending on the trading day prior to the merger’s closing or until the average price of Cullen/Frost’s common stock is assessed for purposes of the merger agreement.

After the merger, Cullen/Frost currently expects to pay (when, as and if declared by Cullen/Frost’s board of directors out of funds legally available) regular quarterly cash dividends of $0.30 per share, in accordance with Cullen/Frost’s current practice. In the ordinary course of business, Cullen/Frost is dependent upon dividends from its subsidiary, The Frost National Bank, to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of The Frost National Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years. The merger agreement limits the cash dividends that may be paid on Horizon common stock pending completion of the merger to the special dividend. See “Conduct of Business Pending the Merger” beginning on page 38. The declaration and payment of dividends pending the merger is set forth in the merger agreement.

Horizon

Presently, there is no active trading market for Horizon common stock, and no market for Horizon common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Horizon common stock, and Horizon common stock is not listed or quoted on any stock exchange or automated quotation system. Horizon acts as the transfer agent and registrar for its stock. As of the record date, there were approximately 330 holders of the Horizon common stock.

Occasionally, Horizon becomes aware of trades of shares of its common stock and the prices at which these trades were executed. The following table sets forth the high and low sales price (to the extent known to management of Horizon) for trades in its common stock for each quarter during 2003 and 2004 and for the first two quarters of 2005:

	Low	High	Dividends Declared
2003
First Quarter	$44.00	$46.82	$0.00
Second Quarter	44.00	44.00	0.70
Third Quarter	44.00	44.00	0.00
Fourth Quarter	47.00	47.00	0.00
2004
First Quarter	n/a	n/a	1.00
Second Quarter	48.00	48.00	0.00
Third Quarter	n/a	n/a	0.00
Fourth Quarter	n/a	n/a	0.00
2005
First Quarter	n/a	n/a	0.00
Second Quarter (through June 24, 2005)	n/a	n/a	0.00

The prices given above represent actual trades but may not include all trades that occurred during the reported period. The prices given are the result of limited trading and may not be representative of the actual fair market value of the Horizon common stock.

Horizon is not obligated to register its common stock or, upon any registration, to create a market for its shares. Thus, a holder of Horizon common stock may be unable to liquidate his or her investment and must be able to bear the economic risk of such investment indefinitely.

As a Texas-chartered banking association, Horizon’s ability to pay dividends is restricted by certain laws and regulations. Under the Texas Finance Code, Horizon generally may not pay a dividend that would reduce its capital or surplus without the prior approval of the Texas Banking Commissioner. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses. As of March 31, 2005, Horizon could pay a dividend of at least $10.1 million without the prior approval of the Texas Banking Commissioner.

Horizon is also subject to certain restrictions on paying of dividends as a result of the requirement that it maintain an adequate level of capital in accordance with guidelines promulgated by the FDIC.

The FDIC has adopted risk-based capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these capital guidelines, the FDIC assigns a risk weight factor of 0% to 100% to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk weighted” asset base. At least half of a bank’s risk-based capital must consist of core (Tier 1) capital, which is comprised of (1) common shareholders’ equity (includes common stock and any related surplus, undivided profits, disclosed capital reserves that represent a segregation of undivided profits, and foreign currency translation adjustments; less net unrealized gains or losses on available for-sale portfolio); (2) certain noncumulative perpetual preferred stock and related surplus; and (3) minority interests in the equity capital accounts of consolidated subsidiaries, and excludes goodwill and intangible assets. The remainder, supplementary (Tier 2) capital, may consist of (1) allowance for loan and lease losses, up to a maximum of 1.25% of risk weighted assets; (2) certain perpetual preferred stock and related surplus; (3) hybrid capital instruments; (4) perpetual debt; (5) mandatory convertible debt securities; (6) term subordinated debt; (7) intermediate term preferred stock; and (8) certain unrealized holding gains on equity securities. “Total risk based capital” is determined by combining core capital and supplementary capital.

Under the FDIC’s regulatory capital guidelines, Horizon must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of March 31, 2005, Horizon had a ratio of Tier 1 capital to adjusted total assets of 8.7%, a ratio of Tier 1 capital to risk-weighted assets of 11.4% and a ratio of total risk based capital to risk-weighted assets of 12.5%. As of that date, Horizon could pay a dividend of $13.6 million and still meet these minimum capital requirements.

Finally, the FDIC has the authority to prohibit Horizon from paying a dividend when the FDIC determines that the dividend would be an unsafe or unsound banking practice.

INFORMATION ABOUT CULLEN/FROST AND HORIZON

Cullen/Frost

Cullen/Frost, a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries (collectively referred to as the “Corporation”), a broad array of products and services throughout 12 Texas markets. The Corporation offers commercial and consumer banking services, as well as trust and investment management, investment banking, insurance brokerage, leasing, asset-based lending, treasury management and item processing services. At March 31, 2005, Cullen/Frost had consolidated total assets of $9.8 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

The Corporation’s philosophy is to grow and prosper, building long-term relationships based on top quality service, high ethical standards, and safe, sound assets. The Corporation operates as a locally oriented, community-based financial services organization, augmented by experienced, centralized support in select critical areas. The Corporation’s local market orientation is reflected in its financial service centers and regional advisory boards, which are comprised of local business persons, professionals and other community representatives, that assist the Corporation’s financial centers in responding to local banking needs. Despite this local market, community-based focus, the Corporation offers many of the products available at much larger money-center financial institutions.

The Corporation serves a wide variety of industries including, among others, energy, manufacturing, services, construction retail, telecommunications, healthcare, military and transportation. The Corporation’s customer base is similarly diverse. The Corporation is not dependent upon any single industry or customer.

The Corporation’s operating objectives include expansion, diversification within its markets, growth of its fee-based income, and growth internally and through acquisitions of financial institutions, branches and financial services businesses. The Corporation seeks merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale and expanded services. The Corporation regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of the Corporation’s tangible book value and net income per common share may occur in connection with any future transaction.

Cullen/Frost’s executive offices are located at 100 West Houston Street, San Antonio, Texas 78205, and its telephone number is (210) 220-4011.

Horizon

Horizon is a Texas banking association with its main office in Houston, Texas. Horizon has no holding company and no operating subsidiaries. Horizon provides traditional deposit, lending and mortgage products and services to its commercial and retail customers through five full service branch offices (with a sixth location scheduled to open summer of 2005) located in Houston and the Galveston Bay Area. Horizon was originally formed as a community bank in 1963. At March 31, 2005, Horizon had total assets of $396.8 million, total deposits of $307.2 million, a Tier 1 risk-based capital ratio of 11.4%, a total risk-based capital ratio of 12.5% and a leverage ratio of 8.7%.

Horizon’s executive offices are located at 1021 Main Street, Suite 100, Houston, Texas 77002, and its telephone number is (713) 679-2600.

Selected Financial Data.    The following selected financial data is derived from Horizon’s audited financial statements as of December 31, 2004 and 2003 and for the three years ended December 31, 2004. Dollar amounts in thousands.

	Year Ended December 31,
	2004	2003	2002
Statements of Income

Interest income:
Interest and fees on loans	$18,068	$16,275	$13,073
Interest and dividends on securities	798	693	721
Interest on federal funds sold and due from banks	397	360	189

Total interest income	19,263	17,328	13,983

Interest expense:
Deposits	2,744	2,670	2,840
Federal Home Loan Bank advances and other borrowings	1,883	1,846	1,309
Securities sold under agreements to repurchase	19	18	30

Total interest expense	4,646	4,534	4,179

Net interest income	14,617	12,794	9,804
Provision for loan losses	555	978	1,010

Net interest income after provision for loan losses	14,062	11,816	8,794

Noninterest income:
Service charges on deposit accounts	1,016	1,003	942
ATM & debit card fees	109	106	143
Net realized gains on sales of available-for-sale securities	—	167	143
Other income	262	304	331

Total noninterest income	1,387	1,580	1,559

Noninterest expense:
Salaries and employee benefits	6,413	5,775	5,060
Occupancy	796	745	643
Data processing	509	423	475
Furniture, equipment and vehicles	507	515	400
Communications	448	387	195
Professional fees	347	282	222
Stationary and supplies	162	129	103
Insurance, FDIC and state examination expense	160	163	145
Directors’ fees and expenses	198	181	129
Correspondent service charges	151	82	65
Other expenses	811	760	816

Total noninterest expense	10,502	9,442	8,253

Income before provision for income taxes	4,947	3,954	2,100
Provision for income taxes	1,600	1,253	597

Net income	$3,347	$2,701	$1,503

	As of December 31,
	2004	2003
Balance Sheets

Assets
Cash and cash equivalents:
Cash and due from banks	$30,725	$21,632
Federal funds sold	18,223	19,338

Total cash and cash equivalents	48,948	40,970

Securities available-for-sale, at fair value	23,819	42,824
Securities held to maturity, at amortized cost	200	200
Equity securities	3,270	2,878
Loans	297,489	270,260
Less: Allowance for loan losses	(2,975)	(2,700)

Net loans	294,514	267,560

Premises and equipment, net	6,448	5,363
Foreclosed real estate, net of valuation allowance	—	416
Accrued interest receivable	1,204	1,169
Other assets	1,627	1,828

Total assets	$380,030	$363,208

Liabilities
Deposits:
Noninterest bearing	$101,208	$89,582
Interest bearing	182,696	191,961

Total deposits	283,904	281,543

Federal Home Loan Bank advances	56,000	44,000
Securities sold under agreements to repurchase	3,759	4,288
Treasury, Tax & Loan note	1,000	1,000
Accrued interest payable	620	546
Other liabilities	705	176

Total liabilities	345,988	331,553

Shareholders’ Equity
Preferred stock	—	—
Common stock	4,125	4,125
Additional paid-in capital	20,748	20,739
Retained earnings	9,001	6,479
Accumulated other comprehensive income, net	168	317
Common stock in treasury, at cost	—	(5)

Total shareholders’ equity	34,042	31,655

Total liabilities and shareholders’ equity	$380,030	$363,208

Horizon Share Ownership Information

The following table sets forth certain information regarding the ownership of Horizon common stock by each of the following as of the record date:

•	the directors of Horizon;

•	Horizon’s Chief Executive Officer;

•	the 5 other most-highly compensated executive officers of Horizon;

•	any person (including any group) who is known to Horizon to be the beneficial owner of more than 5% of Horizon’s common stock; and

•	the directors and executive officers of the Horizon as a group:

Name	Position	Amount of beneficial ownership(1)		Percent of class(2)
Joseph F. Archer	Director	11,000		1.16%
Gale E. Burkett	Director	6,000	(3)	*
Philip Davis	Senior Vice President	10,515	(4)	1.11
Robert R. Franklin, Jr. 442 Hunterwood Houston, TX 77024	President/Director	50,580		5.35
Timothy Horan, Jr.	Director	5,034		*
Mike Jain	Director	17,086	(5)	1.81
Charles Keever	Senior Vice President	17,230	(6)	1.82
Tommy W. Lott	Director	20,000		2.12
Dennis M. Malloy	Director	30,000		3.17
David J. Master	Director	17,185	(7)	1.82
Charles W. Miller	Director	15,000		1.59
Thomas W. Moss, Jr.	Director	9,044		*
Jerome J. Pennington	Director	6,712		*
Bruce W. Reed	Senior Vice President	15,343	(8)	1.62
Aaron G. Schein	Director	13,629	(9)	1.44
Jack L. Thetford #3 Mariner Kemah, TX 77565	Chairman of the Board	844,921	(10)	89.42
Dennis Walsh	Senior Vice President	9,530	(11)	1.01
Directors and executive officers as a group		854,451		90.42

*	Less than 1%.
(1)	Unless otherwise indicated, shares are subject to the Bay Area Bank & Trust Voting and Stock Restriction Agreement, dated as of August 2, 1995, as amended. See footnote 10 to this table.
(2)	Based on 944,966 shares of Horizon common stock issued and outstanding as of the record date.
(3)	Shares are held jointly with L. Jean Burkett, Mr. Burkett’s spouse.
(4)	Includes 9,530 shares held by Mr. Davis individually and 985 shares held for the benefit of Mr. Davis’ individual retirement account.
(5)	Shares are held by Horizon Business Investment, of which Mr. Jain serves as General Partner.
(6)	Includes 913,930 shares held by Mr. Keever individually and 3,300 shares held for the benefit of Mr. Keever’s individual retirement account.
(7)	Shares are held for the benefit of Mr. Master’s individual retirement account.
(8)	Includes 13,030 shares held by Mr. Reed individually and 2,313 shares held for the benefit of Mr. Reed’s individual retirement account.
(9)	Of such shares, 1,463 shares are held jointly with Nancy E. Schein, Mr. Schein’s spouse, and 12,166 shares are held by a custodian for the benefit of Mr. Schein’s individual retirement account.

(10)	Includes 65,158 shares held by Mr. Thetford individually, 19,200 shares held for the benefit of Mr. Thetford’s individual retirement account, and 1,300 shares held by Ann Thetford, Mr. Thetford’s spouse. Jack L. Thetford serves as the sole voting representative under the Bay Area Bank and Trust Voting and Stock Restriction Agreement, dated as of August 2, 1995, as amended. Of the 944,966 shares of Horizon common stock issued and outstanding as of the record date, 844,921 shares, or 89.41%, are subject to this agreement. This agreement is to expire August 1, 2015. Under the terms of this agreement, Mr. Thetford, as voting representative, has the authority to vote the stock subject to such agreement at any meeting or on any issue with respect to which such shareholders would otherwise have the right to vote such stock, including proposals to dissolve or liquidate Horizon, to amend its articles of incorporation or bylaws, or to sell all or a major portion of its assets, or to merge or consolidate Horizon. But if Horizon would not be the surviving or resulting entity in such a transaction, then the voting representative is to call a meeting of such shareholders to determine how the voting representative is to vote with respect to that proposal. The voting representative is to vote such stock at the special meeting in accordance with the directions of such stockholders owning not less than 65% of the stock subject to such agreement. If the voting representative does not receive directions from such stockholders owning not less than 65% of the stock subject to such agreement, the voting representative may vote such stock as he deems appropriate in his judgment. The voting agreement entered into between Cullen/Frost and Mr. Thetford contains additional provisions regarding voting of the shares subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement. With regard to voting on the merger agreement, the plan of merger, the merger and any other matters required to be approved to consummate the merger and the transactions contemplated by the merger agreement or plan of merger, collectively referred to as “merger matters” and with regard to voting on any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any other transactions contemplated by the merger agreement or the plan of merger, collectively referred to as “acquisition proposal matters”, Mr. Thetford has agreed to vote all such stock “for” or “against” the merger matters or the acquisition proposal matters, as the case may be, in the same proportion as he has received “for” or “against” directions, either in person at the voting meeting or by proxy, and vote any such stock for which the shareholder has exercised his or her right to dissent against the merger matters.
(11)	Shares are not subject to the Bay Area Bank and Trust Voting and Stock Restriction Agreement.

DESCRIPTION OF CULLEN/FROST CAPITAL STOCK

As a result of the merger, Horizon shareholders who receive shares of Cullen/Frost common stock in the merger will become shareholders of Cullen/Frost. Your rights as shareholders of Cullen/Frost will be governed by Texas law and the restated articles of incorporation and amended by-laws of Cullen/Frost. The following description of the material terms of Cullen/Frost’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Texas law, Cullen/Frost’s restated articles of incorporation and amended by-laws and federal law governing bank holding companies carefully and in their entirety.

General

Cullen/Frost’s authorized capital stock consists of 90,000,000 shares of Cullen/Frost common stock, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2005 there were 51,817,353 shares of Cullen/Frost common stock outstanding and no shares of Cullen/Frost preferred stock outstanding. In addition, on March 31, 2005, 5,831,350 shares of Cullen/Frost common stock were reserved for issuance upon conversion or exercise, exercise of stock options and awards.

Because Cullen/Frost is a holding company, the rights of Cullen/Frost to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of Cullen/Frost’s shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Cullen/Frost itself may be a creditor of that subsidiary with recognized claims. Claims on Cullen/Frost’s subsidiaries by creditors other than Cullen/Frost will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

The Cullen/Frost board is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any Cullen/Frost preferred stock is issued, the holders of Cullen/Frost preferred stock may have a preference over holders of Cullen/Frost common stock in the payment of dividends, upon liquidation of Cullen/Frost, in respect of voting rights and in the redemption of the capital stock of Cullen/Frost.

Common Stock

Dividends.    The holders of Cullen/Frost common stock are entitled to share ratably in dividends when and if declared by the Cullen/Frost board from funds legally available for the dividends.

Voting Rights.    Each holder of Cullen/Frost common stock has one vote for each share held on matters presented for consideration by the shareholders.

Classification of Board of Directors.    The Cullen/Frost board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Cullen/Frost are elected at each annual meeting of the shareholders of Cullen/Frost. Classification of the Cullen/Frost board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Cullen/Frost board and thereby could impede a change in control of Cullen/Frost.

Preemptive Rights.    The holders of Cullen/Frost common stock have no preemptive rights to acquire any additional shares of Cullen/Frost common stock.

Issuance of Stock.    The Cullen/Frost restated articles of incorporation authorize the Cullen/Frost board to authorize the issuance of shares of Cullen/Frost common stock and Cullen/Frost preferred stock and any other securities without shareholder approval. However, Cullen/Frost common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Cullen/Frost common stock under certain circumstances.

Liquidation Rights.    In the event of liquidation, dissolution or winding-up of Cullen/Frost, whether voluntary or involuntary, the holders of Cullen/Frost common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Cullen/Frost preferred stock. Cullen/Frost common stock is neither redeemable nor convertible into another security of Cullen/Frost.

Shareholder Protection Rights Agreement

Cullen/Frost has a shareholder protection rights agreement that could discourage unwanted or hostile takeover attempts that are not approved by Cullen/Frost’s board. The rights plan allows holders of Cullen/Frost common stock to purchase shares in either Cullen/Frost or an acquiror at a discount to market value in response to specified takeover events that are not approved in advance by Cullen/Frost’s board.

The Rights.    On January 26, 1999, Cullen/Frost’s board declared a dividend of one preferred stock purchase right for each outstanding share of Cullen/Frost common stock. The rights currently trade with, and are inseparable from, the common stock.

Exercise Price.    Each right allows its holder to purchase from Cullen/Frost one one-hundredth of a Cullen/Frost junior participating preferred stock for $100, subject to certain adjustment. This portion of a preferred share will give the shareholder approximately the same dividend and voting rights as would one share of common stock.

Exercisability.    The rights will only become exercisable upon distribution. Distribution of the rights will not occur until 10 days after the earlier of:

•	a public announcement by Cullen/Frost that a person or group has obtained beneficial ownership of 10% or more of Cullen/Frost’s outstanding common stock; or

•	a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of Cullen/Frost’s outstanding common stock.

The date when the rights become exercisable is referred to in the rights plan as the “separation time”. After that date, the rights will be evidenced by rights certificates that Cullen/Frost will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of Cullen/Frost’s outstanding common stock may not exercise any rights even after the separation time.

Consequences of a Person or Group Becoming an Acquiring Person.    A person or group that acquires beneficial ownership of 10% or more of Cullen/Frost’s outstanding common stock is called an “acquiring person”.

Flip-In.    Once Cullen/Frost publicly announces that a person has acquired 10% or more of its outstanding common stock, Cullen/Frost can allow for rights holders, other than the acquiring person, to buy $200 worth of its common stock for $100. This is called a “flip-in”. Alternatively, Cullen/Frost’s board may elect to exchange one share of Cullen/Frost common stock for each right, other than rights owned by the acquiring person, thus terminating the rights.

Flip Over.    If, after a person or group becomes an acquiring person and controls Cullen/Frost’s board of directors, Cullen/Frost merges or consolidates with another entity, or if 50% or more of Cullen/Frost’s consolidated assets or earning power are sold, all holders of rights, other than the acquiring person, may purchase shares of the acquiring company at half their market value.

Cullen/Frost’s board may elect to redeem all of the rights for $0.01 per right at any time before a flip-in occurs, thus terminating the rights. If the rights are not terminated at redemption or upon an exchange in connection with a flip-in, the rights will terminate on February 8, 2009.

The rights will not prevent a takeover of Cullen/Frost. However, the rights may cause a substantial dilution to a person or group that acquires 10% or more of Cullen/Frost common stock unless Cullen/Frost’s board first redeems the rights. Nevertheless, the rights should not interfere with a transaction that is in Cullen/Frost’s and its shareholders’ best interests because the rights can be redeemed by the board before that transaction is completed.

The complete terms of the rights are contained in the shareholder protection rights agreement. The foregoing description of the rights and the shareholder protection rights agreement is qualified in its entirety by reference to the agreement.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Cullen/Frost shareholders are governed by the Texas Business Corporation Act, or TBCA, and Cullen/Frost’s restated articles of incorporation and amended by-laws. The rights of Horizon shareholders are governed by the Texas Finance Code and, to the extent applicable by the Texas Finance Code, the TBCA, and Horizon’s amended and restated articles of association and by-laws. After the merger, the rights of Horizon’s and Cullen/Frost’s shareholders will be governed by the TBCA and Cullen/Frost’s restated articles of incorporation and amended by-laws. The following discussion summarizes the material differences between the rights of Horizon shareholders and the rights of Cullen/Frost shareholders. We urge you to read Cullen/Frost’s restated articles of incorporation, Cullen/Frost’s amended by-laws, Horizon’s amended and restated articles of association, Horizon’s by-laws, and the TBCA carefully and in their entirety.

Authorized Capital Stock

Cullen/Frost.    Cullen/Frost’s restated articles of incorporation authorize it to issue up to 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2005, there were 51,817,353 shares of Cullen/Frost common stock issued and outstanding and no shares of preferred stock outstanding. See “Description of Cullen/Frost Capital Stock” on page 60. As of March 31, 2005, 250,000 shares of Cullen/Frost preferred stock designated as Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under “Shareholder Protection Rights Agreement”.

Horizon.    The authorized capital stock of Horizon consists of 1,800,000 shares of common stock, par value $5.00 per share, and 200,000 shares of preferred stock, no par value per share. As of March 31, 2005, there were 827,366 shares of Horizon common stock issued and outstanding, and no shares of Horizon preferred stock were outstanding.

Size of Board of Directors

Cullen/Frost.    Cullen/Frost’s amended by-laws provide for the number of directors to consist of one or more members as determined from time to time by the Cullen/Frost board. The Cullen/Frost board currently has 17 directors.

Horizon.    Horizon’s amended and restated articles of association provide for Horizon’s board to consist of not less than 5 nor more than 25 directors, a majority of whom must be Texas residents. The exact number is fixed by Horizon’s board from time to time. Pursuant to an adopted resolution, the number of directors of Horizon is currently fixed at 13.

Classes of Directors

Cullen/Frost.    Cullen/Frost’s restated articles of incorporation provide that Cullen/Frost’s board is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. Accordingly, control of the board of directors of Cullen/Frost cannot be changed in one year; at least two annual meetings must be held before a majority of the board of directors may be changed. Holders of shares of Cullen/Frost common stock do not have the right to cumulate their votes in the election of directors.

Horizon.    Horizon’s board is not classified and each director is elected annually. Holders of shares of Horizon common stock do not have the right to cumulate their votes in the election of directors.

Removal of Directors

Cullen/Frost.    Any Cullen/Frost director or Cullen/Frost’s entire board of directors may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the shares then entitled to vote in the election of directors.

Horizon.    Any Horizon director or Horizon’s entire board of directors may be removed by shareholders only for cause and only by a majority vote of the shares then entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Cullen/Frost.    Under Cullen/Frost’s amended by-laws, any vacancy occurring in Cullen/Frost’s board shall be filled by a majority of the remaining directors or by election at an annual or special meeting of shareholders called for such purpose.

Horizon.    Any vacancies on Horizon’s board of directors may be filled only by a majority vote of the remaining directors. The new director will serve for the remainder of the unexpired term of the director to which the director has been appointed.

Nomination of Director Candidates by Shareholders

Cullen/Frost.    Cullen/Frost’s amended by-laws establish procedures that shareholders must follow to nominate persons for election to Cullen/Frost’s board. The shareholder making the nomination must deliver written notice to Cullen/Frost’s Secretary between 60 and 90 days before the annual meeting at which directors will be elected. However, if less than 70-days’ notice is given of the meeting date, that written notice by the shareholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if Cullen/Frost previously disclosed that the meeting in each year is to be held on a specific date.

The nomination notice must set forth certain information about the person to be nominated similar to information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A, and must also include the nominee’s written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the shareholder’s name and address and the class and number of Cullen/Frost shares that the shareholder owns of record or beneficially. The meeting chairman may, if the facts warrant, determine that a nomination was not made in accordance with Cullen/Frost’s amended by-law provisions, and the defective nomination will be disregarded.

Horizon.    Neither Horizon’s amended and restated articles of association nor its by-laws contain provisions regarding the nomination of directors.

Calling Special Meetings of Shareholders

Cullen/Frost.    A special meeting of shareholders may be called at any time by the holders of at least 10% of Cullen/Frost’s outstanding stock entitled to be voted at such meeting, by Cullen/Frost’s board, by Cullen/Frost’s Senior Chairman or Chairman of the board or by Cullen/Frost’s President.

Horizon.    A special meeting of shareholders may be called at any time and for any lawful purpose by a majority of Horizon’s full board of directors, by Horizon’s Chairman of the board, by Horizon’s President or by shareholders owning a majority in interest of the outstanding stock entitled to be voted at such meeting.

Shareholder Proposals

Cullen/Frost.    Cullen/Frost’s amended by-laws establish procedures that a shareholder must follow to submit a proposal for a Cullen/Frost shareholder vote at an annual shareholders’ meeting. The shareholder making the proposal must deliver written notice to Cullen/Frost’s Secretary between 60 and 90 days prior to the meeting. However, if less than 70 days’ notice of the meeting is given, that written notice by the shareholder must be so delivered not later than the tenth day after the day on which such meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if Cullen/Frost previously disclosed that the meeting in each year is to be held on a specific date. The shareholder proposal notice must set forth the following:

•	the text of the proposal to be presented;

•	a brief description of the reasons for its submission;

•	the name and address of the shareholder;

•	the classes and number of Cullen/Frost shares the shareholder beneficially owns; and

•	any material interest of the shareholder in that proposal other than the holder’s interest as a Cullen/Frost shareholder.

The meeting chairman may, if the facts warrant, determine that any proposal was not properly submitted in accordance with Cullen/Frost’s amended by-laws, and the defective proposal will not be submitted to the meeting for a shareholder vote.

Horizon.    Neither Horizon’s amended and restated articles of association nor its by-laws contain provisions relating to shareholder proposals.

Notice of Shareholder Meetings

Cullen/Frost.    Cullen/Frost’s amended by-laws provide that Cullen/Frost must notify shareholders between 10 and 60 days before any annual meeting and between 50 and 60 days before any special meeting of the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Horizon.    Horizon’s by-laws provide that Horizon must notify shareholders between 10 and 60 days before any annual or special meeting of the date, time, place and hour of the meeting and, in the case of a special meeting, the purpose or purposes thereof.

Anti-Takeover Provisions and Shareholder Protection Rights Agreement

Cullen/Frost.    Articles 13.01 through 13.08 of the TBCA provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless:

•	the business combination or purchase or acquisition of shares made by the affiliate shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder, or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder.

A Texas corporation may elect not to be governed by the Texas Business Combination Law. Cullen/Frost has not made such an election.

Cullen/Frost has a shareholder protection rights agreement, which will be in effect for the combined company after the merger. This plan is described above in the section entitled “Shareholder Protection Rights Agreement” beginning on page 61.

Horizon.    Horizon is also subject to the Texas Business Combination Law and has not made an election not to be so governed. Horizon does not have a shareholder protection rights agreement.

Indemnification of Directors and Officers

Cullen/Frost.    The TBCA provides that a corporation may indemnify a director or officer who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director or officer if such person:

•	conducted himself in good faith;

•	reasonably believed:

•	in the case of conduct in his official capacity as a director or officer, that his conduct was in the corporation’s best interests; and

•	in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The TBCA also provides that a corporation must indemnify a director or officer against reasonable expenses incurred by him or her in connection with a proceeding in which such person is a named defendant or respondent because he or she is or was a director or officer if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Certain other individuals serving at the request of the corporation may also be indemnified under Texas law.

Cullen/Frost’s amended articles of incorporation provide for mandatory indemnification to the fullest extent allowed by Texas law.

Horizon.    Horizon’s amended and restated articles of association also provide for mandatory indemnification to the fullest extent allowed by Texas law.

Amendments to Articles/Certificate of Incorporation and By-Laws

Cullen/Frost.    The TBCA provides that a corporation’s articles of incorporation may be amended only if the proposed amendment is approved by the corporation’s board of directors and thereafter approved by two-thirds of the outstanding shares entitled to vote thereon.

Cullen/Frost’s amended by-laws may be altered, amended, or repealed and new by-laws may be adopted by a vote of a majority of the number of directors as fixed in accordance by its amended by-laws or by a vote of the holders of three-quarters of Cullen/Frost’s outstanding shares entitled to vote thereon.

Horizon.    Horizon’s amended and restated articles of association may only be amended pursuant to the requirements of the Texas Finance Code and, to the extent applicable by the Texas Finance Code, the TBCA discussed above.

The power to alter, amend or repeal Horizon’s by-laws or to adopt new by-laws from time to time is vested in Horizon’s board. Under the TBCA, Horizon’s shareholders may rescind an action by the board with regard to the by-laws at a meeting at which the amendment of by-laws is permitted.

VALIDITY OF SECURITIES

The validity of the Cullen/Frost common stock to be issued in connection with the merger has been passed upon for Cullen/Frost by Stan McCormick, Executive Vice President and Corporate Counsel of Cullen/Frost.

EXPERTS

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc. Annual Report (Form 10-K) for the year ended December 31, 2004, and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement-prospectus, Horizon’s board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. Horizon shareholders may, however, be asked to vote on a proposal to adjourn or postpone the special meeting. Horizon could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement, the plan of merger and the merger. If any other matters properly come before the Horizon special meeting, or any adjournments or postponements of that meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Horizon. However, proxies that indicate a vote against approval of the merger agreement, the plan of merger and the merger will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve these items.

WHERE YOU CAN FIND MORE INFORMATION

Cullen/Frost has filed a registration statement with the SEC under the Securities Act that registers the distribution to Horizon shareholders of the shares of Cullen/Frost common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cullen/Frost and its common stock and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

In addition, Cullen/Frost (File No. 0-7275) files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

Horizon is not subject to the reporting and informational requirements of the Exchange Act and does not file reports or other information with the SEC.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Cullen/Frost, that file electronically with the SEC. The address of that site is http://www.sec.gov. Cullen/Frost’s address on the world wide web is http://www.frostbank.com, and Horizon’s address is http://www.go2horizon.com. The information on our web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Cullen/Frost at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Cullen/Frost to “incorporate by reference” information into this document. This means that Cullen/Frost can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Cullen/Frost has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about Cullen/Frost and its financial condition.

FILINGS	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended December 31, 2004
Proxy Statement on Schedule 14A	April 18, 2005
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005
Current Reports on Form 8-K	May 18, 2005; April 22, 2005

The description of Cullen/Frost common stock set forth in Cullen/Frost’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.	July 30, 1997

The description of preferred share purchase rights set forth in Cullen/Frost’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating any such description.	February 1, 1999

Cullen/Frost incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of Horizon’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Cullen/Frost has supplied all information contained or incorporated by reference in this document relating to Cullen/Frost and Horizon has supplied all such information relating to Horizon.

You can obtain any of the documents incorporated by reference in this document through Cullen/Frost or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from Cullen/Frost without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Cullen/Frost at the following address:

Cullen/Frost Bankers, Inc.

Attention: Investor Relations

100 West Houston Street

San Antonio, Texas 78205

(210) 220-4011

If you would like to request documents, please do so by August 23, 2005, to receive them before the special meeting.    If you request any incorporated documents from Cullen/Frost, Cullen/Frost will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that Cullen/Frost has incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the future filings of Cullen/Frost with the Commission, in registration statements, and in oral and written statements made by or with the approval of Cullen/Frost or Horizon that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between Cullen/Frost and Horizon, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives and expectations of Cullen/Frost or Horizon or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Cullen/Frost and Horizon will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of Horizon’s shareholders to approve the merger;

•	local, regional, national and international economic conditions and the impact they may have on Cullen/Frost and Horizon and their customers and Cullen/Frost’s and Horizon’s assessment of that impact;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in the competitive environment among financial holding companies and banks; and

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Cullen/Frost and Horizon must comply.

Additional factors that could cause Cullen/Frost’s results to differ materially from those described in the forward-looking statements can be found in Cullen/Frost’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Commission. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Cullen/Frost or Horizon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Cullen/Frost and Horizon undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

between

HORIZON CAPITAL BANK

and

CULLEN/FROST BANKERS, INC.

Dated April 19, 2005

-i-

(continued)

-ii-

AGREEMENT AND PLAN OF MERGER, dated April 19, 2005 (this “Agreement”), between Horizon Capital Bank, a Texas state-chartered bank (“Bank”), and Cullen/Frost Bankers, Inc., a Texas corporation (“Parent”).

RECITALS

A.    The Proposed Transaction.    Upon the terms and subject to the conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which the Bank will merge with and into a newly formed, wholly owned Subsidiary of Parent (the “Merger”), which Subsidiary will be chartered and organized as an interim national bank under the laws of the United States (“Interim Bank Sub”). It is the intention of Parent that, immediately following the Merger, the capital stock of Interim Bank Sub will be contributed (the “Contribution”) to The New Galveston Company, Inc., a wholly owned Subsidiary of Parent (“HoldCo Sub”), and that, immediately following the Contribution, HoldCo Sub will cause Interim Bank Sub to merge (the “Second Merger”) with and into The Frost National Bank, a wholly owned Subsidiary of HoldCo Sub (“National Bank Sub”).

B.    Board Determinations.    The boards of directors of the Bank and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved, this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby.

C.     Intended Tax Treatment.    The parties intend the Merger to be treated as a reorganization under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

D.    Voting Agreements.    As an inducement to and condition of Parent’s willingness to enter into this Agreement, the beneficial owners of an aggregate of 30.2% of the issued and outstanding shares of Bank Common Stock as of the date hereof are concurrently entering into voting agreements, the form of which is attached hereto as Annex 1 (the “Voting Agreements”), pursuant to which, among other things, such persons agree to vote all of their shares of Bank Common Stock in favor of approval of this Agreement, the Plan of Merger, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Bank and Parent agree as follows:

ARTICLE 1

Definitions; Interpretation; Disclosure Schedules

1.1    Definitions.    This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in the Bank or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Bank or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, the Bank or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

“Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than 33 1/3% of the business, assets or deposits of that person or any of its Subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than 33 1/3% of the voting power of that person or any of its Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Aggregate Cash Consideration” means the sum of (a) $45,000,000 and (b) the Cash Adjustment Amount, if any, which may be a positive or negative number, and if a positive number shall be added to $45,000,000, and if a negative number shall be subtracted from $45,000,000.

“Aggregate Closing Stock Consideration Value” means the product of the Aggregate Number of Shares and the arithmetic average of the daily high and low per share sales prices of Parent Common Stock on the NYSE on the Closing Date or, if the Closing Date is not a NYSE trading day, the NYSE trading day prior to the Closing Date, rounded to the nearest cent.

“Aggregate Number of Shares” means 1,400,000 shares of Parent Common Stock.

“Aggregate Stock Consideration Value” means the product of the Aggregate Number of Shares and the Measurement Price, rounded to the nearest cent.

“Bank” has the meaning assigned in the Preamble.

“Bank Affiliate” has the meaning assigned in Section 6.13.

“Bank Board” means the board of directors of the Bank.

“Bank Common Stock” means the common stock, par value $5.00 per share, of the Bank.

“Bank Employment/Consulting Contracts” has the meaning assigned in Section 5.2(z).

“Bank Financial Statements” has the meaning assigned in Section 5.2(j).

“Bank Meeting” has the meaning assigned in Section 6.2(b).

“Bank Preferred Stock” means the preferred stock, no par value, of the Bank.

“Bank Stock” means, collectively, the Bank Common Stock and the Bank Preferred Stock.

“Bank Stock Options” means all outstanding and unexercised employee and director options to purchase Bank Common Stock.

“Bank Stock Plan” means the Horizon Capital Bank 1996 Stock Option Plan.

“Benefit Arrangement” means, with respect to the Bank, each of the following (1) under which any Employee or any of its current or former directors has any present or future right to benefits, (2) that is sponsored or maintained by it or its Subsidiaries, or (3) under which it or its Subsidiaries has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“BHC Act” means the Bank Holding Company Act of 1956.

“BSA” means the Bank Secrecy Act of 1970 and the rules and regulations thereunder.

“BSO Stock Election Share” has the meaning assigned in Section 3.2(b)(2)(B).

“Cash Adjustment Amount” means:

(a)    if the Measurement Price is less than $43.74 per share, an amount equal to the lesser of (1) $5,236,000 and (2) an amount equal to (A) $61,236,000 minus (B) the product of the Aggregate Number of Shares and the Measurement Price;

(b)    if the Measurement Price is equal to or greater than $43.74 per share but less than or equal to $53.46 per share, zero; or

(c)    if the Measurement Price is greater than $53.46 per share, an amount, which shall be expressed as a negative number, equal to (1) the product of the Aggregate Number of Shares and the Measurement Price minus (2) $74,844,000.

“Cash Election” has the meaning assigned in Section 3.2(a).

“Cash Election Shares” has the meaning assigned in Section 3.2(b)(1)(C).

“Closing” has the meaning assigned in Section 2.3.

“Closing Date” has the meaning assigned in Section 2.3.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” means the agreement, dated November 3, 2004, between Parent and Hovde Financial LLC.

“Consideration” has the meaning assigned in Section 3.1(a)(2).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.

“Contribution” has the meaning assigned in the Recitals.

“Converted Cash Election Share” has the meaning assigned in Section 3.2(b)(1)(C).

“Converted Stock Election Share” has the meaning assigned in Section 3.2(b)(2)(B).

“Costs” has the meaning assigned in Section 6.14(a).

“CRA” means the Community Reinvestment Act of 1977 and the rules and regulations thereunder.

“Current Premium” has the meaning assigned in Section 6.14(c).

“Disclosure Schedule” has the meaning assigned in Section 1.3.

“Dissenting Shares” means shares of Bank Common Stock that are held by a shareholder who has properly exercised appraisal rights under applicable law.

“Effective Time” has the meaning assigned in Section 2.3.

“Election Deadline” has the meaning assigned in Section 3.3(b).

“Employees” means current and former employees of the Bank.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.2(s)(3).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Fund” has the meaning assigned in Section 3.3(a).

“Exchange Ratio” means the quotient of the Per Share Amount divided by the Measurement Price, rounded to the nearest one hundred thousandth.

“Exchangeable Shares” means the aggregate number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time, including Excluded Shares and Dissenting Shares, rounded to the nearest whole share.

“Excluded Shares” means shares of Bank Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Bank’s treasury.

“Extension of Credit” has the meaning assigned in Section 5.2(x).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee” has the meaning assigned in Section 8.3(a).

“Fee Extension Event” means (1) a termination of this Agreement by either the Bank or Parent pursuant to Section 8.1(c) or 8.1(e) (other than a termination pursuant to Section 8.1(e) in connection with circumstances in which the sole reason for the Effective Time not occurring by November 30, 2005 is Parent’s failure to obtain the approval of a Governmental Authority required for consummation of the Merger because of conditions pertaining solely to Parent but not conditions that may arise from an Acquisition Proposal or a person’s public announcement of an intention (whether or not conditional) to make an Acquisition Proposal), or by Parent pursuant to Section 8.1(b), 8.1(g) or 8.1(h), if, prior to such termination, an Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or (2) a termination of this Agreement by Parent pursuant to Section 8.1(f).

“Fee Payment Event” means:

(1)    (a) The Bank, without having received Parent’s prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term “person” for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Parent or any of its Subsidiaries (each a “Parent Person”); (b) after the date hereof, the Bank authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than a Parent Person; or (c) after the date hereof, the Bank Board recommends that the shareholders of the Bank approve or accept an Acquisition Transaction with any person other than a Parent Person; or

(2)    Any person, other than a Parent Person, acquires after the date hereof beneficial ownership or the right to acquire beneficial ownership of 33 1/3% or more of the outstanding shares of Bank Common Stock (the term “beneficial ownership” for purposes of this definition having the meaning assigned in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder).

“Fee Termination Date” means either (1) the 12-month anniversary of a Fee Extension Event, if a Fee Extension Event occurs as a result of the termination of this Agreement, or (2) the date of the termination of this Agreement, if a Fee Extension Event does not occur as a result of the termination of this Agreement.

“Form of Election” has the meaning assigned in Section 3.3(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“HoldCo Sub” has the meaning assigned in the Recitals.

“Indemnified Party” has the meaning assigned in Section 6.14(a).

“Interest Rate Instruments” has the meaning assigned in Section 5.2(y).

“Interim Bank Sub” has the meaning assigned in the Recitals.

“Interim Bank Sub Articles” means the Articles of Association of Interim Bank Sub.

“Interim Bank Sub Bylaws” means the Bylaws of Interim Bank Sub.

“Interim Bank Sub Stock” means the common stock of Interim Bank Sub.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to the Bank or Parent, any effect that:

(a)    is material and adverse to the financial condition, results of operations, business or prospects of the Bank and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable United States banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to United States banking services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting United States banking organizations generally and (4) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or

(b)    would materially impair the ability of the Bank or Parent, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning assigned in Section 5.2(u)(1).

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Measurement Price” means the arithmetic average of the last reported per share sales prices of Parent Common Stock on the NYSE, as reported by the NYSE Composite Transactions Reporting System (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source mutually agreed to by Parent and the Bank), for each of the 10 full consecutive NYSE trading days ending on the trading day immediately prior to the Closing Date.

“Merger” has the meaning assigned in the Recitals.

“NASD” means the National Association of Securities Dealers, Inc.

“National Bank Sub” has the meaning assigned in the Recitals.

“National Bank Sub Articles” means the Articles of Association of National Bank Sub.

“National Bank Sub Bylaws” means the Bylaws of National Bank Sub.

“New Certificates” has the meaning assigned in Section 3.3(a).

“Non-Election” has the meaning assigned in Section 3.2(a).

“Non-Election Shares” has the meaning assigned in Section 3.2(a).

“NYSE” means the New York Stock Exchange, Inc.

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificates” has the meaning assigned in Section 3.3(a).

“Parent” has the meaning assigned in the Preamble.

“Parent Common Stock” means the common stock, par value $.01 per share, of Parent.

“Parent Non-Contributory Defined Benefit Plans” means the Retirement Plan and Trust for Employees of Cullen/Frost Bankers, Inc. and its Affiliates and the Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates.

“Parent Preferred Stock” means, collectively, the preferred stock, par value $.01 per share, of Parent and the Junior Preferred Stock, par value $5.00 per share, of Parent.

“Parent Profit Sharing Plans” means the Cullen/Frost Bankers, Inc. Profit Sharing Plan and the Cullen/Frost Bankers, Inc. Restoration Profit Sharing Plan.

“Parent Rights” means rights to purchase shares of Parent Stock issued under the Parent Rights Agreement.

“Parent Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of January 26, 1999, between Parent and National Bank Sub, as rights agent.

“Parent SEC Filings” has the meaning assigned in Section 5.3(i).

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Stock Options” means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

“Parent Stock Plans” means the Cullen/Frost Bankers, Inc. 2001 Stock Plan, the Cullen/Frost Bankers, Inc. 1997 Director Stock Plan, the Cullen/Frost Bankers, Inc. 1992 Stock Plan and the Cullen/Frost Bankers, Inc. Restricted Stock Plan.

“Pension Plan” has the meaning assigned in Section 5.2(s)(2).

“Per Share Amount” means the quotient of the Total Consideration divided by the number of Exchangeable Shares as of the Effective Time, rounded to the nearest cent.

“Per Share Cash Consideration” has the meaning assigned in Section 3.1(a)(2).

“Per Share Special Dividend Amount” means the quotient of (a) the amount of Pre-Closing Shareholders Equity minus $38,000,000 divided by (b) the number of shares of Bank Common Stock outstanding immediately prior to the Effective Time.

“Per Share Stock Consideration” has the meaning assigned in Section 3.1(a)(1).

“Plan of Merger” has the meaning assigned in Section 2.1.

“Pre-Closing Balance Sheet” has the meaning assigned in Section 6.15(b)(1).

“Pre-Closing Balance Sheet Notice” has the meaning assigned in Section 6.15(b)(2).

“Pre-Closing Shareholders Equity” means the total shareholders equity of the Bank as of the month-end immediately preceding the Closing Date calculated in accordance with GAAP and on the same basis as the audited financial statements of the Bank for the year ended December 31, 2004, adjusted to (a) include the accrual of (1) all revenues, expenses and related Tax effects associated in any way with periods prior to the date of the Pre-Closing Balance Sheet and (2) all costs, expenses and related Tax effects associated in any way with or that will or would result from the Merger, this Agreement and the transactions contemplated hereby (including, to avoid doubt, fees and disbursements of counsel, financial advisors and accountants), whether or not incurred, and (b) exclude (1) all gains after December 31, 2004 other than gains that are Previously Disclosed as of the date hereof, (2) all unrealized gains or losses related to securities available for sale and (3) all restructuring charges taken in accordance with Section 6.10.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule.

“Proxy Statement” has the meaning assigned in Section 6.5(a).

“PwC” means PricewaterhouseCoopers LLP.

“Registration Statement” has the meaning assigned in Section 6.5(a).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.3(a).

“Retention Options” has the meaning assigned in Section 6.16.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning assigned in the Recitals.

“Second Merger Surviving Bank” has the meaning assigned in Section 2.7.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Special Dividend” has the meaning assigned in Section 6.15(a).

“Stock Conversion Number” has the meaning assigned in Section 3.2(b)(1).

“Stock Election” has the meaning assigned in Section 3.2(a).

“Stock Election Shares” has the meaning assigned in Section 3.2(b)(1).

“Stock-Selected Non-Election Share” has the meaning assigned in Section 3.2(b)(1)(B).

“Superior Proposal” means a bona fide written Acquisition Proposal which the Bank Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “25% or more”.

“Surviving Bank” has the meaning assigned in the Section 2.2.

“TAC” means the Texas Administrative Code.

“Takeover Laws” has the meaning assigned in Section 5.2(h).

“Takeover Provisions” has the meaning assigned in Section 5.2(h).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“TBCA” means the Texas Business Corporation Act.

“TFC” means the Texas Finance Code.

“Total Closing Consideration” means the sum of (a) the Aggregate Cash Consideration and (b) the Aggregate Closing Stock Consideration Value.

“Total Consideration” means the sum of (a) the Aggregate Cash Consideration and (b) the Aggregate Stock Consideration Value.

“Voting Agreements” has the meaning assigned in the Recitals.

“Voting and Stock Restriction Agreement” means the Bay Area Bank and Trust Voting and Stock Restriction Agreement, dated as of August 2, 1995.

“Voting Representative” means the person designated as such under the Voting and Stock Restriction Agreement.

1.2    Interpretation.    (a)    In this Agreement, except as context may otherwise require, references:

(1)    to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)    to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)    to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it, including, to avoid doubt, the Voting Agreements and the Plan of Merger;

(4)    to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section; and

(5)    to any Governmental Authority includes any successor to that Governmental Authority.

(b)    The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(c)    The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)    The word “party” is to be deemed to refer to the Bank or Parent.

(e)    The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

(f)    The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(g)    This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(h)    No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

1.3    Disclosure Schedules.    Before entry into this Agreement, the Bank delivered to Parent a schedule and Parent delivered to the Bank a schedule (each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or one or more representations or warranties contained in Article 5; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

ARTICLE 2

Formation of Interim Bank Sub; The Merger

2.1    Formation of Interim Bank Sub; Entry into Plan of Merger.    To effect the Merger, prior to the Effective Time, (a) Parent will charter and organize Interim Bank Sub as an interim national bank under the laws of the United States, and (b) the Bank, Parent and Interim Bank Sub will enter into a plan of merger, the form of which is attached hereto as Annex 2 (the “Plan of Merger”).

2.2    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, the Bank will merge with and into Interim Bank Sub at the Effective Time. At the Effective Time, the separate existence of the Bank will terminate. Interim Bank Sub will be the surviving bank in the Merger (the “Surviving Bank”) and will continue its existence under the laws of the United States.

2.3    Closing.    The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 5:00 p.m. on a business day designated by Parent that is (a) within 30 days after the expiration of all applicable waiting periods associated with the Requisite Regulatory Approvals and (b) after satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”.

2.4    Effects of the Merger; Liabilities of the Bank.    The Merger will have the effects prescribed by applicable law, including the TFC and the TBCA. Without limitation of the preceding sentence, at the Effective Time, the Surviving Bank will be liable for all liabilities, including deposits, of the Bank.

2.5    Name of Surviving Bank.    The name of the Surviving Bank as of the Effective Time will be the name of Interim Bank Sub.

2.6    Articles of Association and Bylaws of the Surviving Bank.    The Interim Bank Sub Articles will be the articles of association of the Surviving Bank as of the Effective Time. The Interim Bank Sub Bylaws will be the bylaws of the Surviving Bank as of the Effective Time.

2.7    The Contribution and the Second Merger.    The Bank and Parent will cooperate and use reasonable best efforts to effect the Contribution and the Second Merger immediately following the Effective Time, including the conversion of the operating systems of the Bank to those of National Bank Sub. At the effective time of the Second Merger, the separate existence of Interim Bank Sub will terminate. National Bank Sub will be the surviving bank in the Second Merger (the “Second Merger Surviving Bank”) and will continue its existence under the laws of the United States. The National Bank Sub Articles will be the articles of association of the Second Merger Surviving Bank. The National Bank Sub Bylaws will be the bylaws of the Second Merger Surviving Bank.

ARTICLE 3

Effect on Stock; Election Procedures

3.1    Effect on Stock.    At the Effective Time, as a result of the Merger and without any action by any holder of Bank Stock or Interim Bank Sub Stock:

(a)    Bank Common Stock.    Each share of Bank Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into the right to receive either:

(1)    that number of fully paid and nonassessable shares of Parent Common Stock and the requisite number of Parent Rights issued and attached to such shares under the Parent Rights Agreement equal to the Exchange Ratio (the “Per Share Stock Consideration”); or

(2)    an amount in cash, without interest, equal to the Per Share Amount (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Consideration”).

Shares of Bank Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Holders of Bank Common Stock will cease to be, and will have no rights as, shareholders of the Bank, and certificates that represented shares of Bank Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Bank Common Stock having a record date before the Effective Time and (B) the Consideration. After the Effective Time, there will be no transfers of shares of Bank Common Stock on the stock transfer books of the Bank or the Surviving Bank, and shares of Bank Common Stock presented to the Surviving Bank or Parent for any reason will be canceled and exchanged in accordance with this Article 3.

(b)    Interim Bank Sub Stock.    Each share of Interim Bank Sub Stock outstanding immediately prior to the Effective Time will remain outstanding.

3.2    Elections; Allocation.    (a)    Subject to allocation in accordance with Section 3.2(b), each record holder of Bank Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline will be entitled (1) to elect to receive in respect of each share of Bank Common Stock (A) Per Share Cash Consideration (a “Cash Election”) or (B) Per Share Stock Consideration (a “Stock Election”) or (2) to indicate that such record holder has no preference as to the receipt of Per Share Cash Consideration or Per Share Stock Consideration for each such share (a “Non-Election”). Shares of Bank Common Stock with respect to which a Non-Election is made (including shares with respect of which such an election is deemed to have been made pursuant to this Section 3.2 and Section 3.7) (collectively, “Non-Election Shares”) will be deemed by the Parent, in its sole and absolute discretion, subject to Sections 3.2(b)(1), (2) and (3), to be, in whole or in part, shares of Bank Common Stock with respect to which Cash Elections or Stock Elections have been made. Dissenting Shares will, for purposes of this Agreement, be treated as shares of Bank Common Stock with respect to which Cash Elections have been made.

(b)    Notwithstanding anything to the contrary in this Agreement, the rights of holders of Bank Common Stock to make elections in respect of shares of Bank Common Stock will be subject to the following principles of allocation:

(1)    Number of Stock Elections Less Than the Stock Conversion Number.    If the aggregate number of shares of Bank Common Stock with respect to which a Stock Election is made (collectively, “Stock Election Shares”) is less than the quotient of the Aggregate Number of Shares divided by the Exchange Ratio (the “Stock Conversion Number”), then:

(A)    each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration;

(B)    the Exchange Agent will allocate from among the Non-Election Shares, pro rata to the holders of Non-Election Shares in accordance with their respective numbers of Non-Election

Shares, a sufficient number of Non-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Non-Election Share (each, a “Stock-Selected Non-Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all Non-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, then all Non-Election Shares will be Stock-Selected Non-Election Shares;

(C)    if the sum of Stock Election Shares and Non-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the shares of Bank Common Stock with respect to which a Cash Election is made (collectively, “Cash Election Shares”), other than Cash Election Shares representing Dissenting Shares, pro rata to the holders of such Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Non-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(D)    each Non-Election Share and Cash Election Share that is not a Stock-Selected Non-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(2)    Number of Stock Elections Greater Than the Stock Conversion Number.    If the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A)    each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration;

(B)    the Exchange Agent will allocate from among the Stock Election Shares, other than Stock Election Shares that relate to shares of Bank Common Stock that were received upon the exercise of a Bank Stock Option after the date hereof (collectively, “BSO Stock Election Shares”), pro rata to the holders of such Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (each, a “Converted Stock Election Share”) so that the difference of (1) the number of Stock Election Shares (including, to avoid doubt, the BSO Stock Election Shares) minus (2) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; and

(C)    each BSO Stock Election Share and each other Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

(3)    Number of Stock Elections is Equal to the Stock Conversion Number.    If the aggregate number of Stock Election Shares is equal to the Stock Conversion Number, then:

(A)    each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; and

(B)    each Cash Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

3.3    Exchange Agent; Election Procedures.    (a)    At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Bank (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Bank Common Stock (“Old Certificates”), (1) certificates or, at

Parent’s option, evidence of shares in book entry form (“New Certificates”), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) cash payable pursuant to Sections 3.1 and 3.4 (the “Exchange Fund”).

(b)    Elections pursuant to Section 3.2(a) will be made on a form and with such other provisions to be reasonably agreed upon by the Bank and Parent (a “Form of Election”) to be provided by the Exchange Agent for that purpose to holders of record of Bank Common Stock (other than holders of Excluded Shares and Dissenting Shares), together with appropriate transmittal materials, at the time of mailing to holders of record of Bank Common Stock of the Proxy Statement in connection with the Bank Meeting. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (1) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the date that the Bank Meeting is convened (the “Election Deadline”) and (2) accompanied by the certificate(s) representing the shares of Bank Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the NASD, provided that such certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). Parent will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of Bank Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

(c)    An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificate(s) representing shares of Bank Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with Section 3.3(b), such shares shall be deemed Non-Election Shares.

(d)    The Exchange Agent, in consultation with Parent and the Bank, will make all computations to give effect to Section 3.2(b).

(e)    As promptly as reasonably practicable following the Effective Time, taking into account the computations contemplated by Section 3.2(b), each holder of record of Bank Common Stock that has surrendered the certificates representing its Bank Common Stock will be entitled to receive a New Certificate representing the shares of Parent Common Stock issuable in exchange therefor and/or a check representing cash payable pursuant to Sections 3.1 and 3.4. No interest will accrue or be paid with respect to any New Certificates or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the person requesting the exchange (1) pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

(f)    No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Bank Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby.

3.4    Fractional Shares.    Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent will pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the last reported per share sale price of Parent Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed to by Parent and the Bank), for the last NYSE trading day immediately prior to the Closing Date.

3.5    Lost, Stolen or Destroyed Certificates.    In the event any certificate representing shares of Bank Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Plan had such lost, stolen or destroyed certificate been surrendered.

3.6    Anti-Dilution Adjustments.    If Parent changes (or the Board of Directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Exchange Ratio will be adjusted proportionately to account for such change.

3.7    Dissenters’ Rights.    Notwithstanding anything to the contrary in this Agreement and the Plan of Merger, Dissenting Shares that are outstanding as of the Effective Time will not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, its right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Bank Common Stock shall thereupon be treated as a Non-Election Share and will be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Stock Consideration or the Per Share Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Bank will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Bank Common Stock received by the Bank and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Bank will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands. Parent will pay any consideration as may be determined to be due with respect to Dissenting Shares pursuant to and subject to the requirements of applicable law.

ARTICLE 4

Conduct of Business Pending the Merger

4.1    Forbearances of the Bank.    The Bank agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, it will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, employees and business associates.

(b)    Operations.    Enter into any new line of business or change its lending, investment (including purchasing any securities other than short-term United States Department of the Treasury securities), underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority.

(c)    Capital Expenditures.    Make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate.

(d)    Material Contracts.    Terminate, enter into, amend, modify (including by way of interpretation) or renew any Material Contract.

(e)    Extensions of Credit and Interest Rate Instruments.    Make or renew any Extension of Credit in excess of $1,500,000 or enter into or renew any Interest Rate Instrument.

(f)    Capital Stock.    Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock, whether pursuant to the Bank Stock Plan or otherwise.

(g)    Dividends, Distributions, Repurchases.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (1) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (2) the Special Dividend) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any Rights of it with respect to its stock.

(h)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, taken as a whole.

(i)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.

(j)    Constituent Documents.    Amend its Constituent Documents (or similar governing documents).

(k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

(l)    Tax Matters.    Make, change or revoke any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a refund of Taxes.

(m)    Claims.    Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $100,000 and that would not (1) impose any material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (2) create precedent for claims that are reasonably likely to be material to it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

(n)    Compensation; Employment Agreements.    Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance or similar contract, agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) for Previously Disclosed merit-based or annual salary increases in the ordinary course of business consistent with past practice.

(o)    Benefit Arrangements.    Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) amendments that do not increase benefits or result in increased administrative costs.

(p)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law.

(q)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2    Forbearances of Parent.    Parent agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of the Bank, it will not, and will cause each of its Subsidiaries not to:

(a)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law; provided that nothing in this Section 4.2(a) shall preclude Parent from exercising its rights under the Voting Agreements.

(b)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Notwithstanding anything in paragraph (a) or (b) of this Section 4.2 to the contrary, Parent may make dispositions and acquisitions and Parent may agree to issue capital stock in connection therewith; provided that such actions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be materially more difficult to obtain.

ARTICLE 5

Representations and Warranties

5.1    Standard.    For all purposes of this Agreement, no representation or warranty of the Bank contained in Section 5.2 (other than the representations and warranties contained in Sections 5.2(b) and 5.2(k)(3), which shall be true in all respects), and no representation or warranty of Parent contained in Section 5.3 (other than the representations and warranties contained in Sections 5.3(j), which shall be true in all respects), will be deemed untrue, and no party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with such representation or warranty contained in Section 5.2 or 5.3, as the case may be, would cause the representation or warranty not to be true in all material respects.

5.2    Representations and Warranties of the Bank.    Except as Previously Disclosed, the Bank hereby represents and warrants to Parent as follows:

(a)    Organization, Standing and Authority.    It is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Texas. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It has Previously Disclosed and made available to Parent a complete and correct copy of its Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

(b)    Bank Stock.    (1) The authorized capital stock of the Bank consists of 1,800,000 shares of Bank Common Stock and 200,000 shares of Bank Preferred Stock. As of the date hereof, no more than 827,366 shares of Bank Common Stock and no shares of Bank Preferred Stock are outstanding. As of the date hereof, no more than 117,600 shares of Bank Common Stock are subject to Bank Stock Options granted under the Bank Stock Plan, and no more than 195,000 shares of Bank Common Stock are reserved for issuance under the Bank Stock Plan. The outstanding shares of Bank Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Bank Common Stock issuable pursuant to the Bank Stock Plan have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of Bank Stock reserved for issuance, the Bank does not have any Rights issued or outstanding with respect to Bank Stock and the Bank does not have any commitment to authorize, issue or sell any Bank Stock or Rights, except pursuant to this Agreement and outstanding Bank Stock Options and the Bank Stock Plan, as Previously Disclosed. It has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Bank Stock. It has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

(2)    The Bank has Previously Disclosed a complete and correct list of all holders of Bank Stock and Rights of the Bank with respect to Bank Stock, which includes (A) the name and address of each holder, (B) the number of shares of Bank Stock and Rights of the Bank with respect to Bank Stock held by such holder, (C) a designation as to whether such holder is a member of the Bank Board, (D) a designation as to whether such holder is a party to the Voting and Stock Restriction Agreement, including the number of shares of such holder that are subject to such agreement, and (E) the total number of shares of Bank Stock and Rights of the Bank with respect to Bank Stock issued and outstanding and the total number of shares of Bank Stock subject to the Voting and Stock Restriction Agreement.

(3)    Except for the Voting and Stock Restriction Agreement, a complete and correct copy of which has been Previously Disclosed and made available to Parent, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings with respect to the voting of shares of Bank Stock. The Voting and Stock Restriction Agreement is a valid and legally binding agreement of the Voting Representative and, to the best of its knowledge, the other parties thereto, is enforceable in accordance with its terms and is in full force and effect. None of the parties to the Voting and Stock Restriction Agreement is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, the Voting and Stock Restriction Agreement. All consents, approvals, permits and other authorizations of Governmental Authorities and third parties that are required in relation to the Voting and Stock Restriction Agreement have been obtained and are in full force and effect, and complete and correct copies of such consents, approvals, permits and other authorizations have been Previously Disclosed. As of the date hereof, there are 739,951 shares of Bank Common Stock subject to the Voting and Stock Restriction Agreement.

(c)    Subsidiaries and Equity Holdings.    (1)    (A) It owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except, in the case of bank Subsidiaries, as provided in 12 U.S.C. § 55 or comparable state laws); (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Subsidiaries (other than to it or its wholly owned Subsidiaries); and (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Subsidiaries.

(2)    Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.

(3)    It has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold involving ownership or control of 5% or more of any class of the issuer’s voting securities or 25% or more of the issuer’s equity (treating subordinated debt as equity).

(d)    Power.    It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby.

(e)    Authority.    It has duly executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver the Plan of Merger. Subject only to receipt of the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock to approve this Agreement, the Plan of Merger and the Merger, this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action prior to the date hereof. This Agreement is and the Plan of Merger will be its valid and legally binding obligation, enforceable in accordance with its terms.

(f)    Consents and Approvals.    No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the Plan of Merger or the consummation of the transactions contemplated hereby or thereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and the Federal Reserve Act and applications and notices to the Texas Department of Banking under the TFC and the TAC, and (2) receipt of the shareholder approval described in Section 5.2(e). As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger.

(g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(h)    Takeover Laws and Provisions.    It has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements, the Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements, the Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” laws or other applicable antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Part Thirteen of the TBCA. It has taken all action required to be taken by it in order to make this Agreement, the Voting Agreements, the Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Voting Agreements, the Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(i)    Financial Advisors.    None of it, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Bank has retained Hovde Financial LLC as its financial advisor, and a complete and correct copy of its arrangements with Hovde Financial LLC have been Previously Disclosed. As of the date hereof, the Bank has received a written opinion of Hovde Financial LLC, a complete and correct copy of which has been Previously Disclosed, issued to the Bank, to the effect that the Consideration is fair from a financial point of view to holders of Bank Common Stock.

(j)    Financial Reports and Regulatory Filings.    (1)    It has Previously Disclosed complete and correct copies of its audited financial statements (including any related notes and schedules thereto) for the fiscal years ended December 31, 2002, 2003 and 2004, and it will provide to Parent when available unaudited financial statements (including any related notes and schedules thereto) for each of the fiscal quarters ended thereafter (collectively, the “Bank Financial Statements”). Each of the statements of financial condition included in the Bank Financial Statements fairly presents or will fairly present the consolidated financial position of the Bank as of its date, and each of the statements of income and changes in shareholders’ capital and cash flows or equivalent statements included in the Bank Financial Statements fairly presents or will fairly present the consolidated results of operations, changes in shareholders’ capital and changes in cash flows, as the case may be, of the Bank for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved.

(2)    Since January 1, 2002, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the FDIC, (B) the Texas Department of Banking and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(k)    Absence of Certain Changes.    Since December 31, 2004, (1) other than in the ordinary and usual course of business consistent with past practice, it and its Subsidiaries have not incurred any obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (3) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(l)    Litigation.    There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

(m)    Compliance with Laws.    It and each of its Subsidiaries:

(1)    conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;

(3)    has received, since December 31, 2002, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities;

(n)    Regulatory Matters.    Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.

(o)    Books and Records and Internal Controls.    (1)    Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2)    The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(p)    Taxes.    All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all

Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its United States federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the Bank Financial Statements, for all Taxes that accrued on or before the end of the most recent period covered by the Bank Financial Statements. As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(q)    Environmental Matters.    No real property currently or formerly owned or operated by it or any of its Subsidiaries is contaminated with a Hazardous Substance requiring remediation under an Environmental Law. Neither it nor any of its Subsidiaries is subject to liability for off-site disposal or contamination. There are no circumstances involving it or any of its Subsidiaries that could result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to an Environmental Law.

(r)    Labor Matters.    Neither it nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, and neither it nor any of its Subsidiaries is the subject of a proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with a labor union or labor organization. There is no pending or, to its knowledge, threatened, nor has there been since December 31, 2002, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving it or any of its Subsidiaries. Since December 31, 2002, there has been no activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(s)    Benefit Arrangements.    (1)    It has Previously Disclosed a complete and correct list of all of its Benefit Arrangements, other than those Benefit Arrangements that are not material. It has made available to Parent complete and correct copies of all Benefit Arrangements, including any trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, and all amendments thereto.

(2)    All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable law. Each of its Benefit Arrangements subject to ERISA which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each Benefit Arrangement which is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the knowledge of it, threatened, litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(3)    No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.

(4)    All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made and all obligations in respect of each of its Benefits Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Bank Financial Statements. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5)    Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6)    Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7)    There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement or the Plan of Merger, the performance of its obligations hereunder or under the Plan of Merger, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, will (A) limit or restrict its right, or, following the consummation of the transactions contemplated hereby, Parent’s right, to administer, merge or amend in any respect or terminate any of its Benefit Arrangements, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(t)    Property.    It has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice.

(u)    Material Contracts.    (1)    It has Previously Disclosed and made available to Parent complete and correct copies of the following Contracts (“Material Contracts”) to which it or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries may be bound, or to which it or any of its Subsidiaries or their respective assets or properties may be subject:

(A)    any lease of real property;

(B)    any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(C)    any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise);

(D)    any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $50,000 or more, or (ii) aggregate payments of $50,000 or more;

(E)    any Contract that creates future payment obligations in excess of $50,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, or any Contract that creates or would create a Lien;

(F)    any Contract providing for a power of attorney on behalf of it;

(G)    any Contract, other than this Agreement, providing for exclusive dealing or limiting the freedom of the Bank or any of its employees to compete in any line of business or with any person or in any area, or that would so limit their freedom;

(H)    any Contract, other than this Agreement, that requires the Bank to disclose confidential information or to indemnify or hold harmless any person;

(I)    any Contract, other than this Agreement, with (i) any Affiliate of it, (ii) any current or former director, officer, employee, consultant or shareholder of it or any Affiliate of it, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (i) or (ii) of this paragraph;

(J)    any Contract with a Governmental Authority; and

(K)    any other Contract not entered into in the ordinary course of business or that is material to it or its financial condition or results of operations.

(2)    Each Material Contract is a valid and legally binding agreement of it or a Subsidiary of it, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

(v)    Material Interests of Certain Persons.    No officer or director of it or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries.

(w)    Insurance Coverage.    It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. It has Previously Disclosed a complete and correct list of each Contract representing such coverage.

(x)    Extensions of Credit.    Each loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit. It has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it or any Governmental Authority as “Special Mention”, “Substandard”, and “Doubtful”, “Loss”, “Classified”, “Criticized” or words of similar import.

(y)    Interest Rate Risk Management Instruments.    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. It has Previously Disclosed a complete and correct list of all Interest Rate Instruments.

(z)    Bank Employment/Consulting Contracts.    It has satisfied all of its obligations to issue Bank Stock, Bank Stock Options and other Rights with respect to Bank Stock under each Contract with (i) any Affiliate of it, (ii) any current or former director, officer, employee, consultant or shareholder of it or any Affiliate of it, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in the clauses (i) or (ii) of this sentence (collectively, the “Bank Employment/Consulting Contracts”). Parent will have no obligation to issue Parent Stock, Parent Stock Options or other Rights with respect to Parent Stock under any Bank Employment/Consulting Contract at or after the Effective Time. Prior to the date hereof, it and Parent received a letter from each party to a Bank Employment/Consulting Contract, a complete and correct copy of which it has Previously Disclosed, acknowledging and agreeing that (1) it has satisfied all of its obligations to issue Bank Stock, Bank Stock Options and other Rights with respect to Bank Stock under the applicable Bank Employment/Consulting Contract, (2) Parent will have no obligation to issue Parent Stock, Parent Stock Options or other Rights with respect to Parent Stock under the applicable Bank Employment/Consulting Contract at or after the Effective Time and (3) the party to such Employment/Consulting Contract will exercise all Bank Stock Options that he or she holds prior to the record date for the Bank Meeting.

(aa)    Disclosure.    No representation or warranty by it herein, in its Disclosure Schedule or any certificate, exhibit or document furnished or to be furnished by it pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. No notification given pursuant to Section 6.1(b) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances in which they were made, not misleading.

5.3    Representations and Warranties of Parent.    Except as Previously Disclosed, Parent hereby represents and warrants to the Bank as follows:

(a)    Organization, Standing and Authority.    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It is a financial holding company, as defined in Section 2(p) of the BHC Act.

(b)    Parent Stock.    As of the date hereof, the authorized capital stock of Parent consists of 90,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the date hereof, no more than 51,850,353 shares of Parent Common Stock and no shares of Parent Preferred Stock are outstanding. As of the date hereof, no more than 5,783,350 shares of Parent Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans. As of the date hereof, no more than 1,193,278 shares of Parent Common Stock are reserved for issuance under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of Parent Stock reserved for issuance, Parent does not have any Rights issued or outstanding with respect to Parent Stock and Parent does not have any commitment to authorize, issue or sell any Parent Stock or Rights, except pursuant to this Agreement, outstanding Parent Stock Options, the Parent Stock Plans and the Parent Rights Agreement.

(c)    Significant Subsidiaries.    (1)    (A) It owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except, in the case of bank Subsidiaries, as provided in 12 U.S.C. § 55 or comparable state laws); (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of its Significant Subsidiaries (other than to it or its wholly owned Subsidiaries); and (D) there are no contracts, commitments, arrangements or understandings by which it or any of its Significant Subsidiaries is or may become bound that relate to its rights to vote or dispose of any equity securities of any of its Significant Subsidiaries.

(2)    Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.

(d)    Power.    It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby.

(e)    Authority.    It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver the Plan of Merger. No vote of the holders of Parent Stock is necessary to approve this Agreement, the Plan of Merger or the Merger, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action. This Agreement is and the Plan of Merger will be its valid and legally binding obligation, enforceable in accordance with its terms.

(f)    Consents and Approvals.    No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the Plan of Merger or the consummation of the transactions contemplated hereby or thereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and the Federal Reserve Act and applications and notices to the Texas Department of Banking under the TFC and the TAC, (2) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, state securities authorities, the NASD, applicable securities exchanges and other self-regulatory organizations, state insurance authorities and the Small Business Administration, (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act and (4) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger.

(g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(h)    Financial Advisors.    None of it, its Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby.

(i)    Financial Reports and Regulatory Filings.    (1)    Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, the “Parent SEC Filings”) with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2)    Since January 1, 2002, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the Federal Reserve Board, (B) the OCC and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

(j)    Absence of Certain Changes.    Since December 31, 2004, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(k)    Litigation.    Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (without giving effect to any amendment filed after the date of this Agreement), as of the date hereof, there is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such action, suit or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

(l)    Compliance with Laws.    Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (without giving effect to any amendment filed after the date of this Agreement), as of the date hereof, it and each of its Subsidiaries:

(1)    conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA and the CRA;

(2)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;

(3)    has received, since December 31, 2002, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities.

(m)    Regulatory Matters.    Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (without giving effect to any amendment filed after the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it or any of its Subsidiaries.

(n)    Books and Records and Internal Controls.    (1)    Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(2)    The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(o)    Available Funds.    It has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby. It anticipates that, on a pro forma basis, upon consummation of the Merger, the Contribution and the Second Merger, it and National Bank Sub will have the capital levels required to be “well capitalized” on a consolidated basis under applicable law.

ARTICLE 6

Covenants

6.1    Reasonable Best Efforts.    (a)    Subject to the terms and conditions of this Agreement, the Bank and Parent will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the Contribution and the Second Merger, and each will cooperate fully with, and furnish information to, the other party to that end.

(b)    The Bank and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

6.2    Shareholder Approval.    (a)    Prior to the date hereof, the Bank Board adopted resolutions recommending to the Bank’s shareholders approval of this Agreement, the Plan of Merger, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

(b)    The Bank Board will submit to its shareholders this Agreement, the Plan of Merger, the Merger and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement and the Plan of Merger. In furtherance of that obligation, the Bank will take, in accordance with applicable law and its Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Bank Meeting”) as promptly as practicable to consider and vote upon approval of this Agreement, the Plan of Merger, the Merger and any such other matters. The Bank Board will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement, the Plan of Merger, the Merger and any such other matters, including by recommending that its shareholders vote in favor of this Agreement, the Plan of Merger, the Merger and any such other matters. However, if the Bank Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the Bank Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, the Plan of Merger and the Merger, then, in submitting this Agreement, the Plan of Merger and the Merger to the Bank Meeting, the Bank Board may submit such items without recommendation (although the resolutions adopting such items prior to the date hereof, described in Section 6.2(a), may not be rescinded or amended), in which event the Bank Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Bank Board may not take any actions under this sentence until after giving Parent at least 10 business days to respond to such Acquisition Proposal (and after giving Parent notice of the third party in the Acquisition Proposal and the latest material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent.

(c)    The Bank will use all reasonable best efforts to ensure the taking of all necessary action under the Voting and Stock Restriction Agreement in relation to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Voting Representative’s receipt of direction as to the voting of all Bank Common Stock that is subject to such agreement and the parties’ to such agreement entry into a written agreement to terminate such agreement.

6.3    Regulatory Applications.    (a)    The Bank and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities and third parties to consummate the Merger and the other transactions contemplated hereby, including the Contribution and the Second Merger (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of Requisite Regulatory Approvals of federal and state banking authorities within 45 days of the date hereof and will make all other necessary filings in respect of Requisite Regulatory Approvals as promptly as practicable. Each of the Bank and Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)    The Bank and Parent will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.4    Exchange Listing.    Parent will use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.5    SEC Filings.    (a)    Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger, and the Bank will prepare the meeting notice, proxy statement and other proxy solicitation materials of the Bank constituting a part thereof (the “Proxy Statement”) and all related documents. The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, Parent and the Bank agree to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable. Each of Parent and the Bank will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. The Bank agrees to furnish to Parent all information concerning the Bank, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b)    The Bank and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Bank Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Bank and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c)    Parent will advise the Bank, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.6    Press Releases.    The Bank and Parent will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. The Bank and Parent will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.7    Acquisition Proposals.    The Bank agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Bank receives an unsolicited bona fide Acquisition Proposal and the Bank Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Bank may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Bank Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto). The Bank will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Bank will within one business day advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a current basis.

6.8    Takeover Laws and Provisions.    The Bank will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. The Bank will not take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.9    Access; Information.    (a)    The Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities laws, and (2) all other information concerning the business, properties and personnel of it as Parent may reasonably request. In addition, the Bank shall provide Parent final monthly general ledger reports for each month end beginning with March 31, 2005 until the Effective Time as promptly as they become available. The Bank will not be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)    No investigation by Parent of the business and affairs of the Bank, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s obligation to consummate the transactions contemplated hereby.

(c)    Parent will hold any information it may obtain from the Bank in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

(d)    The Bank agrees that it will not, and will cause its Representatives not to, use any information or documents it may obtain from Parent in connection with this Agreement and the transactions contemplated hereby (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated hereby. Subject to the requirements of law, the Bank will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained from Parent in connection with this Agreement and the transactions contemplated hereby (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information is disclosed with the prior written approval of Parent. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, the Bank shall promptly cause all copies of documents or extracts thereof containing information and data as to Parent and its Subsidiaries to be returned to Parent.

6.10    Modifications; Restructuring Charges.    The Bank and Parent will consult with respect to their litigation, loan and real estate valuation policies and practices (including loan classifications and levels of reserves), and the Bank will make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon in a written agreement executed in the same manner as this agreement that specifically references this Section 6.10. The Bank and Parent will also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon in a written agreement executed in the same manner as this agreement that specifically references this Section 6.10. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.10.

6.11    Supplemental Indentures.    At or before the Effective Time, Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of Interim Bank Sub, one or more supplemental indentures and other instruments required for the due assumption of the Bank’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by the Bank) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.12    Benefit Arrangements.    (a)    The Bank will take all action necessary so that: (1) each Bank Stock Option, whether or not exercisable prior to the record date for the Bank Meeting, will be exercisable prior to the record date for the Bank Meeting, (2) each holder of a Bank Stock Option is given notice of, and informed of the procedures as to, the exercisability of all Bank Stock Options prior to the record date for the Bank Meeting and (3) each Bank Stock Option not exercised or forfeited prior to the record date for the Bank Meeting is cancelled for no consideration.

(b)    Upon the request of Parent, the Bank will take all action necessary, including adopting resolutions of the Bank Board, to terminate any employee benefit plan covering employees of the Bank, including the Bank’s 401(k) Plan, effective immediately prior to the Effective Time.

(c)    Parent agrees that following the Effective Time, employees of the Bank as of the Effective Time will be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Bank or Parent) which in the aggregate are substantially comparable to those currently provided by Parent to its similarly situated employees, as in effect from time to time; provided that employees covered by collective bargaining agreements need not be provided with such benefits. Parent will cause each employee benefit plan of Parent in which employees of the Bank as of the Effective Time are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Bank as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Bank, and, with respect to welfare benefit plans of Parent in which employees of the Bank are eligible to participate, Parent agrees to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. Parent will honor in accordance with their terms all employee benefit obligations to current and former employees of the Bank accrued in the Pre-Closing Balance Sheet. Parent agrees that employees of the Bank as of the Effective Time who are terminated during the period commencing at the Effective Time and ending on the six-month anniversary thereof will be entitled to receive severance payments and benefits in accordance with Parent’s severance policies applicable to similarly situated employees.

(d)    Notwithstanding anything to the contrary in this Section 6.12, (1) in accordance with the terms of the Parent Profit Sharing Plans, employees of the Bank will not be eligible to accrue benefits under such plans until the first year in which such employees are employed by Parent or a Subsidiary of Parent as of January 1 of such year and (2) in no event will employees of the Bank be entitled to receive benefits under the Parent Non-Contributory Defined Benefit Plans, which were frozen effective December 31, 2001.

6.13    Affiliate Agreements.    Not later than the fifteenth day before the mailing of the Joint Proxy Statement, the Bank will deliver to Parent a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Bank Meeting, deemed to be an “affiliate” of Bank (each, a “Bank Affiliate”) as that term is used in Rule 145 under the Securities Act. The Bank will use its reasonable best efforts to cause each person who may be deemed to be a Bank Affiliate to execute and deliver to Parent and the Bank on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Annex 3.

6.14    Indemnification.    (a)    Following the Effective Time, Parent will indemnify, defend and hold harmless the directors and officers (when acting in such capacity) of the Bank (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of the Bank in effect on the date hereof, to the extent permitted under applicable law.

(b)    Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.14(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(c)    For a period of three years following the Effective Time, Parent will maintain the Bank’s existing director’s and officers’ liability insurance policy so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the “Current Premium”); provided that if the Bank’s existing director’s and officers’ insurance policy expires, is terminated or is cancelled during such three-year period, Parent will use its reasonable best efforts to obtain as much director’s and officers’ insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Current Premium.

(d)    If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, but only to the extent not effected by operation of law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.14.

(e)    The provisions of this Section 6.14 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.15    Special Dividend.    (a)    Subject to Section 6.15(b), after the date hereof, the Bank Board may declare a special one-time dividend (the “Special Dividend”) on the outstanding shares of Bank Common Stock with a record date and payment date immediately prior to the Effective Time in an amount per share equal to the Per Share Special Dividend Amount.

(b)    Before the Bank Board may make, declare, pay or set aside the Special Dividend, Pre-Closing Shareholders Equity shall be determined as follows:

(1)    Not later than five days after the month-end immediately preceding the Closing Date, the Bank shall deliver to Parent a balance sheet of the Bank as of such month-end, which shall (A) be prepared in accordance with GAAP and on the same basis as the audited financial statements of the Bank for the year ended December 31, 2004, (B) provide the basis for and include a calculation of Pre-Closing Shareholders Equity and (C) attach any supporting documentation reasonably requested by Parent (the “Pre-Closing Balance Sheet”). The Pre-Closing Balance Sheet shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Bank to the effect that (i) the Pre-Closing Balance Sheet fairly presents the consolidated financial position of the Bank as of its date, and the related statement of income included therein fairly presents the consolidated results of operations of the Bank for the period included therein, in each case in accordance with GAAP and on the same basis as the audited financial statements of the Bank for the year ended December 31, 2004, and (ii) the calculation of Pre-Closing Shareholders Equity was prepared in accordance with, and includes and excludes all amounts required to be included or excluded by, the definition of Pre-Closing Shareholders Equity in the Agreement and Plan of Merger, dated April 19, 2005, between the Bank and Parent, which provides, “‘Pre-Closing Shareholders Equity’ means the total shareholders equity of the Bank as of the month-end immediately preceding the Closing Date calculated in accordance with GAAP and on the same basis as the audited financial statements of the Bank for the year ended December 31, 2004, adjusted to (a) include the accrual of (1) all revenues, expenses and related Tax effects associated in any way with periods prior to the date of the Pre-Closing Balance Sheet and (2) all costs, expenses and related Tax effects associated in any way with or that will or would result from the Merger, this Agreement and the transactions contemplated hereby (including, to avoid doubt, fees and disbursements of counsel, financial advisors and accountants), whether or not incurred, and (b) exclude (1) all gains after December 31, 2004 other than gains that are Previously Disclosed as of the date hereof, (2) all unrealized gains or losses related to securities available for sale and (3) all restructuring charges taken in accordance with Section 6.10”.

(2)    Parent shall have 10 days from its receipt of the Pre-Closing Balance Sheet to deliver a written notice (a “Pre-Closing Balance Sheet Notice”) to the Bank of its objection thereto, which notice shall specify in reasonable detail the nature of the dispute and the amount or amounts in dispute. If Parent (1) does not timely deliver a Pre-Closing Balance Sheet Notice or (2) delivers written notice to the Bank of its agreement to the Pre-Closing Balance Sheet, then, in either case, the Pre-Closing Balance Sheet, as well as the calculation and amount of Pre-Closing Shareholders Equity set forth therein, shall become final and binding.

(3)    If Parent timely delivers a Pre-Closing Balance Sheet Notice pursuant to Section 6.15(b)(2), then, for a period of five days following the Bank’s receipt of such notice, the Bank and Parent shall attempt in good faith to resolve the dispute. If the Bank and Parent fail to reach an agreement with regard to the dispute, the disagreement will promptly be referred to PwC, which will act as arbitrator. The parties will use reasonable best efforts to cause PwC to issue a report resolving any dispute as to the Pre-Closing Balance Sheet and confirming the correct amount of Pre-Closing Shareholders Equity (as determined in accordance with the terms of this Agreement) within 10 days after having such dispute referred to it, and, to this end, the parties will cooperate fully with, and furnish information to, PwC. Such report of PwC, as well as the amount of Pre-Closing Shareholders Equity set forth therein, will be final and binding on the Bank and Parent. Each of the Bank and Parent will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided that (A) the fees and expenses of PwC shall be borne by the Bank and Parent in the same proportion that the aggregate amount of disputed items submitted to PwC that are unsuccessfully disputed by the Bank and Parent, respectively (as determined by PwC), bears to the total amount of items submitted to PwC, and (B) all after-tax costs, fees and expenses to be borne by the Bank shall be deducted from Pre-Closing Shareholders Equity. Notwithstanding anything in this Agreement to the contrary, until such time as any dispute regarding the Pre-Closing Balance Sheet and the amount of Pre-Closing Shareholders Equity is resolved, the Closing shall be delayed (but in no event shall the Pre-Closing Balance Sheet and the amount of Pre-Closing Shareholders Equity be re-prepared or re-determined as of a later date).

6.16    Retention Options.    Parent will grant as of the Effective Time an aggregate of 70,000 Parent Stock Options to employees of the Bank (the “Retention Options”) who are selected by Parent in its sole discretion. The Retention Options will be granted under an employee stock plan of Parent in effect at the time of the grant. The number of Retention Options granted to an individual employee of the Bank will be determined by Parent in its sole discretion. The terms of the Retention Options will be determined by Parent in its sole discretion; provided that the Retention Options will vest on the fourth anniversary of the Effective Time and will terminate on the sixth anniversary of the Effective Time.

ARTICLE 7

Conditions to the Merger

7.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each of the Bank and Parent to consummate the Merger is subject to the fulfillment or written waiver by the Bank and Parent before the Effective Time of each of the following conditions:

(a)    Shareholder Approval.    This Agreement, the Plan of Merger and the Merger shall have been duly approved by the requisite vote of the holders of the Bank Stock.

(b)    Regulatory Approvals.    All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would, after the Effective Time, have a Material Adverse Effect on Parent or materially restrict Parent or any of its Subsidiaries in connection with the transactions contemplated hereby or with respect to the business or operations of Parent or any of its Subsidiaries.

(c)    Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

(f)    Aggregate Closing Stock Consideration Value.    The quotient of the Aggregate Closing Stock Consideration Value divided by the Total Closing Consideration shall be equal to or greater than 0.45.

7.2    Conditions to the Obligation of the Bank.    The Bank’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Bank before the Effective Time of each of the following conditions:

(a)    Representations and Warranties of Parent.    The representations and warranties of Parent in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Bank shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

(b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and the Bank shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

(c)    Opinion of the Bank’s Tax Counsel.    The Bank shall have received an opinion of Jenkens & Gilchrist, P.C., dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, Jenkens & Gilchrist, P.C. will be entitled to receive and rely upon customary certificates and representations of officers of the Bank.

7.3    Conditions to the Obligation of Parent.    Parent’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and, before the Effective Time of each of the following conditions:

(a)    Representations and Warranties of the Bank.    The representations and warranties of the Bank in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Bank by the Chief Executive Officer and Chief Financial Officer of the Bank to that effect.

(b)    Performance of Obligations of the Bank.    The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Bank by the Chief Executive Officer and Chief Financial Officer of the Bank to that effect.

(c)    Opinion of Parent’s Tax Counsel.    Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in each such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368 of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent.

(d)    Dissenting Shares.    The number of Dissenting Shares shall not exceed 15% of the outstanding shares of Bank Common Stock.

(e)    Exercise of Bank Stock Options.    All Bank Stock Options outstanding on the date hereof shall have been exercised, and the exercise price of such Bank Stock Options shall have been paid in full in cash.

ARTICLE 8

Termination

8.1    Termination.    This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by the Bank or Parent:

(a)    Mutual Agreement.    With the mutual agreement of the other party.

(b)    Breach.    Upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

(c)    Denial of Shareholder Approval.    If this Agreement, the Plan of Merger and the Merger are not approved by the requisite vote of the shareholders of the Bank; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Bank if its failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

(d)    Denial of Regulatory Approval.    If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

(e)    Delay.    If the Effective Time has not occurred by the close of business on November 30, 2005; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(f)    Adverse Action.    In the case of Parent, it will have the right to terminate this Agreement if the Bank Board (1) submits this Agreement, the Plan of Merger and the Merger to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or it otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.2, (2) recommends to its shareholders an Acquisition Proposal other than the Merger or (3) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and five business days elapse without such negotiations being discontinued (it being understood and agreed that “negotiate” will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Bank Board will in fact engage in or authorize negotiations).

(g)    Breach of Voting Agreements.    In the case of Parent, it will have the right to terminate this Agreement upon five days’ prior written notice if there has occurred and is continuing a violation, breach or default under a Voting Agreement.

(h)    Dissenting Shares.    In the case of Parent, it will have the right to terminate this Agreement if the number of Dissenting Shares exceeds 15% of the outstanding shares of Bank Common Stock.

(i)    Decline in Total Consideration.    In the case of the Bank, it will have the right to terminate this Agreement if the sum of the aggregate amount of the Special Dividend and the Total Consideration is less than $105,000,000, subject, however, to the following: If the Bank elects to exercise its termination right pursuant to this Section 8.01(i), it will give prompt written notice to Parent (provided that such notice may be withdrawn at any time). For a seven-day period commencing with Parent’s receipt of such notice, Parent will have the option to increase the Total Consideration by increasing the Aggregate Cash Consideration so that, as a result of such increase, the sum of the aggregate amount of the Special Dividend and the Total Consideration (taking into account the original Measurement Price) is equal to $105,000,000. Unless and until Parent has exercised the foregoing option in such seven-day period, the Closing Date shall not occur. If Parent elects to exercise the option, it shall give prompt written notice to the Bank of such election and the revised amount of the Aggregate Cash Consideration, whereupon (A) no termination shall have occurred pursuant to this Section 8.01(i), (B) this Agreement shall remain in full force and effect in accordance with its terms (except as the amount of the Aggregate Cash Consideration shall have been so modified), (C) notwithstanding Section 2.3, the Closing Date shall occur on the third business day following Parent’s election (provided that, for purposes of calculating the Total Consideration, the original Measurement Price shall be used). If Parent does not elect to exercise its option within such seven-day period, this Agreement will terminate.

8.2    Effect of Termination and Abandonment.    If this Agreement is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Agreement, except that the first sentence of Section 5.2(i), Section 5.3(h), this Section 8.2, Section 8.3 and Article 9 will survive termination of this Agreement and except that termination will not relieve a party from liability for any willful breach by it of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Voting Agreements will remain in full force and effect in accordance with their terms.

8.3    Fee.    (a)    The Bank will pay to Parent a cash termination fee (the “Fee”) of $3,750,000 if a Fee Payment Event occurs prior to or concurrently with the Fee Termination Date.

(b)    The Fee will be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent, not later than three business days following the first occurrence of a Fee Payment Event.

(c)    The Bank acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE 9

Miscellaneous

9.1    Survival.    The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 3, Section 6.14 and this Article 9).

9.2    Expenses.    Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent will bear and pay (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing of the Registration Statement, the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.

9.3    Notices.    All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to the Bank, to: Horizon Capital Bank 218 West Nasa Road One Webster, Texas 77598 Attention: Jack L. Thetford Facsimile: (281) 332-5517

with a copy to: Jenkens & Gilchrist, P.C. 1445 Ross Avenue Suite 3700 Dallas, Texas 75202 Attention: Charles E. Greef, Esq. Facsimile: (214) 855-4300

If to Parent, to: Cullen/Frost Bankers, Inc. 100 West Houston Street San Antonio, Texas 78205 Attention: Phillip D. Green Facsimile: (210) 220-4117

with a copy to: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Mark J. Menting, Esq. Facsimile: (212) 558-3588

9.4    Waiver; Amendment.    Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of the plan of merger contained in this Agreement to the shareholders of the Bank.

9.5    Alternative Structure.    Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind or amount of consideration to be delivered to the Bank or shareholders of the Bank, (b) such revision does not adversely affect the tax consequences to the shareholders of the Bank, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

9.6    Governing Law.    This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.

9.7    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE PLAN OF MERGER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PLAN OF MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE PLAN OF MERGER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8    Entire Understanding; No Third Party Beneficiaries.    This Agreement, the Voting Agreements and the Plan of Merger represent the entire understanding of the Bank and Parent regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. Except for Section 6.14, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Bank and Parent.

9.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

*                     *                     *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

HORIZON CAPITAL BANK

By:	/S/ JACK L. THETFORD
Name: Jack L. Thetford
Title: Chairman and Chief Executive Officer

CULLEN/FROST BANKERS, INC.

By:	/S/ PHILLIP D. GREEN
Name: Phillip D. Green
Title: Group Executive Vice President and Chief Financial Officer

ANNEX 1

FORM OF VOTING AGREEMENT

April 19, 2005

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

Ladies and Gentlemen:

The undersigned, being a shareholder of Horizon Capital Bank (“Bank”), hereby acknowledges that the Bank and Cullen/Frost Bankers, Inc. (“Parent”) are concurrently entering into an Agreement and Plan of Merger, dated April 19, 2005 (as amended or modified from time to time, the “Merger Agreement”), pursuant to which the Bank agrees to merge with and into a newly formed, wholly owned Subsidiary of Parent (the “Merger”), which Subsidiary will be chartered and organized as an interim national bank under the laws of the United States. A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.

The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

1.    Owned Shares.    The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Bank Common Stock set forth on the signature page hereof (the “Owned Shares”) free and clear of Liens, other than the restrictions imposed pursuant to the Voting and Stock Restriction Agreement. For all purposes of this agreement, the Owned Shares will include any shares of Bank Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.

2.    Agreement to Vote Owned Shares.    The undersigned irrevocably and unconditionally agrees that at (a) any meeting or action convened pursuant to the Voting and Stock Restriction Agreement in relation to the Merger Agreement and the transactions contemplated thereby and (b) the Bank Meeting or any other meeting or action of the shareholders of the Bank called in relation to the Merger Agreement and the transactions contemplated thereby, the undersigned will (1) vote all of the Owned Shares (or otherwise provide a proxy or consent) in favor of, and will otherwise support, approval of the Merger Agreement, the Plan of Merger, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, and (2) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement or the Plan of Merger.

3.    Transfer of Owned Shares.    The undersigned will not, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of any of the Owned Shares unless the undersigned receives (a) an irrevocable proxy, in form and substance satisfactory to Parent, to vote such Owned Shares with respect to the Merger Agreement, the Plan of Merger, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, and the undersigned will vote such proxy as provided in Section 2 hereof, or (b) an agreement identical in all material respects to this agreement executed by the transferee of the Owned Shares being transferred.

4.    Voting and Stock Restriction Agreement.    The undersigned will use all reasonable best efforts to take all necessary actions under the Voting and Stock Restriction Agreement in relation to the Merger Agreement and the transactions contemplated thereby in support of the Merger Agreement, the Plan of Merger and the Merger, including, without limitation, (a) providing direction to the Voting Representative as to the voting of Bank Common Stock subject to such agreement and (b) entering into a written agreement to terminate such agreement in connection with the consummation of the Merger.

5.    [If the undersigned is the Voting Representative, insert—Duties as Voting Representative.    The undersigned is the sole Voting Representative under the Voting and Stock Restriction Agreement, and, in the undersigned’s capacity as such, the undersigned hereby agrees, represents and warrants as follows:

(a)    Performance of Duties Generally.    Without limitation of Section 4 hereof, the undersigned will perform all of the duties set forth in the Voting and Stock Restriction Agreement that are applicable to the Voting Representative in relation to the Merger Agreement and the transactions contemplated thereby in support of the Merger Agreement, the Plan of Merger and the Merger, including, without limitation, calling a meeting of the parties to such agreement for the purpose of directing the Voting Representative’s vote of the Bank Common Stock subject to such agreement (collectively, the “VSRA Stock”).

(b)    Voting of VSRA Stock.    The undersigned irrevocably and unconditionally agrees that at the Bank Meeting or any other meeting or action of the shareholders of the Bank called in relation to the Merger Agreement and the transactions contemplated thereby the undersigned shall vote all the VSRA Stock as follows:

(1)    Voting on the Merger.    With respect to the voting on the Merger Agreement, the Plan of Merger, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Merger Matters”), the undersigned shall vote all the VSRA Stock as follows:

(A)    Receipt of Directions of Parties Holding 65% or More of the Bank Common Stock Subject to the Agreement.    If the undersigned receives the direction of parties holding at least 65% of the VSRA Stock, then, pursuant to the terms of the Voting and Stock Restriction Agreement, the undersigned shall vote all the VSRA Stock on the Merger Matters in accordance with the direction of such parties, which means that the undersigned shall vote all the VSRA Stock “for” or “against” the Merger Matters in the same proportion as the undersigned has received “for” or “against” directions on the Merger Matters from parties holding VSRA Stock. For purposes of the preceding sentence, it is understood and agreed that, if there are any shares of VSRA Stock for which the relevant shareholder has filed with the Bank a valid written objection to the Merger Matters, which expressly provides that such shareholder will exercise its right to dissent if the Merger is effective (collectively, “VSRA Dissenting Shares”), then the Voting Representative may vote such VSRA Dissenting Shares “against” the Merger Matters.

(B)    Receipt of Directions of Parties Holding Less Than 65% of the Bank Common Stock Subject to the Agreement.    If the undersigned does not receive the direction of parties holding at least 65% of the VSRA Stock, then, pursuant to the terms of the Voting and Stock Restriction Agreement, the undersigned shall vote all the VSRA Stock “for” or “against” the Merger Matters in the same proportion as the undersigned has received “for” or “against” directions on the Merger Matters from parties holding VSRA Stock. For purposes of the preceding sentence, it is understood and agreed that, if there are any VSRA Dissenting Shares, then the Voting Representative may vote such VSRA Dissenting Shares “against” the Merger Matters.

(2)    Voting on Acquisition Proposals.    With respect to the voting on any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement or the Plan of Merger (collectively, the “Acquisition Proposal Matters”), the undersigned shall vote all the VSRA Stock as follows:

(A)    Receipt of Directions of Parties Holding 65% or More of the Bank Common Stock Subject to the Agreement.    If the undersigned receives the direction of parties holding at least

65% of the VSRA Stock, then, pursuant to the terms of the Voting and Stock Restriction Agreement, the undersigned shall vote all the VSRA Stock on the Acquisition Proposal Matters in accordance with the direction of such parties, which means that the undersigned shall vote all the VSRA Stock “for” or “against” the Acquisition Proposal Matters in the same proportion as the undersigned has received “for” or “against” directions on the Acquisition Proposal Matters from parties holding VSRA Stock.

(B)    Receipt of Directions of Parties Holding Less Than 65% of the Bank Common Stock Subject to the Agreement.    If the undersigned does not receive the direction of parties holding at least 65% of the VSRA Stock, then, pursuant to the terms of the Voting and Stock Restriction Agreement, the undersigned shall vote all the VSRA Stock “for” or “against” the Acquisition Proposal Matters in the same proportion as the undersigned has received “for” or “against” directions on the Acquisition Proposal Matters from parties holding VSRA Stock.]

6.    Further Assurances.    The undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof.

7.    Specific Performance.    The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

8.    Termination of this Agreement.    This agreement will terminate upon the three-month anniversary of the termination of the Merger Agreement in accordance with its terms, except that termination will not relieve the undersigned from liability for any breach by the undersigned of this agreement.

9.    Governing Law.    This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.

*                *                *

This letter may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Very truly yours,

Name:

Number of Owned Shares:

Number of Owned Shares not subject to

the Voting and Stock Restriction Agreement:

Accepted as of the day and year

first above written:

CULLEN/FROST BANKERS, INC.

By:
Name:
Title:

ANNEX 2

FORM OF PLAN OF MERGER

PLAN OF MERGER, dated                     , 2005 (this “Plan”), among Horizon Capital Bank, a Texas state-chartered bank (“Bank”), Cullen/Frost Bankers, Inc., a Texas corporation (“Parent”), and                     , a national banking association (“Interim Bank Sub”).

RECITALS

A.    Agreement and Plan of Merger.    The Bank and Parent have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated April 19, 2005, pursuant to which the Bank has agreed to merge with and into Interim Bank Sub (the “Merger”), a newly formed, wholly owned Subsidiary of Parent that has been chartered and organized as an interim national bank under the laws of the United States. To consummate the Merger, the Bank, Parent and Interim Bank Sub are entering into this Plan.

B.    Capital of the Bank.    As of                     , 2005, the Bank had capital of $            , divided into Bank Common Stock of $            , surplus of $            , undivided profits, including capital reserves, of $             and net unrealized gains on investment securities of $            .

C.    Capital of Interim Bank Sub.    As of                     , 2005, Interim Bank Sub had capital of $            , divided into Interim Bank Sub Stock of $            , surplus of $            , undivided profits, including capital reserves, of $             and net unrealized gains on investment securities of $            . Following the Merger, Interim Bank Sub will have capital of $            , divided into Interim Bank Sub Stock of $            , surplus of $             and undivided profits, including capital reserves, which, when combined with the capital and surplus will be equal to the combined capital structures of the Bank and Interim Bank Sub, as stated in this Recital and the preceding Recital.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Plan, the Bank, Parent and Interim Bank Sub agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1    Definitions.    This Plan uses the following definitions:

“Bank” has the meaning assigned in the Preamble.

“Merger” has the meaning assigned in the Recitals.

“Merger Agreement” has the meaning assigned in the Recitals.

“Interim Bank Sub” has the meaning assigned in the Preamble.

“Interim Bank Sub Articles” means the Articles of Association of Interim Bank Sub, which are attached hereto as Annex 1.

“Interim Bank Sub Bylaws” means the Bylaws of Interim Bank Sub, which are attached hereto as Annex 2.

“Interim Bank Sub Stock” means the common stock, par value $             per share, of Interim Bank Sub.

“Parent” has the meaning assigned in the Preamble.

“Plan” has the meaning assigned in the Preamble.

“Surviving Bank” has the meaning assigned in the Section 2.1.

1.2    Interpretation.    (a)    In this Plan, except as context may otherwise require, references:

(1)    to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Plan;

(2)    to this Plan are to this Plan, taken as a whole;

(3)    to any agreement (including this Plan), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section; and

(4)    to any Governmental Authority include any successor to that Governmental Authority.

(b)    Capitalized terms used but not defined in this Plan are to be deemed to have the meanings assigned to them in the Merger Agreement.

(c)    The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Plan as a whole and not to any specific Section.

(d)    The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(e)    The word “party” is to be deemed to refer to the Bank, Parent or Interim Bank Sub.

(f)    The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

(g)    The section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Plan.

(h)    This Plan is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Plan not be construed more strictly with regard to one party than with regard to the other.

(i)    No provision of this Plan is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE 2

The Merger

2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Plan, the Bank will merge with and into Interim Bank Sub at the Effective Time (the “Merger”). At the Effective Time, the separate existence of the Bank will terminate. Interim Bank Sub will be the surviving bank in the Merger (the “Surviving Bank”) and will continue its existence under the laws of the United States.

2.2    Effects of the Merger; Liabilities of the Bank.    The Merger will have the effects prescribed by applicable law, including the TFC and the TBCA. Without limitation of the preceding sentence, at the Effective Time, the Surviving Bank will be liable for all liabilities, including deposits, of the Bank.

2.3    Name of Surviving Bank.    The name of the Surviving Bank as of the Effective Time will be the name of Interim Bank Sub.

2.4    Articles of Association and Bylaws of the Surviving Bank.    The Interim Bank Sub Articles will be the articles of association of the Surviving Bank as of the Effective Time. The Interim Bank Sub Bylaws will be the bylaws of the Surviving Bank as of the Effective Time.

ARTICLE 3

Effect on Stock

3.1    Effect on Stock.    Upon the terms and subject to the conditions of this Plan and the Merger Agreement, at the Effective Time, as a result of the Merger and without any action by any holder of Bank Stock or Interim Bank Sub Stock:

(1)    Bank Common Stock.    Each share of Bank Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into the right to receive either the Per Share Stock Consideration or the Per Share Cash Consideration in accordance with the provisions of Article 3 of the Merger Agreement. Shares of Bank Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Holders of Bank Common Stock will cease to be, and will have no rights as, shareholders of the Bank, and certificates that represented shares of Bank Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive (A) any then unpaid dividend or other distribution with respect to such Bank Common Stock having a record date before the Effective Time and (B) the Consideration. After the Effective Time, there will be no transfers of shares of Bank Common Stock on the stock transfer books of the Bank or the Surviving Bank, and shares of Bank Common Stock presented to the Surviving Bank, Parent for any reason will be canceled and exchanged in accordance with the provisions of Article 3 of the Merger Agreement.

(2)    Interim Bank Sub Stock.    Each share of Interim Bank Sub Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE 4

Conditions to the Merger

4.1    Condition to Effect the Merger.    The respective obligation of each of the parties to consummate the Merger is subject to the fulfillment or written waiver of each of the conditions set forth in Article 7 of the Merger Agreement and upon the occurrence of the Effective Time in accordance with the Merger Agreement.

ARTICLE 5

Termination

5.1    Termination.    This Plan may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows:

(a)    Termination of Merger Agreement.    Upon the termination of the Merger Agreement in accordance with its terms.

(b)    Mutual Agreement.    With the mutual agreement of the parties.

5.2    Effect of Termination and Abandonment.    If this Plan is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Plan, except that termination will not relieve a party from liability for any breach by it of this Plan and except that this Section 5.2 and Article 6 will survive termination of this Plan.

ARTICLE 6

Miscellaneous

6.1    Survival.    The representations, warranties, agreements and covenants contained in this Plan will not survive the Effective Time (other than Article 3 and this Article 6).

6.2    Notices.    All notices, requests and other communications given or made under this Plan must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to the Bank, to: Horizon Capital Bank 218 West Nasa Road One Webster, Texas 77598 Attention: Jack L. Thetford Facsimile: (281) 332-5517

with a copy to: Jenkens & Gilchrist, P.C. 1445 Ross Avenue Suite 3700 Dallas, Texas 75202 Attention: Charles E. Greef, Esq. Facsimile: (214) 855-4300

If to Parent or Interim Bank Sub, to: Cullen/Frost Bankers, Inc. 100 West Houston Street San Antonio, Texas 78205 Attention: Phillip D. Green Facsimile: (210) 220-4117

with a copy to: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Mark J. Menting, Esq. Facsimile: (212) 558-3588

6.3    Waiver; Amendment.    Before the Effective Time, any provision of this Plan may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Plan, except to the extent that any such amendment would violate applicable law or require resubmission of the plan of merger contained herein to the shareholders of the Bank.

6.4    Governing Law.    This Plan is governed by, and will be interpreted in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within that State.

6.5    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE PLAN OF MERGER IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PLAN OF MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS PLAN AND THE ACQUISITION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6    No Third Party Beneficiaries.    Nothing expressed or implied in this Plan is intended to confer any rights, remedies, obligations or liabilities upon any persons other than the Bank, Parent and Interim Bank Sub.

6.7    Counterparts.    This Plan may be executed in one or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

*                     *                     *

IN WITNESS WHEREOF, the parties have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

HORIZON CAPITAL BANK

By:
Name: Jack L. Thetford
Title: Chairman and Chief Executive Officer

CULLEN/FROST BANKERS, INC.

By:
Name: Phillip D. Green
Title: Group Executive Vice President and Chief Financial Officer

ANNEX 3

FORM OF BANK AFFILIATE LETTER

                    , 2005

Horizon Capital Bank

218 West Nasa Road One

Webster, Texas 77598

Cullen/Frost Bankers, Inc.

100 West Houston Street

San Antonio, Texas 78205

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Horizon Capital Bank (“Bank”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated April 19, 2005 (as amended or modified from time to time, the “Merger Agreement”), between the Bank and Cullen/Frost Bankers, Inc. (“Parent”), the Bank has agreed to merge with and into a newly formed, wholly owned Subsidiary of Parent (the “Merger”), which Subsidiary will be chartered and organized as an interim national bank under the laws of the United States. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive common stock of Parent (the “Parent Common Stock”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Bank.

I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

1.    Transfers of Parent Common Stock.    I will not make any sale, transfer, or other disposition of such Parent Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (c) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2.    No Obligation to Register Parent Common Stock.    I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3.    Stop Transfer Instructions.    I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Cullen/Frost Bankers, Inc., a copy of which agreement is on file at the principal offices of Cullen/Frost Bankers, Inc.”

4.    Legend on Certificates.    I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Parent (a) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Parent that Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

By its acceptance hereof, Parent agrees, for a period of two years after the Effective Time, that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of the Bank within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas. This letter agreement shall terminate if and when the Merger Agreement is terminated in accordance with its terms.

Very truly yours,

Name:

Accepted this day of
, 2005.

HORIZON CAPITAL BANK

By:
Name:
Title:

CULLEN/FROST BANKERS, INC.

By:
Name:
Title:

CULLEN/FROST BANKERS, INC.

As of July 6, 2005

Horizon Capital Bank

1021 Main Street, Suite 100

Houston, Texas 77002

Attention:	Jack L. Thetford
Chairman and Chief Executive Officer

Re:	Amendment to Agreement and Plan of Merger between Horizon Capital Bank and Cullen/Frost Bankers, Inc.

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger, dated April 19, 2005 (the “Merger Agreement”), between Horizon Capital Bank (“Horizon”) and Cullen/Frost Bankers, Inc. (“Cullen/Frost”). Horizon and Cullen/Frost agree to amend the Merger Agreement as follows:

1.    The definition of “Aggregate Cash Consideration” in Section 1.1 of the Merger Agreement is amended to read in its entirety as follows:

“Aggregate Cash Consideration” means the sum of (a) $45,000,000, (b) the Cash Adjustment Amount, if any, which may be a positive or negative number, and if a positive number shall be added to $45,000,000, and if a negative number shall be subtracted from $45,000,000 and (c) the Equity Payment Amount.

2.    Section 1.1 of the Merger Agreement is amended to include the following definition, which reads in its entirety as follows:

“Equity Payment Amount” means an amount equal to the amount by which (a) the amount of Pre- Closing Shareholders Equity minus $38,000,000 exceeds (b) 5% of the amount of Pre-Closing Shareholders Equity.

3.    The definition of “Per Share Special Dividend Amount” in Section 1.1 of the Merger Agreement is amended to read in its entirety as follows:

“Per Share Special Dividend Amount” means the quotient of (a) the amount of Pre-Closing Shareholders Equity minus $38,000,000 provided that such amount for purposes of this definition shall not exceed 5% of the amount of Pre-Closing Shareholder Equity divided by (b) the number of shares of Bank Common Stock outstanding immediately prior to the Effective Time.

4.    Section 2.3 of the Merger Agreement is amended to read in its entirety as follows:

Section 2.3    Closing.    The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 5:00 p.m. on a business day designated by Parent that is (a) within 60 days after the receipt of the last Requisite Regulatory Approval (or, if later, within 10 days after the satisfaction of the Non-Routine Conditions (as defined below)) and (b) after satisfaction or waiver of the conditions set forth in Article 7, other than those routine conditions that by their nature are to be satisfied at the Closing (the “Non Routine Conditions”), but subject to the fulfillment or waiver of those routine conditions (the “Closing Date”). The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”.

5.    Article 3 of the Merger Agreement is amended to add Section 3.8, which shall read in its entirety as follows:

Section 3.8    Cash Adjustments.    Notwithstanding anything in this Agreement to the contrary, the Parent may elect in order to ensure the rendering of the tax opinions set forth in Sections 7.2(c) and 7.3(c) to either (i) reduce the aggregate amount of the Per Share Special Dividend Amount if it adds such aggregate amount to the amount of the Aggregate Cash Consideration or (ii) to increase the aggregate amount of the Per Share Special Dividend if it reduces the Aggregate Cash Consideration by such aggregate amount.

6.    Section 6.15(b) of the Merger Agreement is amended to read in its entirety as follows:

(b) Before the Bank Board may make, declare, pay or set aside the Special Dividend, Pre Closing Shareholders Equity and the Equity Payment Amount shall be determined as follows:

7.    Clause (C) of Section 6.15(b)(1) is amended by inserting the text “, including information to calculate and the calculation of the Equity Payment Amount” immediately preceding the text “(the “Pre-Closing Balance Sheet”)”.

8.    Section 6.15(b)(3) of the Merger Agreement is amended to read in its entirety as follows:

(3) If Parent timely delivers a Pre Closing Balance Sheet Notice pursuant to Section 6.15(b)(2), then, for a period of five days following the Bank’s receipt of such notice, the Bank and Parent shall attempt in good faith to resolve the dispute. If the Bank and Parent fail to reach an agreement with regard to the dispute, the disagreement will promptly be referred to PwC, which will act as arbitrator. The parties will use reasonable best efforts to cause PwC to issue a report resolving any dispute as to the Pre Closing Balance Sheet and confirming the correct amount of Pre Closing Shareholders Equity (as determined in accordance with the terms of this Agreement) and the Equity Payment Amount within 10 days after having such dispute referred to it, and, to this end, the parties will cooperate fully with, and furnish information to, PwC. Such report of PwC, as well as the amount of Pre Closing Shareholders Equity and the Equity Payment Amount set forth therein, will be final and binding on the Bank and Parent. Each of the Bank and Parent will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided that (A) the fees and expenses of PwC shall be borne by the Bank and Parent in the same proportion that the aggregate amount of disputed items submitted to PwC that are unsuccessfully disputed by the Bank and Parent, respectively (as determined by PwC), bears to the total amount of items submitted to PwC, and (B) all after tax costs, fees and expenses to be borne by the Bank shall be deducted from Pre Closing Shareholders Equity. Notwithstanding anything in this Agreement to the contrary, until such time as any dispute regarding the Pre Closing Balance Sheet, the amount of Pre Closing Shareholders Equity and the amount of the Equity Payment Amount is resolved, the Closing shall be delayed (but in no event shall the Pre Closing Balance Sheet, the amount of Pre Closing Shareholders Equity and the amount of the Equity Payment Amount be re-prepared or re-determined as of a later date).

9.    Section 6.1(a) of the Merger Agreement is amended to add a new sentence at the end thereof which shall read in its entirety as follows:

As part of the Bank’s obligation to cooperate and use its reasonable best efforts to effect the conversion of the Bank’s operating systems to those of the National Bank Sub provided for in Section 2.7, the Bank shall diligently assist the National Bank Sub and Parent in making and sending notices, information and materials to Bank customers and making such branch closing notifications as National Bank Sub shall request provided that nothing shall be sent to customers until the receipt of the last Requisite Regulatory Approval.

The Merger Agreement shall otherwise remain in full force and effect.

Please sign and date this letter in the space provided below, return it and keep a copy of this letter for your records.

CULLEN/FROST BANKERS, INC.

By:	/S/ PHILLIP D. GREEN
Phillip D. Green
Group Executive Vice President and Chief Financial Officer

Agreed as of the date hereof:

HORIZON CAPITAL BANK

By:	/S/ JACK L. THETFORD
Jack L. Thetford Chairman and Chief Executive Officer

APPENDIX B

BAY AREA BANK AND TRUST

VOTING AND STOCK RESTRICTION AGREEMENT

THIS VOTING AND STOCK RESTRICTION AGREEMENT (“Agreement”) is by and among those persons whose names appear on the signature pages hereof under the designations “Stockholders” (individually referred to as a “Stockholder” and collectively referred to as “Stockholders”) and Jack L. Thetford as voting representative (“Voting Representative”), with respect to certain shares of the capital stock, $5.00 par value, of Bay Area Bank and Trust, Webster, Texas (“Bank”).

1.    Introduction.    Each Stockholder at present owns or holds, legally or beneficially, directly or indirectly, of record or otherwise, the number of issued and outstanding shares of capital stock of the Bank specified beside his respective name on the signature pages of this Agreement. It is the intent and purpose of the Stockholders to join in this Agreement to make more effective their participation in the election of directors of the Bank and in the resolution of issues submitted to a vote of all stockholders of the Bank, and to attempt to secure continuity and stability of policy and management of the Bank, and, to these ends, to unite the voting power of the capital stock subject to this Agreement and to vest such voting power in the Voting Representative as hereinafter provided.

All shares of capital stock of the Bank owned or held, legally or beneficially, directly or indirectly, of record or otherwise, by each Stockholder and set forth beside his respective name on the signature pages of this Agreement shall be collectively referred to in this Agreement as the “Stock.” Any additional shares of capital stock of the Bank or other voting securities of the Bank or any successor or resulting entity, including a bank holding company owning shares of the Bank, which may be owned, held or acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by any Stockholder at any time during the term of this Agreement, including, without limitation, capital or voting securities acquired by purchase, gift, devise or incident to any stock split, stock dividend, increase in capitalization, recapitalization, merger, consolidation or other reorganization or like transaction, shall be included within the term “Stock” as used herein and shall be subject to this Agreement.

2.    Consideration.    In order to accomplish the purposes set forth in Paragraph 1 and in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by each Stockholder, the Stockholders and Voting Representative make this Agreement.

3.    Joint Action.    During the term of this Agreement, all shares of the Stock shall be voted as a unit on all matters as to which the Stockholders shall be entitled to vote, pursuant to the following terms and conditions:

3.1    Rights of Voting Representative.    Each Stockholder by execution of this Agreement irrevocably names, constitutes and appoints Jack L. Thetford, and his respective successor(s) or assign(s), the true and lawful attorney, agent, proxy and Voting Representative of the undersigned, with full power of substitution, to vote all shares of Stock owned or held by such Stockholder subject to this Agreement at any and all regular and special meetings of stockholders of the Bank whenever and wherever held during the term of this Agreement, or at any adjournment thereof, hereby ratifying and confirming all that the said attorney, agent, proxy and Voting Representative might do. The proxies hereby granted are irrevocable and coupled with an interest. Each Stockholder hereby terminates, revokes and rescinds any and all proxies, rights, agreements or arrangements, written or verbal, previously entered into or given with respect to any shares of Stock owned or held by such Stockholder subject to this Agreement and relating to any such rights hereby vested in the Voting Representative.

The Voting Representative shall have the right to vote the Stock at any meeting or on any issue with respect to which the Stockholders would otherwise have the right to vote the Stock, including, without limitation, proposals (i) to dissolve and/or liquidate the Bank, (ii) to amend its Articles of Association or Bylaws, or (iii) to sell all or a major portion of its assets, or to merge or consolidate the Bank, provided that if the Bank will not be the surviving or resulting entity, in such a transaction or if such transaction will result in control of the Bank by a new entity, then the Voting Representative shall promptly call a meeting of all Stockholders for the purpose of determining how the Voting Representative shall vote the stock with respect to such proposal(s). A majority of the shares of Stock then subject to this Agreement, represented in person or by proxy, shall constitute a quorum at such meeting. Attendance by a Stockholder at such meeting, whether in person or by proxy, shall constitute a waiver of any notice of such meeting. The Voting Representative shall vote the Stock in accordance with the directions of the Stockholders owning not less then 65% of the Stock then subject to this Agreement. If the Voting Representative does not receive directions from Stockholders owning not less than 65% of the Stock, the Voting Representative may vote the Stock as he deems appropriate in his judgment.

Each Stockholder by execution of this Agreement expressly authorizes the Voting Representative to call special meetings of stockholders of the Bank for any purpose or purposes which the Voting Representative shall in his sole discretion deem necessary and appropriate. In voting the Stock, either in person or by nominee or proxy, the Voting Representative shall exercise his best judgment to select suitable directors for the Bank and shall otherwise take such action with respect to the management of the Bank’s affairs as he may deem necessary and in the best interests of the Bank.

In the event of a failure of the Voting Representative to vote the Stock, the Stock shall be voted in accordance with the desires of the holders of a majority of such Stock as determined at a meeting called for that purpose upon 10 days prior written notice. If the proxy granted pursuant to Paragraph 3.1 hereof is determined to be invalid for any reason, each Stockholder agrees to vote his Stock on any proposals submitted to a vote of stockholders in the same manner as the Voting Representative votes his Stock with respect to such proposals or as otherwise directed by the Voting Representative.

3.2    Liability of Voting Representative.    The Voting Representative shall not be personally or otherwise liable with respect to any action taken or omitted to be taken under this Agreement, provided such commission or omission does not amount to willful misconduct on his part. The Stockholders agree, jointly and severally, to indemnify and hold the Voting Representative and his successors or assigns harmless from any liability or cost resulting from any action or failure to act by the Voting Representative pursuant to this Agreement, provided such action or failure to act does not amount to willful misconduct.

3.3    Resignation, Removal, Incapacity and Replacement of Voting Representative.    The Voting Representative may at any time resign by mailing to each party to this Agreement a written resignation effective upon the date stated therein. If any vacancy in the position of Voting Representative shall occur by death, incapacity or resignation, the position shall be filled by the person then or theretofore designated in writing by the Voting Representative. If a successor Voting Representative has not been so named within 10 days from the date the Voting Representative ceases to serve, then a successor shall be named by the holders of at least 75% of the Stock, acting either by written consent or at a meeting convened for such purpose upon 10 days prior written notice. After the expiration of 60 months from the effective date of this Agreement, the holders of at least 75% of the Stock, acting either by written consent delivered to the Voting Representative or at a meeting convened for such purpose upon 10 days prior written notice, shall be entitled to remove the Voting Representative, with or without cause, and appoint a successor Voting Representative to fill the vacant position. Any successor Voting Representative named in accordance with this Agreement shall have all the rights, powers, privileges and authority granted to a Voting Representative under this Agreement and any amendment hereof or supplement hereto.

3.4    Compensation and Reimbursement of Expenses of Voting Representative.    The Voting Representative shall serve hereunder without compensation. The Voting Representative shall have the right to incur and pay such expenses and charges and to employ and pay such agents, attorneys or other persons as he may deem necessary and proper for carrying out the terms of this Agreement. Such expenses or charges incurred by the Voting Representative shall be paid by the Stockholders pro rata according to their respective ownership of the Stock within 10 days after receipt of written notice from the Voting

Representative. The Stockholders hereby authorize the Voting Representative (i) to direct the Bank to pay to the Voting Representative all cash dividends respecting the Stock and (ii) to deduct from such dividends, pro rata, any amounts due the Voting Representative as reimbursement for expenses incurred pursuant to this Agreement. Any portion of such cash dividends remaining after the deduction of such expenses shall be distributed pro rata to the respective Stockholders. Dividends paid to the Voting Representative pursuant to this Paragraph 3.4 may not be used for any purpose other than for the payment or reimbursement of expenses properly incurred by the Voting Representative in accordance with this Agreement. Nothing contained in this Agreement shall disqualify the Voting Representative from serving the Bank as an officer or director, or in any other capacity, or from receiving compensation or reimbursement of expenses in any such capacity.

4.    Addition and Release of Shares.    Stockholders of the Bank not parties to this Agreement as of its effective date may join in this Agreement and subject all of their stock of the Bank, or any successor entity, to the provisions hereof with the consent of the Voting Representative then serving and by execution and delivery to the Voting Representative of a counterpart of this Agreement. Each such additional Stockholder by his signature to a counterpart of this Agreement shall become subject to all of the terms and conditions hereof as to the shares of stock of the Bank made subject hereto.

In the event that any Stockholder (including any Voting Representative in his capacity as a Stockholder) is at present a member of, or subsequently is elected to, the Board of Directors of the Bank and unencumbered qualifying shares are required to serve in such capacity, if the Stockholder does not otherwise hold such unencumbered qualifying shares, a sufficient number of shares of Stock owned or held by such Stockholder shall, subject to the other provisions of this Agreement, be automatically released from this Agreement for the purpose of providing such Stockholder with the necessary qualifying shares of capital stock of the Bank. At such time as any Stockholder for whose benefit shares have been released herefrom shall cease to serve on such Board of Directors requiring unencumbered qualifying shares, such released shares (including all shares of capital stock of the Bank and other securities of the Bank or any successor entity issued or exchanged with respect thereto) shall, at the written option of such Stockholder, be made subject to this Agreement and the certificates representing such shares shall be presented forthwith to the Voting Representative for affixation of the legend then required by this Agreement or any amendment hereof.

Notwithstanding anything contained in this Agreement to the contrary, at all times during the term of this Agreement, a minimum of 50.1% of the issued and outstanding voting capital stock of the Bank shall be subject to this Agreement.

5.    Restrictions on Sale or Other Disposition of the Stock.    During the term of this Agreement, the sale, assignment, transfer or other disposition by a Stockholder of any shares of Stock shall be subject to the terms and conditions of Paragraphs 5, 6 and 7 of this Agreement.

5.1.    Permitted Transfers.    The transfer of title to or a beneficial interest in shares of Stock resulting from any of the following events shall be permitted without compliance with the provisions of Paragraph 6 of this Agreement.

5.1.1.    A transfer to another Stockholder;

5.1.2.    A transfer to the spouse of a Stockholder incident to divorce;

5.1.3.    A transfer to legatees, heirs or trustees of a testamentary trust of a Stockholder as a result of the death of the Stockholder;

5.1.4.    A transfer to a guardian of the estate of a Stockholder or to an executor or administrator of the estate of a deceased Stockholder incident to guardianship or probate proceedings involving the estate of the Stockholder;

5.1.5.    A transfer as a result of gift by a Stockholder to his spouse or any of his descendants or to a trustee of a trust for the primary benefit of such Stockholder, his spouse or any of his descendants;

5.1.6.    A transfer to the shareholders of any corporate Stockholder as a dividend or incident to liquidation or dissolution of such corporate Stockholder;

5.1.7.    A transfer to the partners of any partnership which is a Stockholder incident to any liquidation or distribution of such partnership;

5.1.8.    A transfer by a corporate Stockholder to another corporation incident to merger or consolidation of such corporation or incident to a sale or transfer by the corporate Stockholder of all or substantially all of its assets to such other corporation;

5.1.9.    A transfer as result of a gift of Stock as a charitable contribution; or

5.1.10.    A transfer as a result of a sale pursuant to Paragraph 7 of this Agreement;

provided, however, that each and every person or entity acquiring any shares of Stock incident to any permitted transfer specified in this Paragraph 5.1 shall and must take and hold the shares of Stock subject to this Agreement and shall be deemed a “Stockholder” for the purposes of this Agreement.

5.2.    Pledges.    A Stockholder shall be permitted to pledge any shares of Stock owned or held subject to this Agreement to secure bona fide indebtedness of the Stockholder, provided that the rights of the party secured thereby are expressly made subject to the terms and provisions of this Agreement. Any sale or transfer of such shares incident to the pledge shall be subject to this Agreement and any person or entity acquiring such shares of Stock shall and must take and hold such shares subject to the terms and conditions of this Agreement and shall be deemed a “Stockholder” for the purposes of this Agreement.

5.3.    Expense Reimbursement.    If a Stockholder has not paid his pro rata share of any obligations pursuant to Paragraphs 3.2, 7.2 or 10.2 or any expenses or charges pursuant to Paragraph 3.4 hereof, such Stockholder shall not be entitled to transfer any Stock until such obligations, expenses and charges are paid or arrangements satisfactory to the Voting Representative, in his sole discretion, are made for payment or satisfaction of such obligations, expenses and charges.

6.    Right of First Refusal.

6.1.    If a Stockholder shall at any time or times (i) desire to any of his Stock to a specified purchaser or (ii) receive a born fide, non-collusive offer from any person or entity for the purchase of any Stock owned or held by the Stockholder, which offer the Stockholder desires to accept (not including in either case transactions which are subject to Paragraph 7), such Stockholder shall first offer in writing to sell such Stock to the Voting Representative at the same price and upon the same terms and conditions at which the selling Stockholder intends to sell the Stock. If the consideration in the transaction is not cash, the Voting Representative shall have the right to exercise his option to acquire the Stock in accordance with the provisions of this Paragraph 6 by paying an amount in cash equal to the fair market value of the consideration proposed to be received by the selling Stockholder. The Voting Representative shall have 10 days following the giving of such notice within which to exercise, by written notice to the selling Stockholder, his option to acquire all or any part of the Stock proposed to be sold. Payment for such Stock shall be delivered to the selling Stockholder within 15 days after the end of the option period; provided, however, that if the Voting Representative acquires less than all of the Stock offered by the selling Stockholder, such payment shall be held by the Voting Representative until conclusion of the option period for other Stockholders.

If the Voting Representative fails to purchase all of the Stock offered for sale by the selling Stockholder in accordance with the provisions of this Paragraph 6, the selling Stockholder shall offer in writing to sell the remaining Stock to the other Stockholders who are parties to this Agreement, pro rata in accordance with the number of shares of Stock owned by the respective Stockholders (excluding the Stock owned by the selling Stockholder and/or acquired by the Voting Representative), and at the same price, and upon the same terms and conditions at which the selling Stockholder intends to sell the Stock. If the consideration in the transaction is not cash, the purchasers may exercise their option by paying cash equal to the fair market value of the proposed consideration. The other Stockholders shall have 20 days following the giving of such notice within which to exercise in writing their option to acquire their pro rata portion of the Stock proposed to be sold. All Stock not purchased at the end of such 20-day period may be purchased by any Stockholder(s) for an additional period of 15 days; provided, however, that if more than one Stockholder desks to purchase the remaining Stock not purchased by the end of the 20-day period, each such Stockholder shall be entitled to purchase his proportionate part of the remaining shares in the same ratio which the number of shares of Stock then owned by the Stockholder bears to the total number of shares of Stock then owned by all such Stockholders desiring to purchase the remaining shares. The other Stockholders must exercise their option to acquire all (but not less than all) of the Stock offered by the selling Stockholder. Payment for such Stock must be delivered to the Voting Representative no later than 10 days after the end of such 15-day period, who shall promptly deliver all payments to the selling Stockholder upon transfer of the Stock.

At the end of the option periods, if the Voting Representative and/or any or all of the other Stockholders fail to consummate the purchase of all of the Stock offered for sale by the selling Stockholder in accordance with the provisions of this Paragraph 6, then none of the Stock shall be purchased by the Voting Representative or the other Stockholders, and the selling Stockholder shall, for a period of 60 days, be free to transfer or sell the Stock only to the originally specified purchaser or the person from whom the original offer was received and only for the same price and upon the same terms and conditions as were contained in such offer. Any Stock not sold within such 60-day period must be reoffered to the Voting Representative and the Stockholders in accordance with this Paragraph 6 in the event of any subsequent proposed sale.

6.2.    Any transferee of Stock hereunder shall take such Stock subject to this Agreement, and by acceptance of the certificate(s) representing such Stock, shall be bound by this Agreement to the same extent as if such transferee were a party hereto and shall be deemed a “Stockholder” for the purposes of this Agreement.

7.    Sale of All or Part of the Stock Pursuant to a Bona Fide Offer.

7.1.    If the Voting Representative shall receive a bona fide offer (“Offer”) from any person or entity, including, but not by way of limitation, a Stockholder (“Offeror”), for the purchase for cash, promissory obligations or an exchange of securities in a transaction not requiring a vote of all stockholders of the Bank (which term shall include any successor or resulting entity as provided in Paragraph 1), or a combination thereof, of more than 50% of the capital stock of the Bank at the same price per share and on the same terms and conditions, the Voting Representative shall call a meeting (“Meeting”) of all Stockholders within 15 days for the purpose of determining whether to accept the Offer on behalf of all the Stockholders. A majority of shares of Stock then subject to this Agreement, represented in person or by proxy, shall constitute a quorum at the Meeting, Attendance by a Stockholder at the Meeting, whether in person or by proxy, shall constitute a waiver of any notice of the Meeting.

If the holders of not less than 65% of the Stock determine to accept the Offer, the Voting Representative shall notify all the Stockholders of the decision, specifying the price per share and the terms and conditions of sale (“Sale Notice”). Each Stockholder shall (i) sell to the Offeror his respective shares of Stock for the price per share and on the terms and conditions specified in the Sale Notice or (ii) if a Stockholder does not desire to sell, at the sole option of the Offeror, subject the shares of Stock owned or held by him to a new voting agreement or other control device acceptable to the Offeror. If less than all the Stock subject to this Agreement is to be sold, each Stockholder shall sell to the purchaser his proportionate part of the shares to be sold in the same ratio which the number of shares of Stock owned by the Stockholder bears to the total number of shares of Stock then subject to this Agreement. If the Stockholders determine not to accept an offer, the Voting Representative shall, within 15 days of such determination, notify all Stockholders of such determination.

7.2.    In connection with any sale pursuant to Paragraph 7.1 hereof, each of the Stockholders hereby nominates, constitutes and appoints the Voting Representative his true and lawful agent and attorney-in-fact, for and on his behalf and in his name, place and stead (such agent and attorney being herein called the “Agent”) to: (i) deliver to the Offeror at the closing of the sale transaction certificates evidencing the number of shares of Stock to be transferred by each Stockholder to the Offeror; (ii) accept delivery from the Offeror at the closing of cashier’s or certified checks, securities, promissory obligations or other consideration as payment for the Stock transferred to the Offeror, apply any funds received to indebtedness of the respective Stockholder which is secured by the Stock being transferred and forward any excess funds or other consideration received to such Stockholder or his designee; and (iii) do all things, and execute, deliver and complete all documents, necessary or proper, required, contemplated or deemed advisable by the Agent, and generally to act for and in the name of the Stockholders with respect to the transactions contemplated by this Paragraph 7, as fully as could the Stockholders if then present and acting either personally or by an authorized representative.

Each of the Stockholders hereby agrees and acknowledges that he has granted the power of attorney herein contained in order to further the objectives set forth in this Agreement and to facilitate the closing of the transactions contemplated by this Paragraph 7, and each Stockholder therefore agrees that the power of attorney shall be deemed to be coupled with an interest, and further agrees that he will not take or permit to occur any action which might in any manner frustrate consummation of the transactions contemplated by this Paragraph 7. This power of attorney is not affected by subsequent disability or incapacity of the principal. Each of the Stockholders hereby ratifies and confirms all that the Agent may do on behalf of such Stockholder pursuant to this Paragraph 7 and agrees to indemnify and hold the Agent free and harmless for any action taken in good faith hereunder on behalf of such Stockholder.

The Voting Representative, by his execution of this Agreement, hereby accepts his appointment as Agent as set forth in this Paragraph 7 and agrees to act in accordance therewith in the manner provided.

7.3.    If the Stockholders determine to reject the Offer in accordance with the provisions of this Agreement, all of the Stock shall remain subject to the terms and conditions of this Agreement.

8.    Assignment of Subscription Rights.    If any Stockholder elects not to exercise his right to subscribe to purchase capital stock or other securities of the Bank which may offered from time to time to all of the stockholders of the Bank for subscription, such non-subscribing Stockholder will give notice of his intent not to exercise his subscription rights to the Voting Representative at least 10 days prior to the expiration of such subscription rights, and the Voting Representative shall have the preferential right and option to exercise or cause to be exercised such non-subscribing Stockholder’s subscription rights. Each non-subscribing Stockholder agrees to execute at the request of the Voting Representative such assignment of subscription rights or other instruments as the Voting Representative may deem advisable or appropriate to vest conclusively such subscription rights in the Voting Representative or his designee(s).

If the Voting Representative (or his designee) elects not to purchase all of the securities available pursuant to such subscription rights, the Voting Representative will notify the Stockholders other than the non-subscribing Stockholders of the number of subscription rights available. Each such Stockholder shall have the right to subscribe for his pro rata portion of the number of shares of capital stock or other securities available for subscription by virtue of such subscription rights by notifying the Voting Representative in writing, within 5 days following the giving of notice by the Voting Representative, of his desire to subscribe for such shares of capital stock or other securities, such written notice to be accompanied by the purchase price of such securities in the form of a bank cashier’s check. Upon receipt of such written notice and purchase money, the Voting Representative shall deliver the written subscription and purchase price to the Bank, and direct the Bank to issue such securities in the name of, and to deliver such securities to, the respective purchasing Stockholder. To the extent the Stockholders do not subscribe for their pro rata portion of the securities specified in the notice, the Voting Representative may purchase such remaining securities or assign the subscription rights respecting such securities to any other person or entity at his discretion.

Each and every person or entity acquiring any shares of capital stock having general voting powers by exercise of such subscription rights pursuant to this Paragraph 8 shall be deemed a “Stockholder” for purposes of this Agreement and such shares shall be included within the term “Stock” as used herein and shall be subject to this Agreement.

9.    Deposit of Counterpart of Agreement.    A counterpart of this Agreement shall be deposited with the Bank at its principal office and with any state or federal regulatory authority with which counterparts of this Agreement are required to be filed.

10.    Legend on Certificates.

10.1.    Legend.    All certificates representing shares of Stock shall bear the following legend (with the blank appropriately completed):

The shares represented by this certificate are subject to the provisions of a Voting and Stock Restriction Agreement dated as of                     , 1995 (Agreement), a counterpart of which has been deposited with the Bank at its principal office. The Bank will furnish a copy of such Agreement to the holder of this certificate without charge upon written request to the Bank at its principal office. The Agreement vests the voting rights with respect to the shares represented by this certificate in the designated Voting Representative and contains restrictions on the transfer of such shares.

10.2    Responsibility to Affix Legend.    Within 10 days after the execution of this Agreement, unless a later date is specified in writing by the Voting Representative, each Stockholder shall deliver to the Voting Representative, or such other person as may be designated in a written notice to all Stockholders signed by the Voting Representative, all of the certificates representing his respective shares of Stock. The Voting Representative or his designee shall affix the legend conspicuously on each certificate and promptly return the certificate(s) to the Stockholder. Certificates representing subsequently acquired shares of Stock subject to this Agreement, within 10 days after acquisition of the shares of Stock, shall be submitted in the same manner for affixing the legend. Each Stockholder shall make arrangements for affixation of the legend to any certificates representing any such shares of Stock which he does not have in his personal possession and therefore cannot deliver pursuant to this Paragraph 10.2, and the Bank is hereby authorized to affix the legend to any such certificate presented to it for transfer or reissuance. Each Stockholder agrees to indemnify and hold the Voting Representative and his successors and assigns and each other Stockholder harmless from any loss, damage or cost suffered by such persons as a result of the failure of such Stockholder to deliver, or cause to be delivered, certificates representing his Stock for legending in accordance with the provisions of this Paragraph 10.2. Certificates representing any shares of Stock released pursuant to this Agreement must be presented to the Voting Representative or his designee for removal of the legend.

11.    Term of Agreement.    The term of this Agreement is for a period of 10 years, commencing on the effective date of this Agreement and terminating at the expiration of 10 years from such date, but this Agreement (i) may be terminated earlier by the written agreement of the Stockholders owning not less than 65% of the Stock and (ii) shall terminate on the sale of all or part of the Stock pursuant to the provisions of Paragraph 7 or dissolution or liquidation of the Bank or any successor entity.

This Agreement shall be automatically renewed for an additional period of ten years unless the holders of 65% or more of the Stock give written notice to the Voting Representative that they desire not to continue the Agreement. Such notice must be given at least 90 days prior to the end of the initial ten year term of this Agreement.

12.    General.

12.1.    Notices.    Any notice pursuant to this Agreement shall be deemed given when received by the Voting Representative or the Stockholder to whom it is directed, or when deposited in the United States mail, certified, return receipt requested, with postage prepaid, addressed to the Stockholder at the address specified beside his name on the signature page of this Agreement or to the Voting Representative at the address of the principal office of the Bank. An address may be changed by (i) any Stockholder by written notice given to the Voting Representative and (ii) the Voting Representative by written notice given to each Stockholder in the manner provided in this Paragraph 12.1.

12.2.    Effect of Agreement.    This Agreement shall be binding on and enforceable against each Stockholder, his heirs, administrators, executors, legal representatives and assigns, and on all subsequent owners of any shares of the Stock, who shall be deemed “Stockholders” within the meaning of and shall hold such shares subject to this Agreement. No other person(s) shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

12.3.    Separability.    If a court of competent jurisdiction shall adjudge to be invalid any clause, sentence, subparagraph, paragraph or section of this Agreement, such judgment or decree shall not affect, impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, subparagraph, paragraph or section so adjudged to be invalid.

12.4.    Amendment of Agreement.    This Agreement may be changed, modified or amended by a written instrument signed by the holders of not less than 65% of the Stock. Any such amendment shall become effective as of the date specified in the written instrument or if no date is specified, on the date the Voting Representative receives the written instrument containing the amendment from the Stockholders.

12.5.    Execution of Other Instruments.    Each Stockholder shall execute and deliver such other agreements and instruments as the Voting Representative from time to time may deem advisable or appropriate to effectuate the intent and purpose of this Agreement, including, but not by way of limitation, the execution and delivery of a supplemental or additional proxy or proxies to vote all of the Stock subject to this Agreement, but the delivery of such a proxy or proxies shall in no way affect the validity of the proxy granted pursuant to Paragraph 3.1.

12.6.    Miscellaneous.

12.6.1.    Paragraph and Subparagraph Headings.    The paragraph and subparagraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6.2.    Numbers and Gender.    When required by the context, each number (singular and plural) shall include all numbers and each gender shall include all genders.

12.6.3.    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12.7.    Regulatory Approvals.    The effectiveness of this Agreement is subject to receipt of all necessary state and federal regulatory approvals and authorizations and the expiration of any required waiting periods.

THIS AGREEMENT is executed in multiple counterparts, any one or more of which may contain the signature of any party hereto. All of such counterparts taken together shall constitute a complete executed original of this Agreement, dated and effective as of                     , 1995.

VOTING REPRESENTATIVE

Jack L. Thetford

STOCKHOLDERS

Number of Shares of Stock Subject to Agreement

Signature of Stockholder

Address of Stockholder

Telephone Numbers(s)

Please print name above

Social Security or I.R.S. Number

THE STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on the              day of                         , 1995, by                                         .

Name:
Notary Public in and for the State of Texas

My Commission Expires:

APPENDIX C

[Hovde Financial LLC Letterhead]

April 19, 2005

Board of Directors

Horizon Capital Bank

218 NASA Road One

Webster, TX 77598

Dear Members of the Board:

We understand that Horizon Capital Bank, a Texas state-chartered bank (the “Bank”) and Cullen/Frost Bankers, Inc., a Texas corporation (“CF”), are about to enter into an Agreement and Plan of Merger, to-be-dated April 19, 2005 (the “Agreement”), pursuant to which the Bank will merge with and into a wholly owned subsidiary of CF (the “Merger”). As set forth in Section 3.1 of the Agreement, on the Effective Date, each share of Bank Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into the right to receive either: (i) the number of fully paid and nonassessable shares of CF Common Stock and the requisite number of CF Rights issued and attached to such shares under the CF Rights Agreement equal to the Exchange Ratio (the “Per Share Stock Consideration”); or (ii) an amount in cash, without interest, equal to the Per Share Amount (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Consideration”). We also note that, subsequent to the execution of the Agreement, the Board of Directors of the Bank may declare a special one-time dividend (the “Special Dividend”) on the outstanding shares of Bank Common Stock with a record date immediately prior to the Effective Time and a payment date after the Effective Time in an amount per share equal to the quotient of (a) the amount of Pre-Closing Shareholders Equity minus $38,000,000 divided by (b) the number of shares of Bank Common Stock outstanding immediately prior to the Effective Time.

Capitalized terms not otherwise defined herein shall have the same meaning attributed to them in the Agreement.

In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Consideration to be paid to the shareholders of the Bank.

Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Bank, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

We were retained by the Bank to act as its financial advisor in connection with the Merger. We will receive compensation from the Bank in connection with our services, a significant portion of which is contingent upon consummation of the Merger. The Bank has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement and all attachments thereto;

(ii) reviewed certain historical publicly available business and financial information concerning the Bank and CF;

(iii) reviewed certain internal financial statements and other financial and operating data concerning the Bank;

(iv) analyzed certain financial projections prepared by the managements of the Bank and CF;

(v) held discussions with members of the senior managements of the Bank and CF for the purpose of reviewing the future prospects of the Bank and CF, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vi) reviewed historical market prices and trading volumes for CF Common Stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of CF Common Stock by the Bank’s shareholders relative to the pro forma contribution of the Bank’s assets, liabilities, equity and earnings to the combined company;

(ix) analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Bank and CF and in the discussions with the managements of the Bank and CF. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Bank and CF and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Bank and CF are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Bank, CF or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Bank, CF or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Bank, CF and its subsidiaries. In rendering this opinion, CF and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on CF or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of CF or any of the surviving corporations after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which shares of CF Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of the Bank Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the Bank Common Stock.

This letter is solely for the information of the Board of Directors of the Bank and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Bank Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration to be received by the holders of the Bank Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Bank.

Sincerely,

/s/    HOVDE FINANCIAL LLC

HOVDE FINANCIAL LLC

APPENDIX D

PROVISIONS OF TEXAS LAW

RELATING TO DISSENTING SHAREHOLDERS

Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A.    Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1)    Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2)    Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3)    Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B.    Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1)    the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a)    listed on a national securities exchange;

(b)    listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c)    held of record by not less than 2,000 holders;

(2)    the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3)    the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a)    shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i)    listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii)    approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii)    held of record by not less than 2,000 holders;

(b)    cash in lieu of fractional shares otherwise entitled to be received; or

(c)    any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A.    Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)    (a)    With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b)    With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2)    Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3)    If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B.    If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C.    After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D.    The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E.    Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F.    The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G.    In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B.    Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C.    Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act permits a Texas corporation to indemnify its directors and officers against liability for their acts under certain circumstances.

Article eleven of Cullen/Frost’s restated articles of incorporation provides that to the fullest extent not prohibited by law, a director of Cullen/Frost shall not be liable to Cullen/Frost or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for: (1) a breach of the director’s duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (4) an act or omission for which the liability of the director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend.

Article V of Cullen/Frost’s by-laws as amended, provides that Cullen/Frost shall indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Cullen/Frost or is or was serving at the request of Cullen/Frost as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Reasonable expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by Cullen/Frost in advance of the final disposition of such action, suit or proceeding upon receipt of (1) a written affirmation by the director, officer, employee or agent who may be entitled to such indemnification of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the applicable statute and (2) a written undertaking by or on behalf of the director, officer, employee or agent who may be entitled to such indemnification to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Cullen/Frost. Cullen/Frost’s obligation to indemnify and to prepay expenses shall arise, and all rights granted to directors, officers, employees or agents shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or conduct to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.

Cullen/Frost maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
(2)(a)	Agreement and Plan of Merger, dated as of April 19, 2005 between Cullen/Frost and Horizon, (included as Appendix A to the proxy statement-prospectus contained in this Registration Statement).

(2)(b)	Form of Voting Agreement, between Cullen/Frost and certain Horizon shareholders (included as Appendix A, Annex 1 to the proxy statement-prospectus contained in this Registration Statement).

(3)(a)	Cullen/Frost’s Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Cullen/Frost’s Form l0-K405 filed on March 28, 2001).

Exhibit	Description
(3)(b)	Cullen/Frost’s By-Laws, as amended (incorporated by reference to Exhibit 3.2 to Cullen/Frost’s Form l0-K405A filed on April 29, 1996).

(4)(a)	Cullen/Frost’s Shareholder Protection Rights Agreement (incorporated by reference to Exhibit (4) to Cullen/Frost’s Current Report on Form 8-K dated January 26, 1999).

(5)	Opinion and consent of Stan McCormick as to the validity of the securities being registered (filed herewith).

(8)(a)	Opinion and consent of Sullivan & Cromwell LLP regarding the federal income tax consequences of the merger (to be filed by amendment).

(8)(b)	Opinion and consent of Jenkens & Gilchrist, P.C. regarding the federal income tax consequences of the merger (to be filed by amendment).

(23)(a)	Consent of Ernst & Young LLP (filed herewith).

(23)(b)	Consent of Sullivan & Cromwell LLP (included in Exhibit (8)(a) hereto).

(23)(c)	Consent of Jenkens & Gilchrist, P.C. (included in Exhibit (8)(b) hereto).

(24)	Power of Attorney (filed herewith).

(99)(a)	Consent of Hovde Financial LLC (filed herewith).

(99)(b)	Forms of Proxy to be used by Horizon (filed herewith).

(99)(c)	Form of Election and instructions for completing Form of Election (to be filed by amendment).

(99)(d)	Form of Notice of Guaranteed Delivery (to be filed by amendment).

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of San Antonio, State of Texas, on July 6, 2005.

CULLEN/FROST BANKERS, INC.

By:	/S/ PHILLIP D. GREEN
Phillip D. Green Group Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY

/s/ T.C. FROST* T.C. Frost	Senior Chairman of the Board and Director

/s/ RICHARD W. EVANS, JR.* Richard W. Evans, Jr.	Chairman of the Board and Director (Principal Executive Officer)

/s/ PHILLIP D. GREEN Phillip D. Green	Group Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ R. DENNY ALEXANDER* R. Denny Alexander	Director

/s/ CARLOS ALVAREZ* Carlos Alvarez	Director

/s/ ISAAC ARNOLD, JR.* Isaac Arnold, Jr.	Director

/s/ ROYCE S. CALDWELL Royce S. Caldwell	Director

/s/ HARRY H. CULLEN* Harry H. Cullen	Director

/s/ RUBEN M. ESCOBEDO* Ruben M. Escobedo	Director

/s/ PATRICK B. FROST* Patrick B. Frost	Director and President of The Frost National Bank

/s/ PRESTON M. GEREN III* Preston M. Geren III	Director

SIGNATURE	CAPACITY

/s/ JAMES L. HAYNE* James L. Hayne	Director

/s/ KAREN E. JENNINGS* Karen E. Jennings	Director

/s/ RICHARD M. KLEBERG, III* Richard M. Kleberg, III	Director

/s/ ROBERT S. MCCLANE* Robert S. McClane	Director

/s/ IDA CLEMENT STEEN* Ida Clement Steen	Director

/s/ HORACE WILKINS, JR.* Horace Wilkins, Jr.	Director

/s/ MARY BETH WILLIAMSON* Mary Beth Williamson	Director

*By	/s/ PHILLIP D. GREEN Phillip D. Green Attorney-in-Fact	Group Executive Vice President and Chief Financial Officer

Date: July 6, 2005

EXHIBIT INDEX

Exhibit	Description
(2)(a)	Agreement and Plan of Merger, dated as of April 19, 2005 between Cullen/Frost and Horizon, (included as Appendix A to the proxy statement-prospectus contained in this Registration Statement).

(2)(b)	Form of Voting Agreement, between Cullen/Frost and certain Horizon shareholders (included as Appendix A, Annex 1 to the proxy statement-prospectus contained in this Registration Statement).

(3)(a)	Cullen/Frost’s Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Cullen/Frost’s Form l0-K405 filed on March 28, 2001).

(3)(b)	Cullen/Frost’s By-Laws, as amended (incorporated by reference to Exhibit 3.2 to Cullen/Frost’s Form l0-K405A filed on April 29, 1996).

(4)(a)	Cullen/Frost’s Shareholder Protection Rights Agreement (incorporated by reference to Exhibit (4) to Cullen/Frost’s Current Report on Form 8-K dated January 26, 1999).

(5)	Opinion and consent of Stan McCormick as to the validity of the securities being registered (filed herewith).

(8)(a)	Opinion and consent of Sullivan & Cromwell LLP regarding the federal income tax consequences of the merger (to be filed by amendment).

(8)(b)	Opinion and consent of Jenkens & Gilchrist, P.C. regarding the federal income tax consequences of the merger (to be filed by amendment).

(23)(a)	Consent of Ernst & Young LLP (filed herewith).

(23)(b)	Consent of Sullivan & Cromwell LLP (included in Exhibit (8)(a) hereto).

(23)(c)	Consent of Jenkens & Gilchrist, P.C. (included in Exhibit (8)(b) hereto).

(24)	Power of Attorney (filed herewith).

(99)(a)	Consent of Hovde Financial LLC (filed herewith).

(99)(b)	Forms of Proxy to be used by Horizon (filed herewith).

(99)(c)	Form of Election and instructions for completing Form of Election (to be filed by amendment).

(99)(d)	Form of Notice of Guaranteed Delivery (to be filed by amendment).